UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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HFF, Inc.

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HFF, INC.

ONE OXFORD CENTRE

301 GRANT STREET, SUITE 1100

PITTSBURGH, PENNSYLVANIA 15219

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 26, 2016

Time:	8:00 a.m. Central Daylight Time

Place:	One Victory Park
2323 Victory Avenue
5th Floor
Dallas, Texas 75219

Purpose:

1.	To elect two Class I directors to the Company’s Board of Directors, each for a term of three years until their respective successors have been elected and qualified.

2.	To hold a non-binding advisory vote to approve the compensation of the Company’s named executive officers.

3.	To approve the HFF, Inc. 2016 Equity Incentive Plan.

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent, registered certified public accountants.

5.	To transact any other business that may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope.

You are entitled to vote if you were a stockholder at the close of business on April 15, 2016.

By Order of the Board of Directors,

Nancy O. Goodson	Pittsburgh, Pennsylvania
Chief Operating Officer and Secretary	April 29, 2016

Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted only upon proof of ownership.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 26, 2016: The Proxy Statement and Proxy Card relating to the Annual Meeting of Stockholders and Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=205281&p=proxy.

HFF, INC. ONE OXFORD CENTRE 301 GRANT STREET, SUITE 1100 PITTSBURGH, PENNSYLVANIA 15219

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about May 5, 2016, to owners of shares of HFF, Inc. (“we,” “us” or the “Company”) Class A common stock in connection with the solicitation of proxies by the Board of Directors for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all common stockholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. The Annual Meeting will be held on May 26, 2016, at 8:00 a.m., Central Daylight Time, at One Victory Park, 2323 Victory Avenue, 5th Floor, Dallas, Texas 75219. For directions to our Annual Meeting in order to vote in person, you may call our Investor Relations department at (713) 852-3500. Our principal executive offices are located at One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219. Our telephone number is (412) 281-8714.

TAX FEES	65
ALL OTHER FEES	65
AUDIT COMMITTEE PRE-APPROVAL POLICY	65
HOUSEHOLDING	66
OTHER BUSINESS	66
ANNEX A	A-1
ANNEX B	B-1

SPECIAL NOTE REGARDING THE REGISTRANT

In connection with our initial public offering, we effected a reorganization of our business into a holding company holding the partnership interests in Holliday Fenoglio Fowler, L.P. and HFF Securities L.P. (together, the “Operating Partnerships”), held through the wholly owned subsidiary HFF Partnership Holdings, LLC, a Delaware limited liability company and all of the outstanding shares of Holliday GP Corp. (“Holliday GP”), the sole general partner of each of the Operating Partnerships. The transactions that occurred in connection with the initial public offering and reorganization are referred to as the “Reorganization Transactions.”

Unless the context otherwise requires, references to (1) “HFF Holdings” refer solely to HFF Holdings LLC, a Delaware limited liability company that was previously the holding company for our consolidated subsidiaries, and not to any of its subsidiaries, (2) “HFF LP” refer to Holliday Fenoglio Fowler, L.P., a Texas limited partnership, (3) “HFF Securities” refer to HFF Securities L.P., a Delaware limited partnership and registered broker-dealer, (4) “Holliday GP” refer to Holliday GP Corp., a Delaware corporation and the general partner of HFF LP and HFF Securities, (5) “HoldCo LLC” refer to HFF Partnership Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of HFF, Inc. and (6) “Holdings Sub” refer to HFF LP Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of HFF Holdings. Our business operations are conducted by HFF LP and HFF Securities, which are sometimes referred to in this Proxy Statement as the “Operating Partnerships.” Also, except where specifically noted, references in this Proxy Statement to “the Company,” “we” or “us” mean HFF, Inc., a Delaware corporation and its consolidated subsidiaries after giving effect to the Reorganization Transactions.

Our internet website is www.hfflp.com. The information on our internet website is not incorporated by reference in this Proxy Statement and is not part of the proxy soliciting materials.

2016 Proxy Statement Executive Summary

This Executive Summary highlights information contained elsewhere in this Proxy Statement. This Executive Summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Date:	May 26, 2016

• Time:	8:00 a.m. Central Daylight Time

• Place:	One Victory Park, 2323 Victory Avenue, 5th Floor, Dallas, Texas 75219

• Record date:	April 15, 2015

• Voting:	Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders at the Annual Meeting.

• Admission:	Only stockholders of record on the record date and certain other permitted attendees may attend the Annual Meeting. If you plan to attend the Annual Meeting in person, we ask that you please bring with you valid, government-issued photo identification.

Meeting Agenda and Voting Recommendations

	Board Voting Recommendation	Page Reference (for more detail)
Election of Class I directors for a three-year term	For each director nominee	12
Non-binding advisory vote to approve the compensation of the Company’s named executive officers	For	17

Approval of the HFF, Inc. 2016 Equity Incentive Plan	For	18

Ratification of Ernst & Young LLP as our independent public accounting firm for the 2016 fiscal year	For	30

Board Nominees

Name	Age	Principal Occupation	Year Became Director
Deborah H. McAneny (a)(c)	57	Member of the boards of directors of RREEF Property Trust, Inc., RREEF America REIT II, THL Credit, Inc.; member of the board of advisors of Benchmark Senior Living, LLC; member of the board of trustees of The Rivers School.	2007

Steven E. Wheeler (b)(c)	69	President, Wheeler & Co., LLC, and member of the board of directors of Anika Therapeutics, Inc. and Bariston Partners, LLC.	2010

(a)  Member of the Audit Committee

(b)  Member of the Compensation Committee

(c)  Member of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee and the Board have determined that each nominee for director possesses the experience and skills necessary to oversee the management of the Company in the interest of the Company and its stockholders, and meets the requirements set forth in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter. In addition, the Nominating and Corporate Governance Committee and the Board have determined that each nominee for director has a number of characteristics that qualify him or her to serve as a director, including professional background and experience, intangible attributes and exemplary Board attendance and participation. The Nominating and Corporate Governance Committee and the Board have also determined that each director has additional qualifications based on his or her positions and achievements, as described on pages 13-16.

Executive Compensation Advisory Vote (“Say-on-Pay” Vote)

We are asking our stockholders to cast an advisory vote to approve our named executive officer compensation for 2016. The Board recommends a FOR vote because it believes our compensation policies and practices effectively link pay and performance. See the Compensation Discussion and Analysis (“CD&A”) section beginning on page 33 for a discussion of important matters relating to our compensation practices and programs for our named executive officers. See page 17 for the advisory resolution to approve executive compensation.

HFF, Inc. 2016 Equity Incentive Plan

We are asking our stockholders to approve the HFF, Inc. 2016 Equity Incentive Plan (the “2016 Equity Plan”). The Board recommends a FOR vote because it believes that the 2016 Equity Plan offers employees, consultants and non-employee directors a greater stake in our success, aligning their interests with the interests of our stockholders and encouraging them to own shares of the Company. The 2016 Equity Plan also enables the Company to grant awards that are treated as “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If approved, it is proposed that the 2016 Equity Plan would replace the HFF, Inc. 2006 Omnibus Incentive Compensation Plan (the “2006 Plan”). See page 18 for the proposal to approve the 2016 Equity Plan, and see Annex B on page B-1 for the 2016 Equity Plan.

Ratification of Ernst & Young LLP

We are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year. Information concerning Ernst & Young LLP, including a summary of the fees earned by Ernst & Young LLP for services provided to us for 2015 and 2014, is set forth on page 65. See page 30 for the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accountants for the 2016 fiscal year.

2015 Business Highlights

In 2015, we saw increases in revenue, production volumes, operating income and net income from their 2014 levels. Listed below are certain of our business highlights for the 2015 fiscal year:

•

Record full year revenues of $502.0 million for the year ended December 31, 2015, an increase of $76.1 million, or approximately 15.2%, compared to revenues of $425.9 million during the same period in 2014.

•	Net income for the year ended December 31, 2015 of $84.0 million, an increase of approximately $22.7 million, or 37.0%, compared with $61.3 million for the year ended December 31, 2014.

•

Adjusted EBITDA for the year ended December 31, 2015 was $141.3 million, which represents an increase of $31.2 million, or 28.1%, as compared to $110.1 million for the year ended December 31, 2014. Adjusted EBITDA is a non-GAAP measure. A reconciliation of net income attributable to controlling interest to Adjusted EBITDA, as well as a definition of Adjusted EBITDA, is included in Annex A to this Proxy Statement.

•

Overall production volumes for the year ended December 31, 2015 totaled approximately $76.2 billion on 2,198 transactions, representing a 17.3% increase in production volume and a 20.2% increase in the number of transactions when compared to the production volumes of approximately $65.0 billion on 1,828 transactions for the comparable period in 2014.

2015 Compensation Determinations

The Company’s executive compensation program is structured to provide incentives to achieve Company financial objectives, provide long-term incentives for the executive officers and set compensation levels sufficiently competitive to retain and attract high-quality executives and to motivate them to contribute to the Company’s success. The payouts under the Company’s fiscal year 2015 compensation program reflect the Company’s solid performance.

2015 Compensation

The 2015 compensation of our named executive officers is set forth in the Summary Compensation Table beginning on page 45. The CD&A contains important information concerning our 2015 executive compensation program.

VOTING PROCEDURES

Your vote is very important.    Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Stockholders may vote by means of completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) giving written notice to the Secretary of the Company, (b) submitting a proxy bearing a later date or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors.

Who can vote?    Stockholders of record as of the close of business on April 15, 2016 are entitled to vote. On that day, 38,080,547 shares of Class A common stock were outstanding and eligible to vote. Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders at the Annual Meeting. A list of stockholders eligible to vote will be available at the headquarters of HFF, Inc. located at One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219, beginning May 16, 2016. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board of Directors recommend I vote?    The Board of Directors recommends a vote “FOR” each Board of Directors nominee (Item 1), “FOR” the approval of the executive compensation resolution (Item 2), “FOR” the approval of the HFF, Inc. 2016 Equity Incentive Plan (Item 3) and “FOR” the ratification of the Board of Directors’ appointment of Ernst & Young LLP as the independent, registered certified public accountants of the Company for the upcoming year (Item 4).

What shares are included in the proxy card?    The proxy card represents all the shares of common stock registered to your account.

How do I vote by proxy?    Stockholders may vote by proxy by returning the proxy card through the mail. To vote, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote and return the proxy card in the postage-paid envelope provided.

How are votes counted?    The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached.

Director elections (Item 1 on the proxy card) are determined by a majority vote in uncontested elections, meaning the votes validly cast for such nominee’s election exceeds the votes validly cast against such nominee’s election in such election, and abstentions and broker non-votes will not be counted as a vote cast either for or as withheld in such director’s election. Approval of the HFF, Inc. 2016 Equity Incentive Plan and ratification of the appointment of our independent, registered public accounting firm (Items 3 and 4 on the proxy card) requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon.

The affirmative vote of a majority of the eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon will constitute the stockholders’ non-binding approval with respect to the compensation of the Company’s named executive officers (Item 2 on the proxy card). Because the advisory vote on the compensation of the Company’s named executive officers is an advisory vote, the vote is not binding on the Company. However, the Board of Directors and the Compensation Committee of the Board of Directors value the opinions expressed by the stockholders in their vote on this Item and therefore will take such vote into consideration when evaluating the compensation of the Company’s named executive officers.

When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine by the New York Stock Exchange, such as the ratification of the appointment of independent, registered certified public accountants. On non-routine matters, such as the election of directors and the advisory vote on the compensation of the Company’s named executive officers, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Abstentions are counted in tabulations of the votes cast by stockholders on the proposals and will have the effect of a negative vote.

If no specific instructions are given by the stockholder of record, proxies which are signed and returned will be voted “FOR” the election of the Director nominees set forth in this proxy statement, “FOR” the advisory vote on the compensation of the Company’s named executive officers, “FOR” the HFF, Inc. 2016 Equity Incentive Plan and “FOR” the proposal to ratify Ernst & Young LLP as the Company’s independent, registered certified public accountants.

Who will count the vote?    The Company’s transfer agent, American Stock Transfer & Trust

Company, will tally the vote, which will be certified by an Inspector of Elections.

Who is soliciting this proxy?    Solicitation of proxies is made on behalf of the Board of Directors. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, this Proxy Statement and the accompanying proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation. Proxies may be solicited by mail, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Company’s Class A common stock.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board of Directors and its Committees.    The Board of Directors held seven meetings during 2015. All of the incumbent directors entitled to vote on matters coming before the Board of Directors in the aggregate attended at least 75% of the Board of Directors and assigned committee meetings.

Attendance at the Annual Meeting.    The Company strongly encourages each of its directors to attend its Annual Meeting of Stockholders. In 2015, all of the Company’s current directors attended the Annual Meeting of Stockholders.

Board Self-Assessment.    The Board of Directors conducts a self-assessment annually to consider the skills and experience of the Board as a whole, director independence and Board leadership structure. The self-assessment is an important tool to ensure that the Board of Directors has an appropriate level of expertise and leadership to fulfill its responsibilities.

Director Independence.    The Board of Directors has determined that the following directors are independent under the independence standards promulgated by the New York Stock Exchange (“NYSE”): Deborah H. McAneny, Susan P. McGalla, George L. Miles, Jr., Lenore M. Sullivan, Steven E. Wheeler and Morgan K. O’Brien. In making its determinations regarding director and director nominee independence, the Board of Directors considered, among other things:

•	any material relationships with the Company, its subsidiaries or its management, aside from such director’s or director nominee’s service as a director;

•	transactions between the Company, on the one hand, and the directors and director nominees and their respective affiliates, on the other hand;

•	transactions outside the ordinary course of business between the Company and companies at which some of its directors are or have been executive officers or significant stakeholders, and the amount of any such transactions with these companies; and

•	relationships among the directors and director nominees with respect to common involvement with for-profit and non-profit organizations.

Ms. McAneny’s son is employed by the Company and is not an executive officer. Ms. McAneny’s son’s compensation and other terms of employment are determined on a basis consistent with the Company’s human resources policies. Based on the foregoing, the Board of Directors has determined that this relationship does not preclude a finding of independence for Ms. McAneny.

The independent directors of the Company meet periodically at regularly scheduled executive sessions without the non-independent directors. Ms. McAneny serves as the presiding director of such meetings.

Board Leadership.    Each of Mark D. Gibson, the Company’s Chief Executive Officer, and Joe B. Thornton, Jr., the Company’s President, is a transaction professional of the Operating Partnerships and serves as Vice Chairman of the Board of Directors. Mr. Thornton also serves as Managing Member of the Operating Partnerships. Ms. McAneny serves as lead independent director. The role of lead independent director is to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board of Directors may determine.

The Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having Mr. Gibson and Mr. Thornton serve as Vice Chairmen of the Board of Directors because of the leadership and direction this structure gives the Board of Directors and both the Company’s and the Operating Partnerships’ management. Because Messrs. Gibson and Thornton are heavily involved in the day-to-day operations of the Company and the Operating Partnerships, the Board of Directors

believes that this structure promotes a more clear focus for the execution of the Company’s and the Operating Partnerships’ strategic initiatives and business plans, all of which are approved by the Board of Directors. Moreover, the Board of Directors believes that its other structural features, including a majority of independent directors, regular meetings of the non-management directors in executive session, key committees consisting wholly of independent directors and a lead independent director, provide substantial independent oversight of the Company’s and the Operating Partnerships’ management. However, the Board of Directors recognizes that, depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

Committees of the Board of Directors.    The Board of Directors has established three standing committees.

Audit Committee — The Audit Committee held five meetings in 2015. The Audit Committee is responsible for, among other things, directly appointing, retaining, evaluating, compensating and terminating our independent, registered public accounting firm; discussing with our independent, registered public accounting firm their independence from management; reviewing with our independent, registered public accounting firm the scope and results of their audit; pre-approving all audit and permissible non-audit services to be performed by the independent, registered public accounting firm; overseeing the financial reporting process and discussing with management and our independent, registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission; and reviewing and monitoring our accounting principles, policies and financial and accounting controls. The Board of Directors of the Company has adopted a written charter for the Audit Committee, which is publicly available at www.hfflp.com on the “Investor Relations” page. The members of the Audit Committee are currently George L. Miles, Jr. (chairperson), Deborah H. McAneny, Susan P. McGalla and Morgan K. O’Brien. The Board of Directors has determined that each of the members of the Audit Committee is independent under the listing standards promulgated by the NYSE and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”). The Board of Directors has determined that Mr. Miles qualifies as an Audit Committee “financial expert” as that term is defined by applicable securities laws and Securities and Exchange Commission regulations and has designated him as the Audit Committee’s financial expert.

Compensation Committee — The Compensation Committee held four meetings in 2015. The Compensation Committee is responsible for, among other things, reviewing and recommending director compensation policies to the Board of Directors; making recommendations, at least annually, to the Board of Directors regarding our policies relating to the amounts and terms of all compensation of our executive officers; and administering and discharging the authority of the Board of Directors with respect to our equity plans. For further information regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, refer to the discussion under the heading “Compensation Discussion and Analysis” in this Proxy Statement. A copy of the Compensation Committee’s written charter is publicly available at www.hfflp.com on the “Investor Relations” page. The members of the Compensation Committee are currently Lenore M. Sullivan (chairperson), George L. Miles, Jr., Steven E. Wheeler and Morgan K. O’Brien. The Board of Directors has determined that each of the members of the Compensation Committee is independent under the listing standards of the NYSE, and each member is an “outside director” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Code.

Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee held five meetings in 2015. The Nominating and Corporate Governance Committee is responsible for, among other things, selecting potential candidates to be nominated for election to the Board of Directors; recommending potential candidates for election to the Board of Directors; reviewing corporate governance matters; reviewing the Board of Directors’ annual self-assessment; and making recommendations to the Board of Directors concerning the structure and membership of other Board of Directors committees. While the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee and the Board of Directors

believe it is essential that the Board of Directors is able to draw on a wide variety of backgrounds and professional experiences among its members. The Nominating and Corporate Governance Committee desires to maintain the Board of Directors’ diversity through the consideration of factors such as gender, education, skills and relevant professional and industry experience. The Nominating and Corporate Governance Committee does not intend to nominate representational directors but instead considers each candidate’s credentials in the context of these standards and the characteristics of the Board of Directors in its entirety. A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available at www.hfflp.com on the “Investor Relations” page. The members of the Nominating and Corporate Governance Committee are currently Deborah H. McAneny (chairperson), Susan P. McGalla, Lenore M. Sullivan and Steven E. Wheeler. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the listing standards of the NYSE.

Director Emeritus.    John P. Fowler, who served prior to May 2012 as a Class III director and a Vice Chairman of the Board of Directors, currently serves as Director Emeritus so that the Board of Directors can continue to benefit from his judgment and experience. Mr. Fowler is invited to attend meetings of the Board of Directors and to participate in the discussion of matters that come before the Board of Directors, but does not vote on such matters. Mr. Fowler does not receive any compensation for his service as Director Emeritus. Mr. Fowler also continues to serve the Company as an executive managing director of HFF LP.

Resignation of Class I Director.    John H. Pelusi, Jr. resigned from the Board of Directors effective as of April 1, 2014, leaving a vacancy on the Board of Directors. Unless or until this vacancy is filled, the Board of Directors will consist of eight directors.

Stockholder Communications.    Stockholders and other parties interested in communicating directly with any of the individuals who are directors of the Company or the Board of Directors as a group may do so by writing to Investor Relations, HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219. The Company’s policy is to deliver such communications directly to the Board of Directors.

Code of Conduct and Ethics and Corporate Governance Guidelines.    The Board of Directors is committed to ethical business practices and has adopted a Code of Conduct and Ethics. This Code applies to all of the Company’s employees and directors and includes the code of ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller within the meaning of the Securities and Exchange Commission regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. The Company’s Code of Conduct and Ethics, as well as the Company’s Corporate Governance Guidelines, is posted on the Company’s website at http://www.hfflp.com on the “Investor Relations” page.

Majority Voting Standard and Director Resignation Policy.    In 2015, the Board of Directors adopted a policy regarding the election of directors in uncontested director elections. The policy (the “Director Resignation Policy”) imposes an updated voting standard for uncontested director elections from a plurality standard to a majority standard. The majority voting standard raises the standard for election to the Board of Directors by requiring affirmative votes from a majority of the votes cast in an uncontested election. In connection with the majority voting standard, the Director Resignation Policy requires candidates for the Board of Directors to tender, promptly following the annual meeting at which they receive a greater number of votes “withheld” from his or her election than votes “for” such election, to submit an irrevocable resignations that will be effective upon acceptance by the Board of Directors. The Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, will evaluate any tendered resignation in the best interests of the Company and its stockholders. If such resignation is rejected, the Board will publicly disclose its decision, together with the rationale supporting its decision, in an appropriate filing with the Securities and Exchange Commission within 90 days after certification of the election results. Under the Director Resignation Policy, in a contested election, the plurality voting standard would still apply. An election of directors will be considered “uncontested” if, as of the record date for the applicable meeting of stockholders, the number of director nominees is equal to or less than the number of directors to be elected. All other elections of directors will be considered “contested.”

Risk Oversight.    The Company faces a number of risks, including market risks, credit risk, liquidity risk, reputational risk, operational risk and risks from adverse fluctuations in interest rates and inflation and/or deflation. Management is responsible for the day-to-day management of risks faced by the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board of Directors periodically consults with management regarding the Company’s risks. In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk.

Director Compensation.    Our policy is not to pay director compensation to directors who are also our employees. In 2015, each outside director was paid a base annual retainer of $55,000, and the lead independent director, Ms. McAneny, was paid an additional annual retainer of $15,000. In 2015, the chair of the Audit Committee received an additional annual retainer of $15,000, the chair of the Compensation Committee received an additional annual retainer of $15,000 and the chair of the Nominating and Corporate Governance Committee received an additional annual retainer of $7,500.

Outside directors also receive an annual grant of restricted stock units based on the market value of the Company’s Class A common stock. In 2013, the Board of Directors, on the recommendation of the Compensation Committee, changed the amount and timing of such equity grants, effective at the 2014 Annual Meeting of Stockholders, such that (i) the annual equity grant to independent directors will be increased from $40,000 in restricted stock units to $65,000 in restricted stock units and (ii) the grant of restricted stock units with a market value of $30,000 upon reelection to the Board of Directors was eliminated. These changes to the director compensation policy will be phased in for certain directors who previously received multi-year awards covering years beginning after the 2014 Annual Meeting of Stockholders.

In 2013, the Board of Directors, on the recommendation of the Compensation Committee,

also approved stock ownership guidelines for non-employee directors of the Company under which each non-employee director of the Company will become subject to continuing ownership requirements of the Company’s Class A common stock equal to three times the annual cash retainer received by such director, to be achieved within a five-year timeframe.

We reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our Board of Directors or committees and $2,500 for continuing director education. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites. In addition to the payments described above, we allow voluntary deferral by our directors of up to 100% of the cash retainer, committee fees and equity awards to a future date elected by the director. The deferred retainer and fees are deemed invested in an investment fund based upon our Class A common stock or another investment vehicle such as an interest-bearing cash account.

Certain Relationships and Related Transactions.    We have a policy that the Board of Directors or a committee designated by the Board of Directors review any transaction in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related party has a direct or indirect material interest in the transaction. Upon determining that a related party has a direct or indirect material interest in the transaction, the Board of Directors, or a committee designated by the Board of Directors, then must approve or ratify any such related party transaction. In determining whether to approve or ratify a related party transaction, the Board of Directors, or a committee designated by the Board of Directors, will take into account whether the transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction, as well as any other factors the Board of Directors, or a committee designated by the Board of Directors, deems appropriate. This policy has been stated orally and is complimented by the written conflict of interest policy in our Code of Conduct and Ethics. From time to time, the Company may have employees who are related to our executive officers or directors. As noted in the discussion above in “Director Independence,” Ms. McAneny’s son is employed by the Company. He is an analyst in the Company’s Boston office and is not an executive officer of the Company. Since the beginning of the last fiscal year, he received compensation in excess of $120,000. The compensation and other terms of employment of Ms. McAneny’s son are determined on a basis consistent with the Company’s human resources policies.

Compensation Committee Interlocks and Insider Participation.    During 2015, no member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Furthermore, no member of the Compensation Committee had a relationship that requires disclosure under Item 407(e)(4) of Regulation S-K.

Submission of Director Nominations.    The Nominating and Corporate Governance Committee will consider director nominees submitted by stockholders to the Board of Directors in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws. Those procedures require a stockholder to deliver notice to the Company’s Secretary or Assistant Secretary at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, except that in the case where the size of the Board of Directors is increased without public announcement at least 80 days prior to the first anniversary of the preceding year’s annual meeting, such notice shall be considered timely if made no later than the close of business on the tenth day following the public announcement of such by the Company (provided that if no public announcement is made at least 10 days before the meeting, such notice is not required). Such notice must be in writing and must include (i) the name and address of the nominating stockholder, as they appear on the Company’s books, (ii) the class and number of shares of the Company’s stock which are owned beneficially and of record by the nominating stockholder, (iii) certain representations, (iv) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (iv) any information regarding the nominee that is required under Regulation 14A of the Exchange Act to be included in a proxy statement relating to the election of directors. Finally, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting at which the voting takes place with respect to such stockholder’s nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company. Candidates for the Board of Directors are evaluated through a process that may include background and reference checks, personal interviews with members of the Nominating and Corporate Governance Committee and a review of the candidate’s qualifications and other relevant characteristics. Candidates recommended by the stockholders of the Company are evaluated on the same basis as other candidates (other than directors standing for re-election) recommended by the Company’s directors, officers, third party search firms or other sources. However, through its own resources, the Nominating and Corporate Governance Committee expects to be able to identify an ample number of qualified candidates.

ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)

The Company’s directors are divided into three classes. The members of each class serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws allow the Board of Directors to set the number of directors on the Board of Directors. The Board of Directors currently consists of eight directors. Under Delaware law and the Company’s Amended and Restated Bylaws, the Company may increase the number of directors during the year and appoint additional directors to fill vacancies so created if it chooses to do so.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the Class I directors will expire at the Annual Meeting. The other directors will remain in office for the remainder of their respective terms, as indicated below.

Director candidates are nominated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has recommended the two nominees below, each of whom is currently a Class I director of the Company. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth on page 11 under the heading “Corporate Governance — Submission of Director Nominations” in this Proxy Statement.

The persons named on the accompanying form of proxy will vote the shares “FOR” the nominees, unless you instruct otherwise. Each nominee has consented to stand for election and the Board of Directors does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board of Directors.

The Board of Directors believes that each of the directors and nominees for director listed below has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board of Directors. In addition, each of the directors and nominees for director has exhibited during his prior service as a director the ability to operate cohesively with the other members of the Board of Directors and to challenge and question management in a constructive way. Moreover, the Board of Directors believes that each director and nominee for director brings a strong and unique background and skill set to the Board of Directors, giving the Board of Directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management and commercial real estate industry experience.

Set forth below is information regarding each nominee for Class I director, as well as each Class II and Class III director (each of whose term will continue after the Annual Meeting), including their ages, years of service as directors, business experience and service on other boards of directors during at least the last five years, as well as certain specific experiences, qualifications and skills that led to the Board of Directors’ conclusion that each of the directors and nominees for director listed below should continue to serve as a director.

NOMINEES FOR CLASS I DIRECTORS

Deborah H. McAneny.  Ms. McAneny became a director of HFF, Inc. in January 2007. Ms. McAneny previously served as the chief operating officer of Benchmark Assisted Living, LLC from 2007 to 2009. Prior to this, Ms. McAneny was employed at John Hancock Financial Services for 20 years, including as executive vice president for Structured and Alternative Investments and a member of its policy committee from 2002 to 2004, as senior vice president for John Hancock’s Real Estate Investment Group from 2000 to 2002 and as a vice president of the Real Estate Investment Group from 1997 to 2000. Ms. McAneny is currently a member of the board of directors of RREEF Property Trust, Inc.; board of directors of RREEF America REIT II; board of directors of THL Credit, Inc.; board of advisors of Benchmark Senior Living, LLC; and board of trustees of The Rivers School, and was formerly a member of the board of directors of KKR Financial Holdings, LLC, trustee of the University of Vermont and president of the Commercial Mortgage Securities Association. She received a B.S. from the University of Vermont. Ms. McAneny holds a Masters Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Ms. McAneny brings to the Board of Directors valuable experience in the real estate investment sector. In addition, the Board expects to utilize Ms. McAneny’s governance experience through her service as lead independent director and draws on Ms. McAneny’s financial knowledge through her service on the Audit Committee. Age: 57

Steven E. Wheeler.  Mr. Wheeler became a director of HFF, Inc. in March 2010. He has been the president of Wheeler & Co., LLC, a private investment firm, since 1997. He is currently a director of Anika Therapeutics, Inc., a publicly held medical device company; and Bariston Partners, LLC, a private equity investment firm. Between 1997 and 2011, he was a principal of Hall Properties, Inc., a real estate investment and consulting firm. Between 1993 and February 1996, he was managing director and a director of Copley Real Estate Advisors and president, chief executive officer and a director of Copley Properties, Inc., a publicly traded real estate investment trust. He was the chairman and chief executive officer of Hancock Realty Investors, which managed an equity real estate portfolio, from 1991 to February 1993. Prior to this position, he was an executive vice president of Bank of New England Corporation from 1990 to 1991. Mr. Wheeler received a B.S. in Engineering Science from the University of Virginia, an M.S. in Nuclear Engineering from the University of Michigan and an M.B.A. from the Harvard Business School. Through his past and present experience on the boards of directors of various other companies, both public and private, Mr. Wheeler has developed strong leadership skills and valuable experience in corporate governance, which he utilizes in his roles on the Company’s Compensation and Nominating and Corporate Governance Committees. In addition, his prior experience in executive positions at real estate investment companies gives him insight into the issues faced by the Company and the markets in which it operates. Age: 69

The Board of Directors recommends a vote “FOR” each of the nominees listed above.

INCUMBENT CLASS II DIRECTORS — TO CONTINUE IN OFFICE FOR

TERMS EXPIRING IN 2017

Mark D. Gibson.  Mr. Gibson became a director and Vice Chairman of HFF, Inc. in November 2006 and effective April 1, 2014, he became the Chief Executive Officer of HFF, Inc. Mr. Gibson is one of our founding partners having joined our predecessor firm, Holliday Fenoglio & Company, in 1984. Mr. Gibson has held the position of executive managing director of HFF LP since 2003, served as a member of either HFF LP’s executive and/or operating committee, when each was the governing committee, from 1993 to 2010 and also served as co-head of the Company’s Dallas office during that time period. Mr. Gibson has served as a member of HFF LP’s executive committee since 2010 and he has also been a member of the operating committee of HFF Holdings since 2003. Mr. Gibson is a trustee for the Urban Land Institute (ULI), a member of ULI’s Executive Committee and a member of ULI’s IOPC Gold Council; member of the Association of Foreign Investors in Real Estate (AFIRE); former chairman of the University of Texas Real Estate Finance and Investment Center and member of its Executive Committee; member of the board of visitors at UT Southwestern University Hospitals and Clinics; member of the McCombs School of Business Advisory Council at The University of Texas at Austin; advisory board member of Baylor Health Care System Foundation; Trustee and Member of the International Council of Shopping Centers (ICSC); and a member of World Presidents’ Organization and World Affairs Council. Mr. Gibson graduated in 1981 from the University of Texas at Austin with a B.B.A. in Finance. Mr. Gibson’s history with the Company allows him to bring to the board of directors a deep knowledge of the Company’s and the Operating Partnerships’ development and operations. In addition, Mr. Gibson’s experience with various real estate industry professional associations and role within the Operating Partnerships provides the board with valuable insight into the issues and market developments facing the real estate industry as a whole. Age: 57

George L. Miles, Jr.  Mr. Miles became a director of HFF, Inc. in January 2007. Mr. Miles is the Chairman Emeritus of the Chester Group, a leading water/waste water, facility design build, scientific research and management company. Mr. Miles served as president and chief executive officer of WQED Multimedia, the public broadcaster in southwestern Pennsylvania, until his retirement in 2010. He joined WQED in 1994 after serving ten years as executive vice president and chief operating officer of WNET/Thirteen in New York. Prior to that, he held executive positions at KDKA, Pittsburgh; WPCQ, Charlotte; the Westinghouse Television Group; and WBZ-TV, Boston. Earlier in Mr. Miles’ career he was a contract auditor at the U.S. Department of Defense and a manager at Touche Ross & Co. He serves on the board of directors of American International Group, Inc. (AIG); EQT Corporation; Harley Davidson, Inc.; Chester Group; the University of Pittsburgh (Trustee Emeritus); Mt. Ararat Community Center and Ringling College of Art & Design. He is the former Chairman of the Association for America’s Public Television Stations and the Urban League of Pittsburgh, Inc. He earned his B.A. degree from Seton Hall University and his M.B.A. from Fairleigh Dickinson University. Through Mr. Miles’ extensive executive and directorship experience, he brings to the Board of Directors strong financial and leadership expertise, which he implements, in part, in his roles as Chairman of the Company’s Audit Committee and a member of the Compensation Committee. Age: 74

Joe B. Thornton, Jr.  Mr. Thornton became a director and a Vice Chairman of HFF, Inc. in November 2006 and effective April 1, 2014, he assumed the role of President of HFF, Inc. and Managing Member of HFF LP and HFF Securities, the Operating Partnerships. He is also currently an executive managing director of HFF LP. Mr. Thornton has served as a member of either HFF LP’s executive and/or operating committee, when each was the governing committee, from 2003 to the present. Mr. Thornton also served as co-head of the Company’s Dallas office from 2003 to 2010. He has been a member of the operating committee of HFF Holdings since 2003. Mr. Thornton joined HFF LP’s predecessor firm, Holliday Fenoglio, Inc., in March 1992. He has held several senior positions with the firm, including board member and principal. Prior to his employment with us, he was a senior vice president of The Joyner Mortgage Company, Inc., where he was responsible for the origination of commercial mortgage and equity transactions, and a senior accountant with the Audit Division of Peat Marwick Mitchell & Co. Mr. Thornton is a licensed Real Estate Salesman in the State of Texas. Mr. Thornton serves as a member of the Commercial Real Estate/Multifamily Finance Board of Governors and is an Executive Council Member and member of the Leadership Committee of UT Real Estate Finance & Investment Center. Mr. Thornton graduated from the University of Texas at Austin with a B.B.A. in Accounting in 1982. Mr. Thornton brings to the Board of Directors his extensive experience with the Company, which gives him an in-depth knowledge of the Company, its history and its businesses. Mr. Thornton’s role within the Operating Partnerships also provides the Board of Directors with a broad awareness of the commercial real estate markets. Age: 55

INCUMBENT CLASS III DIRECTORS — TO CONTINUE IN OFFICE FOR

TERMS EXPIRING IN 2018

Susan P. McGalla.  Ms. McGalla became a director of HFF, Inc. in October 2009. Ms. McGalla is currently the Director of Strategic Planning and Growth for the Pittsburgh Steelers Football Club. Prior to assuming that role, she founded P3 Executive Consulting, LLC. P3 offers comprehensive consulting services to clients within and outside of the specialty retail industry. The services are inclusive of branding, marketing, product merchandising and omni-channel execution to strategy, talent management and operational P&L efficiencies. From January 2011, to July 2012, Ms. McGalla was chief executive officer of The Wet Seal, Inc. Ms. McGalla was brought in to that position to reinvent and grow two brands, Wet Seal and Arden B. From 2009 to 2011, Ms. McGalla worked as a consultant within the specialty retail landscape. Prior to that role, Ms. McGalla was the President and Chief Merchandising Officer at American Eagle Outfitters, Inc. (“AEO”) from March 2003 to January 2009. In that role, she had a $3 billion responsibility for the performance, business development and all creative aspects of the AE Brand, aerie, Marin and Osa, and 77kids. With over 14 years total in various leadership roles within AEO, Ms. McGalla contributed to industry revenue and profit growth, growing revenues from $340 million to over $3 billion. She was responsible for portfolio expansion from one brand to four brands, and in 2008, revenues of $3 billion, net income of $400 million with over 1,000 stores and 28,000 employees. Prior to AEO, Ms. McGalla held merchandising management positions at Joseph Horne Company from June 1986 to June 1994. Ms. McGalla presently serves on the Board of Directors of the Magee Research Institute, the council for the University of Pittsburgh Cancer Institute and was formerly on the executive committee and board of directors for the Allegheny Conference on Community Development. Ms. McGalla earned her B.A. from Mount Union College. Ms. McGalla’s executive positions provide her with both leadership skills and comprehensive experience in accounting, finance and corporate governance matters, which she utilizes both in her roles as director and on the Company’s Audit and Nominating and Corporate Governance Committees. Age: 51

Lenore M. Sullivan.  Ms. Sullivan became a director on the Board of Directors of HFF, Inc. in January 2007. Ms. Sullivan currently serves as a director of Deltic Timber Corporation and of RREEF America REIT II. From 2007 to 2009, Ms. Sullivan was a partner with Perella Weinberg Partners, serving as portfolio manager for the firm’s Agility Real Return Assets Fund. Ms. Sullivan served as the associate director for the Real Estate and Finance and Investment Center at the University of Texas at Austin from 2002 through 2007. From 2000 to 2002, she was vice president of Hunt Private Equity Group, Inc., and from 1992 to 2000 she was the president and co-owner of Stonegate Advisors, an investment banking firm. Ms. Sullivan previously served as a member of the board of directors of Parkway Properties, Inc., where she sat on the compensation committee and chaired the governance and nominating committee. Ms. Sullivan presently serves as a member of the Investment Advisory Committee to the board of trustees of the Employee Retirement System of Texas. She also sits on the investment committee to the board of trustees of the Austin Community Foundation. She is a member of the Architecture School advisory board and the Leadership Committee of the Real Estate Finance and Investment Center at the McCombs School of Business at the University of Texas at Austin, a charter investor in the Texas Women Ventures Fund, and a partner in Republic Holdings Texas I and II, L.P. Ms. Sullivan has also served as a member of the advisory board of directors of Capstone Partners and as a full member of the Urban Land Institute and the Pension Real Estate Association. Ms. Sullivan graduated cum laude from Smith College with a degree in economics and government and a minor in urban studies. She holds a M.B.A. from Harvard Business School. Ms. Sullivan brings to the Board of Directors extensive knowledge of real estate financing and related capital markets. In addition, her experience on the board of directors of a public company provides her with valuable corporate governance and leadership insights used in her role on the Company’s Compensation and Nominating and Corporate Governance Committees. Age: 58

Morgan K. O’Brien.  Mr. O’Brien became a director of HFF, Inc. in October 2012. Mr. O’Brien has been the president and chief executive officer of Peoples Natural Gas, Inc., a natural gas company, since 2010. He is also currently a director of Matthews International Corporation, a publicly-held designer, manufacturer and marketer of memorialization products and brand solutions, the Leukemia & Lymphoma Society, Boy Scouts of Greater Pittsburgh, Allegheny Conference on Community Development, United Way of Allegheny County, Pittsburgh Cultural Trust, Pittsburgh Opera and American Gas Association. Between 2001 and 2010,

Mr. O’Brien was president and chief executive officer of Duquesne Light Company, an electric energy provider. Prior to this position, he was chief operating officer, chief financial officer, vice president and controller of Duquesne Light Company from 1991 to 2001. Mr. O’Brien received a B.S. in Accounting and M.S. in Taxation from Robert Morris University. The Board expects to draw on Mr. O’Brien’s financial knowledge as he serves on the Audit and Compensation Committees. Age: 56

ADVISORY VOTE TO APPROVE

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(ITEM 2 ON PROXY CARD)

As required by Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote to approve named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion beginning on page 33 of this Proxy Statement.

In connection with setting the compensation for named executive officers, the Company has adopted the philosophy set forth in the Mission and Vision Statement of the Operating Partnerships. The Mission and Vision Statement reflects our pay for value-added performance philosophy. The Compensation Committee’s goals in structuring the Company’s compensation program for its named executive officers are to:

•	provide incentives to achieve Company financial objectives;

•	provide long-term incentives for the executive officers to retain and motivate them to contribute to the Company’s long-term success; and

•	set compensation levels sufficiently competitive to retain and attract high quality executives and to motivate them to contribute to the Company’s success.

The Compensation Committee has determined that to achieve these objectives, the Company’s executive compensation program should reward both individual and Company short-term and long-term performance. To this end, the Committee believes that executive compensation packages provided by the Company to its named executive officers should include both cash- and stock-based compensation. See “Compensation Discussion and Analysis — Compensation Philosophy — Mission and Vision Statement” for further details on the Company’s compensation philosophy.

For a more detailed description of the Company’s financial results for fiscal year 2015, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The Company believes that its executive compensation program has played an essential role in its continuing financial success by aligning the long-term interests of its named executive officers with the long-term interests of its stockholders.

The Company is asking our stockholders to cast an advisory vote to approve our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Board of Directors encourages the Company’s stockholders to approve the following advisory resolution to approve our named executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders, is hereby approved on an advisory basis.”

As an advisory vote, this vote is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this item and therefore will take such vote into consideration when evaluating the Company’s compensation programs and practices applicable to the named executive officers. The Company holds this vote annually and the next vote will be held at the Company’s annual meeting of stockholders in 2017.

The Board of Directors recommends a vote “FOR” the approval of the non-binding advisory resolution approving the compensation of the Company’s named executive officers.

APPROVAL OF THE HFF, INC. 2016 EQUITY INCENTIVE PLAN (ITEM 3 ON PROXY CARD)

The Board of Directors has adopted, and recommends that our stockholders approve, the 2016 Equity Plan at the Annual Meeting. Subject to stockholder approval, it is proposed that the 2016 Equity Plan will replace the 2006 Plan.

The 2016 Equity Plan is designed to assist the Company and its subsidiaries in attracting, motivating and retaining valued employees, consultants and non-employee directors by offering them a greater stake in our success, aligning their interests with the interests of our stockholders and encouraging them to own shares of the Company. As described below in the Compensation Discussion and Analysis section of this Proxy Statement, long-term equity-based incentives are one of the main components of our executive compensation program. We believe that one of the principal benefits of providing equity-based awards to our employees, consultants and non-employee directors is that it directly aligns their interests with those of our stockholders by providing them an ownership stake in the Company. We believe that when a significant portion of our executives’ total compensation is linked to the performance of our stock through the grant of equity-based awards, it encourages decision making that increases the long-term value of the Company’s stock.

Over the last ten years, the Company has been granting equity-based incentive awards to employees and non-employee directors under the 2006 Plan. The 2006 Plan was adopted by our Board and approved by our sole stockholder prior to our initial public offering, which was completed in January 2007. The 2006 Plan has a term of ten years. Thus, the 2006 Plan will expire on January 30, 2017. Upon expiration, the Company will no longer be able to grant equity awards under the 2006 Plan.

If the 2016 Equity Plan is approved by our stockholders, no further awards will be granted under the 2006 Plan. However, awards granted under the 2006 Plan that remain outstanding will not be affected by the approval of the 2016 Equity Plan and will continue to be subject to the terms of the 2006 Plan. If approved, the 2016 Equity Plan will enable the Company to grant awards that are treated as “qualified performance-based compensation” for purposes of Section 162(m) of the Code and are exempt from the $1 million deduction limit applicable to certain executive officers (as described below under the heading “Summary of U.S. Federal Income Tax Consequences – Million Dollar Deduction Limit”).

Basis for Board of Directors’ Adoption of the 2016 Equity Plan

Prior to adopting the 2016 Equity Plan, the Compensation Committee and the Board of Directors considered the various aspects of the 2016 Equity Plan, including the number of shares to be authorized under the 2016 Equity Plan, the cost of issuing additional shares, the impact of share dilution on our existing stockholders and the central role of equity-based incentive compensation in the Company’s executive compensation program, as described more fully in the Compensation Discussion and Analysis section of this Proxy Statement. In addition, the Compensation Committee and the Board of Directors considered the approaching expiration of the 2006 Plan. The Board of Directors’ purpose in adopting the 2016 Equity Plan was to ensure the longevity and effectiveness of the long-term equity incentive component of the Company’s executive compensation program.

The 2016 Equity Plan reserves a total of 3,750,000 shares for the issuance of awards (excluding 109,524 shares that were authorized but that are not currently subject to awards under the 2006 Plan but which will become available for grant under the 2016 Equity Plan if the 2016 Equity Plan is approved). As of April 29, 2016, 3,859,524 shares represents approximately 9.2% of the Company’s common stock on a fully diluted basis. In addition, shares subject to awards under the 2006 Plan that are cancelled, terminated, withheld, forfeited or lapse after the effective date of the 2016 Equity Plan without the issuance of shares or the settlement of shares in cash will be available for grant under the 2016 Equity Plan. With respect to the total number of Shares reserved under the 2016 Equity Plan, 3,750,000 shares may be awarded as restricted stock, restricted stock units (“RSUs”), performance stock, performance stock units (“PSUs”) and other stock-based awards. In addition, the number of shares available for issuance under the 2016 Equity Plan for awards of restricted stock, RSUs, performance stock, PSUs and other stock-based awards will be increased by the number of shares that roll over from the 2006 Plan together with the number of shares subject to awards under the 2006 Plan that are cancelled, terminated, withheld, forfeited or lapse after the effective date of the 2016 Equity Plan. The 2016 Equity Plan also reserves a total of 300,000 shares for awards of options and stock appreciation units (“SARs”).

In order that the Company may continue to compete for and retain the most talented employees, consultants and non-employee directors, we are asking our stockholders to approve the 2016 Equity Plan. If the 2016 Equity Plan is approved by stockholders, the Company will have the flexibility to grant equity-based incentive awards at levels the Board of Directors and the Compensation Committee believe to be necessary to motivate and retain the Company’s employees, consultants and non-employee directors and to reward them for their contributions to the success of the Company.

Based on the foregoing considerations, the Board of Directors concluded that it is in the best interests of the Company for its stockholders to approve the 2016 Equity Plan.

Best Practices

The 2016 Equity Plan includes a number of features that will reinforce the alignment between the interests of participants in the 2016 Equity Plan and those of the Company’s stockholders. These provisions include, but are not limited to, the following:

No Discounted Options or SARs.    Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

No Repricing, Replacement or Buy Back without Stockholder Approval.    The Company may not reprice, replace or buy back any underwater stock option or SAR without stockholder approval.

Recoupment and Clawback.    Awards granted under the 2016 Equity Plan (and all shares acquired thereunder) are subject to mandatory repayment and clawback pursuant to the terms of the Company’s corporate governance guidelines, and as may otherwise be required under any federal or state laws or the listing requirements of any applicable securities exchange.

Share Ownership.    Awards granted under the 2016 Equity Plan (and all shares acquired thereunder) are subject to the requirements set forth in the Company’s stock ownership guidelines.

No Transferability.    No Award may be transferred, assigned, pledged or encumbered by a participant except pursuant to the laws of descent and distribution or as approved by the Compensation Committee for estate planning or charitable purposes.

No Evergreen Provision.    There is no “evergreen” feature that automatically increases the number of shares available for issuance pursuant to awards. Therefore, the Company must obtain stockholder approval each time it desires to authorize additional shares for awards.

No Automatic Grants.    The 2016 Equity Plan does not provide for “reload” or other automatic grants to participants.

No Tax Gross-Ups.    The 2016 Equity Plan does not provide for any tax gross-ups to participants.

Code Section 162(m).    The 2016 Equity Plan is designed to allow (but not require) the Company to grant awards that may satisfy the requirements for “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Awards that satisfy these requirements are not subject to the $1 million limit on deductibility applicable to compensation paid to certain executives of the Company.

Outstanding Awards; Burn Rate

The following table sets forth information regarding outstanding equity awards as of April 15, 2016 (and excludes awards that may be settled only in cash). These figures represent an update to those provided in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 26, 2016, primarily as a result of restricted stock award vesting, and grants of new stock awards.

Unvested Shares of RSUs	Weighted Average Remaining Vesting Period for Restricted Stock and RSUs (Years)	Vested but not Settled RSUs	Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Weighted Average Remaining Contractual Term of Outstanding Options (Years)
1,907,085	3.2	177,852	24,992	$9.25	3.2

The following table sets forth information regarding awards granted under the 2006 Plan during the last three years, the burn rate for each of the last three years and the average burn rate over the period of the last three years, in each case, for stock-settled awards. The Company’s “burn rate” is a measure of the speed at which the Company uses shares available for grant under the Company’s equity compensation plans, and shows the potential dilutive effect of equity grants on the Company’s outstanding equity over the course of a year.

Awards that are settled in cash are not included in this analysis. No performance-based equity awards vested during the last three years.

Year	Time-Based Restricted Stock Units Granted	Options Granted	All Other Awards Granted (excluding Options and Time- Based Restricted Stock)	Total Awards Granted	Weighted Average Number of Shares of Common Stock Outstanding(1)	Burn Rate(2)
2015	520,088	—	—	520,088	38,611,660	1.3%
2014	994,992	—	—	994,992	37,982,351	2.6%
2013	236,436	—	—	236,436	37,939,788	0.6%
3-Year Average	583,839	—	—	583,839	38,177,933	1.5%

(1)	Fully diluted weighted average number of shares outstanding, see Note 15 to the Consolidated Financial Statements included in the Annual Report on Form 10-K for 2015 and Note 16 to the Consolidated Financial Statements included in the Annual Report on Form 10-K for 2014 and 2013.

(2)	The burn rate is calculated as all time-based restricted stock awards and all option awards granted in a year, divided by the weighted average number of shares of Company stock outstanding. All award types are counted on a one-for-one basis and cash settled awards are excluded. During 2013, 2014 and 2015, the Company granted only time-based restricted stock units, and no performance-based equity awards were settled during any such year.

A summary of the 2016 Equity Plan is provided below. This summary is qualified in its entirety by the full text of the 2016 Equity Plan, a copy of which is attached to this Proxy Statement as Annex B. In the event of any inconsistency between this summary and the 2016 Equity Plan, the 2016 Equity Plan will control.

General

Under the 2016 Equity Plan, the Company may grant awards (“Awards”) with respect to its Class A common stock, par value $0.01 per share, to employees and consultants of the Company and its subsidiaries, as well as non-employee members of the Board of Directors. Awards may consist of options, SARs, restricted stock, RSUs, performance stock, PSUs, and other stock-based Awards. Each Award will be governed by the provisions of the 2016 Equity Plan and the applicable Award agreement. The 2016 Equity Plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974, as amended. The 2016 Equity Plan will become effective upon its approval by the Company’s stockholders.

Administration

The 2016 Equity Plan will be administered by the Compensation Committee. The Compensation Committee will have full and final authority in its discretion to: (i) select the employees, non-employee directors and consultants who will receive Awards under the 2016 Equity Plan, provided that Awards to non-employee directors will be subject to ratification by the full Board of Directors; (ii) determine the type or types of Awards to be granted to each participant; (iii) determine the number of shares to which an Award will relate, the terms and conditions of any Award (including, but not limited to, restrictions as to vesting, performance goals relating to an Award, transferability or forfeiture, exercisability or settlement of an Award, waivers or accelerations thereof and waivers of or modifications to performance goals relating to an Award) and all other matters to be determined in connection with an Award; (iv) determine the exercise price or purchase price (if any) of an Award; (v) determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, or surrendered; (vi) determine whether, and to certify that, performance goals to which an Award is subject are satisfied; (vii) correct any defect or supply any omission or reconcile any inconsistency in the 2016 Equity Plan and Award agreements, and to adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments as, in its opinion, may be advisable; (viii) construe and interpret the 2016 Equity Plan and Award agreements, and (ix) make all other determinations as it may deem necessary or advisable for the administration of the 2016 Equity Plan and Award agreements.

The Compensation Committee may delegate some or all of its authority to any executive officer of the Company or any other person or persons designated by the Compensation Committee. However, the Compensation Committee may not delegate its authority to grant Awards to the following persons: (i) employees subject to the requirements of Rule 16b-3 of the Securities Exchange Act of 1934; (ii) “covered employees” within the meaning of Section 162(m) of the Code, (iii) employees who have been delegated authority under the preceding sentence, or (iv) members of the Board of Directors.

Eligibility

Any employee or consultant of the Company and its subsidiaries, as well as any non-employee member of the Board of Directors, is eligible to receive Awards under the 2016 Equity Plan.

Shares Available Under the 2016 Equity Plan

The 2016 Equity Plan reserves a total of 3,750,000 shares for the issuance of Awards (excluding 109,524 shares that were authorized but not previously awarded under the 2006 Plan but which will become available under the 2016 Equity Plan, if the 2016 Equity Plan is approved). The number of shares available for issuance under the 2016 Equity Plan shall also include the number of shares underlying the portion of any award granted under the 2006 Plan that is cancelled, terminated, withheld, forfeited or lapses on or after the effective date of the 2016 Equity Plan without the issuance of shares or the settlement of shares in cash. The number of shares available for Awards of restricted stock, RSUs, performance stock and PSUs and other stock-based Awards under the 2016 Equity Plan is 3,750,000. The number of shares available under the 2016 Equity Plan for Awards of restricted stock, RSUs, performance stock and PSUs and other stock-based Awards will be increased by (i) the number of shares authorized but not subject to outstanding awards under the 2006 Plan and (ii) the number of shares underlying the portion of any award granted under the 2006 Plan that is cancelled, terminated, withheld, forfeited or lapses on or after the effective date of the 2016 Equity Plan without the issuance of shares or the settlement of shares in cash. The number of shares available for Awards of options and SARs under the 2016 Equity Plan is 300,000. No more than 300,000 shares issued under the 2016 Equity Plan may be issued pursuant to the exercise of incentive stock options (“ISOs”). Shares issued by the Company in connection with the assumption or substitution of outstanding grants from an acquired company will not reduce the number of shares available for Awards under the 2016 Equity Plan. No participant will be eligible to receive, in any one calendar year, Awards with respect to more than 300,000 shares. No non-employee director may be granted Awards covering more than 50,000 shares in any one calendar year. Shares withheld from an Award (or an award granted under the 2006 Plan) that are used to pay the exercise price or tax withholding obligations with respect to such Award will become available for issuance under the 2016 Equity Plan.

Awards — Generally

Awards may be granted on the terms and conditions described below. In addition, the Compensation Committee may impose on any Award or the settlement or exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the 2016 Equity Plan, as the Compensation Committee may determine, including without limitation terms requiring forfeiture of Awards in the event of the termination of service of the participant. The right of a participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance goals as may be determined by the Compensation Committee. Each Award will be evidenced by an Award agreement that will include additional terms and conditions that may be applicable to such Award.

Awards — Performance Goals

In the discretion of the Compensation Committee, the vesting, earning or settlement of any Award may be conditioned upon the achievement of specified performance goals that are substantially uncertain to be met during the applicable performance period at the time such goals are established. Performance goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, department or function within the Company or a subsidiary. Performance goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. To the extent that an Award is intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code, the vesting, earning or settlement of such Award will be based on the achievement of one or more of the following performance goals: specified levels of or increases in return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including without limitation diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization; revenue or revenue growth; net economic profit (which is operating earnings minus a charge to capital); net income or operating income; sales or sales growth; gross margin or direct margin; share price (including but not limited to growth measures and total stockholder return); operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); enterprise value; inventory turns; financial return ratios such as return on equity or return on assets; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; customer or employee satisfaction; individual objectives; operating efficiency; implementation or completion of critical projects or related milestones; partnering or similar transactions; and any combination of any of the foregoing criteria.

If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a subsidiary, or the manner in which it conducts its business, or other events or circumstances render the performance goals unsuitable, then the Compensation Committee may modify such performance goals and/or the related minimum, target, maximum and/or other acceptable levels of achievement as the Compensation Committee deems appropriate and equitable.

Awards — Types of Awards

Options.    Options give a participant the right to purchase a specified number of shares from the Company for a specified time period at a fixed price. Options may be either ISOs or non-qualified options, however, ISOs may only be granted to employees of the Company and its subsidiaries. The price at which shares may be purchased upon exercise will not be less than the fair market value of one share on the date of grant, or, in the case of an ISO granted to a ten-percent stockholder, less than 110% of the fair market value of a share on the date of grant. The Compensation Committee may grant options that have a term of up to ten years, or, in the case of an ISO granted to a ten-percent stockholder, five years. The Award agreement will specify the exercise price, term, vesting requirements, including any performance goals, and any other terms and conditions applicable to the option.

Unless otherwise provided in an Award agreement or an effective employment, consulting, severance or similar agreement with the Company or a subsidiary, upon a participant’s termination of service, the unvested portion of such participant’s options will cease to vest and will be forfeited (with no compensation due to the participant) and the vested portion of such participant’s options will remain exercisable for a period of (i) 90 days in the event of a termination without cause, (ii) one year in the event of a termination due to death or disability and (iii) 90 days in the event of a participant’s resignation; provided, however, no option will be exercisable after its stated term has expired. All of a participant’s options, whether or not vested, will be forfeited upon a termination for cause, with no compensation due to the participant.

Stock Appreciation Rights.    A grant of a SAR entitles a participant to receive, upon exercise of the SAR, the excess of (i) the fair market value of one share on the date of exercise, over (ii) the grant price of the SAR as determined by the Compensation Committee. No payment from the participant is required upon the exercise of a SAR. The Compensation Committee will determine and specify in each Award agreement the number of SARs granted, the grant price of the SAR (which may not be less than 100% of the fair market value of a share on the date of grant), the time or times at which a SAR may be exercised in whole or in part, the method by which shares will be delivered or deemed to be delivered to a participant, the term of the SAR (which may not be greater than 10 years) and any other terms and conditions of the SAR.

Unless otherwise provided in an Award agreement or an effective employment, consulting, severance or other agreement with the Company or a subsidiary, upon a participant’s termination of service, the unvested portion of such participant’s SARs generally will cease to vest and will be forfeited (with no compensation due to the participant) and the vested portion of such participant’s SARs will remain exercisable for a period of (i) 90 days in the event of a termination without cause, (ii) one year in the event of a termination due to death or disability and (iii) 90 days in the event of a participant’s resignation; provided, however, that no SAR will be exercisable after its stated term has expired. All of a participant’s SARs, whether or not vested, will be forfeited immediately upon a termination for cause, with no compensation due to the participant.

Restricted Stock.    An Award of restricted stock is a grant of a specified number of shares, which shares are subject to forfeiture upon the occurrence of certain events during a specified restriction period. Each Award of restricted stock will specify the duration of the restriction period, the conditions under which the shares may be forfeited, and the amount, if any, the participant must pay to receive the shares. Generally, during the restriction period, the participant will have all of the rights of a stockholder with respect to the restricted stock, including the right to vote the shares of restricted stock and to receive dividends. Unless otherwise provided in the applicable Award agreement, dividends paid with respect to restricted stock will be subject to the same restrictions as the underlying stock and the Company will withhold any dividends paid on the restricted stock until the restrictions applicable to the restricted stock have lapsed.

Unless otherwise provided in an Award agreement or an effective employment, consulting, severance, or similar agreement with the Company or a subsidiary, upon a participant’s termination of service for any reason, the unvested portion of each Award of restricted stock will be forfeited with no compensation due to the participant.

Restricted Stock Units.    An Award of RSUs is a grant of the right to receive a payment in shares or cash, or a combination thereof, equal to the fair market value of a share on the expiration of the applicable restriction period. RSUs are solely a device for determining amounts to be paid to a participant, do not constitute shares, and will not be treated as a trust fund of any kind. During the restriction period, the participant will have no rights as a stockholder with respect to any the shares. Notwithstanding the previous sentence, the Compensation Committee may provide in an Award agreement that amounts equal to dividends declared during the restriction period on the shares covered by the Award will be credited to the participant’s account and settled in shares at the same time as the RSUs to which such dividend equivalents relate. Awards of RSUs will be settled in shares, unless otherwise provided in an Award agreement. Provided that the restrictions have lapsed, the participant will receive shares covered by the Award at the end of the restriction period.

Unless otherwise provided in an Award agreement or an effective employment, consulting, severance or similar agreement with the Company or a subsidiary, upon a participant’s termination of service for any reason, the unvested portion of each Award of RSUs will be forfeited with no compensation due the participant.

Performance Stock.    An Award of performance stock is a grant of a specified number of shares to a participant, which shares are conditional on the achievement of performance goals during a performance period and subject to forfeiture upon the occurrence of certain events during a restriction period. Each Award agreement will specify the duration of the performance period and restriction period (if any), the performance goals applicable to the performance stock, the conditions under which the performance stock may be forfeited, and the amount (if any) that the participant must pay to receive the performance stock. Provided that the applicable performance goals have been achieved and that the performance stock subject to the Award has not previously been forfeited, shares will be released to the participant at the end of the performance period as specified in the Award agreement. Generally, during the restriction period, the participant will have all of the rights of a stockholder with respect to the performance stock, including the right to vote the shares of performance stock and to receive dividends. Unless otherwise provided in the applicable Award agreement, dividends paid with respect to performance stock will be subject to the same restrictions as the underlying stock and the Company will withhold any dividends paid on the performance stock until the restrictions applicable to the performance stock have lapsed.

Unless otherwise provided in an Award agreement or an effective employment, consulting, severance or other agreement with the Company or a subsidiary, upon a participant’s termination of service for any reason, the unvested portion of each Award of performance stock will be forfeited with no compensation due the participant.

Performance Stock Units.    An Award of PSUs is a grant of the right to receive a payment in shares or cash, or a combination thereof, equal to the fair market value of a share on the expiration of the applicable restriction period conditioned on the achievement of performance goals. PSUs are solely a device for determining amounts to be paid to a participant, do not constitute shares, and will not be treated as a trust fund of any kind. During such period, the participant will have no rights as a stockholder with respect to any of the shares. Notwithstanding the previous sentence, the Compensation Committee may provide in an Award agreement that amounts equal to dividends declared during the restriction period on the shares covered by the Award will be credited to the participant’s account and settled in cash or shares at the same time or a different time (and subject to the same forfeiture restrictions and performance goals) as the PSUs to which such dividend equivalents relate. Provided that the participant is continuously employed from the grant date through the expiration of the restriction period, the vested portion of an Award of PSUs will be settled in shares or cash, as applicable, within 60 days after the expiration of the restriction period as specified in the applicable Award agreement.

Unless otherwise provided in an Award agreement or an effective employment, consulting, severance or similar agreement with the Company or a subsidiary, upon a participant’s termination of service for any reason, the unvested portion of each Award of PSUs generally will be forfeited with no compensation due the participant.

Other Stock-Based Awards.    The Compensation Committee may grant, subject to applicable law, any other type of Award under the 2016 Equity Plan that is payable in, or valued in whole or in part by reference to, shares, and that is deemed by the Compensation Committee to be consistent with the purposes of the 2016 Equity Plan, including, without limitation, fully vested shares.

Change in Control and other Corporate Transactions

Unless otherwise provided in an Award agreement or an effective employment, consulting, severance or other similar agreement with the Company or one of its subsidiaries, a change in control will not, in and of itself, accelerate the vesting, settlement, or exercisability of outstanding Awards. Notwithstanding the foregoing and unless otherwise provided in an Award agreement or an effective employment, consulting or similar agreement with the Company or a subsidiary, if (i) the successor corporation (or its direct or indirect parent) does not agree to assume an outstanding Award or does not agree to substitute or replace such Award with an award involving the ordinary equity securities of such successor corporation (or its direct or indirect parent) on terms and conditions necessary to preserve the rights of the applicable participant with respect to such Award, (ii) the securities of the Company or the successor corporation (or its direct or indirect parent) will not be publicly traded on a U.S. securities exchange immediately following such change in control or (iii) the change in control is not approved by a majority of the Board of Directors immediately prior to such change in control, then the Compensation Committee, in its sole discretion, may take one or more of the following actions with respect to all, some or any such Awards: (a) accelerate the vesting and, if applicable, exercisability of such Awards such that the Awards are fully vested and, if applicable, exercisable (effective immediately prior to such change in control); (b) with respect to any Awards that do not constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code, accelerate the settlement of such Awards upon such change in control; (c) with respect to Awards that constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code, terminate all such Awards and settle all such Awards for a cash payment equal to the fair market value of the shares underlying such Awards less the amount the participant is required to pay for such shares, if any, provided that (I) such change in control satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v), (vi) or (vii) and (II) all other arrangements that would be aggregated with such Awards under Section 409A of the Code are terminated and liquidated within 30 days before or 12 months after such change in control; (d) cancel outstanding options or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the fair market value of the shares underlying the unexercised portion of the option or SAR as of the date of the change in control over the exercise price or grant price, as the case may be, of such portion, provided that any option or SAR with a per share exercise price or grant price, as the case may be, that equals or exceeds the fair market value of one share on the date of the change in control will be cancelled with no payment due the participant; and (e) take such other actions as the Compensation Committee deems appropriate.

Unless provided otherwise in an Award agreement, or an effective employment, consulting or other similar agreement, or as otherwise may be determined by the Compensation Committee prior to a change in control, in the event that Awards are assumed in connection with a change in control or substituted with new Awards, and a participant’s employment or other service with the Company and its subsidiaries is terminated without cause or as the result of the participant’s death or disability, in any case, within 24 months following a change in control, (i) the unvested portion of such participant’s Awards will vest in full (with any applicable performance goals being deemed to have been achieved at target or, if greater, actual levels of performance), (ii) Awards of options and SARs will remain exercisable by the participant or the participant’s beneficiary or legal representative, as the case may be, for a period of one-year (but not beyond the stated term of the option or SAR), (iii) all RSUs and PSUs will be settled within 30 days after such termination and (iv) all other stock-based Awards will be settled within 30 days after such termination.

In the event of a share dividend; recapitalization; forward share split or reverse share split; reorganization; division; merger; consolidation; amalgamation; spin-off; combination; repurchase or share exchange; extraordinary or unusual cash distribution; or other similar corporate transaction or event, the Compensation Committee will make equitable adjustments in (i) the number and kind of shares which may thereafter be issued in connection with Awards, (ii) the number and kind of shares issuable with respect to outstanding Awards, (iii) the aggregate number and kind of shares available under the 2016 Equity Plan, and (iv) the exercise or grant price relating to any Award, or if deemed appropriate, the Compensation Committee may also make provision for a cash payment with respect to any outstanding Award. In addition, the Compensation Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any performance goals, in recognition of unusual or nonrecurring events affecting the Company or its subsidiaries or in response to changes in applicable laws, regulations or accounting principles.

Clawback and Recoupment

Any Award granted under the 2016 Equity Plan (and all shares acquired thereunder) will be subject to mandatory repayment and clawback pursuant to the terms of the Company’s corporate governance guidelines, as in effect from time to time, and as may otherwise be required by any federal or state laws or listing requirements of any applicable securities exchange. Additional recoupment and clawback policies may be provided in an Award agreement.

Share Ownership

All shares acquired under the 2016 Equity Plan will be subject to the holding periods set forth in the Company’s stock ownership guidelines, as in effect from time to time.

Amendment and Termination

The Board of Directors has the power to amend, alter, suspend, discontinue or terminate the 2016 Equity Plan, provided that, except for adjustments upon certain changes to the corporate structure of the Company affecting the shares (as described above), the Board of Directors must obtain stockholder approval for actions which would: (i) increase the number of shares subject to the 2016 Equity Plan; (ii) decrease the price at which Awards may be granted; (iii) result in the repricing, replacement or cash buyout or repurchase of any Option, SAR or other Award, or (iv) require stockholder approval under any applicable federal, state or foreign law or regulation or the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted.

The Compensation Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate any Award and the 2016 Equity Plan without the consent of any affected participant, provided, that no such amendment, alteration, suspension, discontinuation, or termination that adversely affects the rights of a participant will be effective without such participant’s consent. Notwithstanding the foregoing, the Compensation Committee may amend any outstanding Award without a participant’s consent to the extent it determines in its sole discretion that such amendment is necessary or advisable to ensure a deduction under Section 162(m) of the Code or to comply with Section 409A of the Code or an exemption therefrom.

Unless earlier terminated, the 2016 Equity Plan will terminate with respect to the grant of new Awards on the tenth anniversary of the date the 2016 Equity Plan is approved by the Company’s stockholders.

New Plan Benefits

Because grants of Awards will be made from time to time by the Compensation Committee to those persons whom the Compensation Committee determines in its discretion should receive grants of Awards, the benefits and amounts that may be received in the future by persons eligible to participate in the 2016 Equity Plan are not presently determinable.

Summary of U.S. Federal Income Tax Consequences

The following discussion is a summary of certain U.S. federal income tax considerations that may be relevant to participants in the 2016 Equity Plan. This discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that might apply to a participant based on his or her particular circumstances, nor does it address state, local or foreign income tax or other tax considerations that may be relevant to a participant.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO THEM AS A RESULT OF PARTICIPATING IN THE 2016 EQUITY PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE, LOCAL OR FOREIGN INCOME TAX OR OTHER TAX CONSIDERATIONS.

Incentive Stock Options.  Upon the grant of an ISO, the option holder will not recognize any income. In addition, no income for federal income tax purposes will be recognized by an option holder upon the exercise of an ISO if the requirements of the 2016 Equity Plan and the Code are satisfied, including, without limitation, the requirement that the option holder remain employed by the Company or a subsidiary during the period beginning on the date of grant and ending on the day three months (or, in the case of the option holder’s disability, one year) before the date the option is exercised. If an option holder has not remained an employee of the Company or a subsidiary during the period beginning on the date of grant of an ISO and ending on the day three months (or one year in the case of the option holder’s disability) before the date the option is exercised, the exercise of such option will be treated as the exercise of a non-qualified option and will have the tax consequences described below in the section entitled “Non-Qualified Options.”

The federal income tax consequences upon a disposition of the shares acquired pursuant to the exercise of an ISO depends upon when the disposition of the shares occurs and the type of such disposition.

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If the disposition of such shares occurs more than two years after the date of grant of the ISO and more than one year after the date of exercise, any gain or loss recognized upon such disposition will be long-term capital gain or loss and the Company or a subsidiary, as applicable, will not be entitled to any income tax deduction with respect to such ISO.

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If the disposition of such shares occurs within two years after the date of grant of the incentive stock option or within one year after the date of exercise (a “disqualifying disposition”), the excess, if any, of the amount recognized over the option price will be treated as taxable income to the participant. The amount of ordinary income recognized by the option holder in a disqualifying disposition (and the corresponding deduction to the Company or a subsidiary, as applicable) is limited to the lesser of the gain on such sale and the difference between the fair market value of the shares on the date of exercise and the option price. Any gain recognized in excess of this amount will be treated as short-term or long-term capital gain (depending upon whether the shares have been held for more than one year). If the option price exceeds the amount recognized upon such a disposition, the difference will be short-term or long-term capital loss (depending upon whether the shares have been held for more than one year).

If a participant is subject to the Alternative Minimum Tax (“AMT”), the tax consequences to the participant may differ from those described above. Under the AMT, a taxpayer will be required to pay an alternative minimum tax if the taxpayer’s “tentative minimum tax” (as defined in Section 55 of the Code) exceeds his or her regular tax for the year in question. For purposes of calculating the AMT, upon the exercise of an ISO, a taxpayer is required to include in his “alternative minimum taxable income” (as defined in Section 55 of the Code) for the taxable year in which such exercise occurs an amount equal to the amount of income the taxpayer would have recognized if the option had not been an ISO (i.e., the difference between the fair market value of the shares on the date of exercise and the option’s exercise price). As a result, unless the shares acquired upon the exercise of the ISO are disposed of in a taxable transaction in the same year in which such option is exercised, the option holder may incur AMT as a result of the exercise of an ISO.

Except as provided in the paragraph immediately below, if an option holder elects to tender shares in partial or full payment of the option price for shares to be acquired upon the exercise of an ISO, the option holder will not recognize any gain or loss on such tendered shares. No income will be recognized by the option holder with respect to the shares received by the option holder upon the exercise of the ISO if the requirements of the 2016 Equity Plan and the Code described above are met. The number of shares received equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. Shares received in excess of the number of shares surrendered will have a tax basis of zero. The holding period of the shares received equal to the number of shares tendered will be the same as such tendered shares’ holding period, and the holding period for the excess shares received will begin on the date of exercise.

If an option holder tenders shares that were previously acquired upon the exercise of an ISO in partial or full payment of the option price for shares to be acquired upon the exercise of another ISO, and each such exercise occurs within two years after the date of grant of such ISO or within one year after such shares were transferred to the option holder, the tender of such shares will be a disqualifying disposition with the tax consequences described above regarding disqualifying dispositions. The shares acquired upon such exercise will be treated as shares acquired upon the exercise of an ISO.

If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an ISO will be characterized as ordinary income. The amount of such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount recognized is less than the value at exercise. Any excess of the amount recognized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

Non-Qualified Options.    An option holder will not recognize taxable income when a non-qualified option is granted. Upon the exercise of a non-qualified option, an option holder will recognize compensation taxable as ordinary income equal to the excess of the fair market value of the shares received over the option price of the non-qualified option. An option holder’s tax basis in the shares received upon the exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the option holder’s holding period for such shares will begin at that time. Upon the subsequent sale of the shares received in exercise of a non-qualified option, the option holder will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount recognized in connection with the sale of the shares and the option holder’s tax basis in such shares.

If a non-qualified option is exercised in whole or in part with shares held by the option holder, the option holder will not recognize any gain or loss on such tendered shares. The number of shares received by the option holder upon such an exchange that are equal in number to the number of tendered shares will retain the tax basis and the holding period of the tendered shares for capital gain purposes. The shares received by the option holder will have a basis equal to the fair market value on the date of exercise and their holding period will begin on such date.

Restricted Stock and Performance Stock.    Upon the grant of an award of restricted stock or performance stock, the shares are considered to be subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives restricted stock or performance stock does not make the election described below, the participant does not recognize any taxable income upon the receipt of restricted stock or performance stock. When the forfeiture restrictions with respect to the restricted stock or performance stock lapse, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares at that time, less any amount paid for the shares. A participant’s tax basis in restricted stock or performance stock will be equal to the fair market value of such restricted stock or performance stock when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin on such date. Upon a subsequent sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount recognized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving restricted stock or performance stock may make an election under Section 83(b) of the Code to recognize compensation taxable as ordinary income with respect to the shares when such shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking into account restrictions other than restrictions that by their terms will never lapse), less any amount paid for the shares. By making a Section 83(b) election, the participant will recognize no additional ordinary compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize short-term or long-term capital gain or loss with respect to the shares when they are sold, depending upon whether the shares have been held for more than one year at the time of sale. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares will begin at that time. If the shares are subsequently forfeited, the participant will not be entitled to a deduction as a result of such forfeiture, but will be entitled to claim a short-term or long-term capital loss (depending upon whether the shares have been held for more than one year at the time of forfeiture) with respect to the shares to the extent of the consideration paid by the participant for such shares.

Generally, during the restriction period, dividends and distributions paid with respect to restricted stock and performance stock will be treated as compensation taxable as ordinary income (not dividend income) received by the participant. Dividend payments received with respect to shares of restricted stock or performance for which a Section 83(b) election has been made or which are paid after the restriction period lapses generally will be treated and taxed as dividend income.

SARs.    A participant will not recognize taxable income upon the grant of a SAR. Upon exercise or settlement of a SAR, a participant will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received. A participant’s tax basis in shares received upon the exercise of a SAR will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon the sale of shares received from the exercise of a SAR, the participant will recognize short-term or long-term capital gain or loss, depending on whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount recognized in connection with the sale of the shares and the participant’s tax basis in the shares.

RSUs and PSUs.    A participant will not recognize taxable income upon the grant of RSUs or PSU. When the award is settled and the participant receives cash or shares, the participant will recognize compensation taxable as ordinary income equal to the amount of cash received or the fair market value of the shares at that time (as applicable). A participant’s tax basis in shares received at the end of a restriction period will be equal to the fair market value of the shares when the participant receives them, and the participant’s holding period will begin on such date. Upon the sale of the shares received upon the settlement of restricted stock or performance stock, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount recognized upon the sale of the shares and the tax basis of the shares in the participant’s hands. Dividend equivalents will be taxable to participants upon distribution as compensation, and accordingly, the participant will recognize ordinary income (not dividend income) in such amount. In addition, as discussed below, RSUs and PSUs may be considered deferred compensation that must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion and tax penalties.

Withholding.    Participants will be responsible for making appropriate provision for all taxes required to be withheld in connection with any awards, vesting, exercises and transfers of shares pursuant to the 2016 Equity Plan. This includes responsibility for all applicable federal, state, local or foreign withholding taxes. In the case of the payment of awards in shares or the exercise of options or SARs, if a participant fails to make such provision, the Company and its subsidiaries may, in their discretion, withhold from the payment that number of shares (or that amount of cash, in the case of a cash payment) which has a fair market value equal to the participant’s tax obligation.

Million Dollar Deduction Limit.    Under Section 162(m) of the Code, the Company or a subsidiary, as applicable, generally may not deduct remuneration paid to the chief executive officer of the Company and the three next highest paid executive officers other than the chief financial officer (as disclosed in the Company’s proxy statement) to the extent that such remuneration exceeds $1 million, unless such remuneration is qualified performance-based compensation. Under the 2016 Equity Plan, the Compensation Committee may, in its discretion, grant awards that are intended to qualify as performance-based compensation. However, the Compensation Committee retains the discretion to grant awards under the 2016 Equity Plan that will not be deductible under Section 162(m) of the Code if it believes it would be in the Company’s interest to do so. The timing of any deduction relating to stock-based awards depends on the type of award and, with respect to a non-qualified stock option, when the option is exercised or, with respect to restricted stock or performance stock, whether an election under Section 83(b) of the Code was made or, if such an election was not made, the time at which the shares are no longer subject to a substantial risk of forfeiture.

Nonqualified Deferred Compensation.    Section 409A of the Code contains certain restrictions on the ability to defer receipt of compensation to future tax years. Any award that provides for the deferral of compensation, such as RSUs and PSUs that are settled more than two and one-half months after the end of the year in which they vest, must comply with Section 409A of the Code or else be subject to further adverse tax consequences. If the requirements of Section 409A of the Code are not met, all amounts deferred under the 2016 Equity Plan during the taxable year and all prior taxable years (to the extent not already included in gross income) will be included in the participant’s taxable income in the later of the year in which such violation occurs or the year in which such amounts are no longer subject to a substantial risk of forfeiture, even if such amounts have not been actually received by the participant. In addition, the violation of Section 409A of the Code will result in an additional tax to the participant of 20% of the deferred amount plus applicable interest computed from the date the award was earned, or if later, the date on which it vested.

Excess Parachute Payments.    If the vesting or payment of an award made to a “disqualified individual” (as defined in Section 280G of the Code) occurs in connection with a change in control of the Company, such vesting or payment, either alone or when combined with other compensation payments which such disqualified individual is entitled to receive, may result in an “excess parachute payment” (as defined in Section 280G of the Code). Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such “excess parachute payment” received by such “disqualified individual” and Section 280G of the Code would prevent the Company or a subsidiary, as applicable, from deducting such “excess parachute payment.”

The Board of Directors recommends a vote “FOR” the approval of the HFF, Inc. 2016 Equity Incentive Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT, REGISTERED CERTIFIED PUBLIC ACCOUNTANTS (ITEM 4 ON PROXY CARD)

The Board of Directors, acting upon the recommendation of the Audit Committee, asks that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent, registered certified public accountants to audit and report upon the financial statements of the Company for the 2016 fiscal year. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent, registered certified public accountants.

Although the submission to stockholders of the appointment of Ernst & Young LLP is not required by law or the Company’s amended and restated bylaws, the Audit Committee believes it is appropriate to submit this matter to stockholders to allow a forum for stockholders to express their views with regard to the Audit Committee’s selection. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent, registered certified public accountants for the 2016 fiscal year.

SUBMISSION OF STOCKHOLDER PROPOSALS

The next stockholder meeting will be held on or about May 25, 2017. Stockholders wishing to have a proposal included in the Board of Directors’ 2017 Proxy Statement must submit the proposal so that the Secretary of the Company receives it no later than December 30, 2016, which is 120 days prior to the first anniversary of the date this Proxy Statement was released to stockholders. The notice must describe various matters regarding the nominee or proposed business. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. In addition, pursuant to the Company’s amended and restated bylaws, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting at which the voting takes place with respect to such stockholder’s proposal, such proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described above) but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business 45 days before the first anniversary of the mailing date of this Proxy Statement and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business 45 days before the first anniversary of the mailing date of this Proxy Statement. Notices of intention to present proposals at the 2017 Annual Meeting should be addressed to the Chief Operating Officer and Secretary of HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219. For further information regarding the submission of director nominations, see “Corporate Governance — Submission of Director Nominations” in this Proxy Statement.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee appoints the independent accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for pre-approving both audit and non-audit engagements with the independent accountants. The Board of Directors has adopted a written charter setting forth the functions the Audit Committee is to perform, and this report is made pursuant to that charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors of HFF, Inc. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee and the Chairman of the Audit Committee have met with management during fiscal year 2015 to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent, registered certified public accountants during that time period, Ernst & Young LLP. The Audit Committee also discussed with senior management and Ernst & Young LLP the Company’s disclosure controls and procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2015 with management, including a review of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee reviewed and has discussed with Ernst & Young LLP their independence, including the compatibility of non-audit services performed with the accountant’s independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for their audit. The Audit Committee has met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

The Audit Committee has appointed the firm of Ernst & Young LLP, independent, registered certified public accountants, as independent accountants to audit and report upon the Company’s financial statements for the fiscal year ending December 31, 2016. The Company is requesting stockholder ratification of the appointment of Ernst & Young LLP. In appointing Ernst & Young LLP as the Company’s auditors for fiscal year 2016, the Audit Committee has considered whether Ernst & Young LLP’s provision of services other than audit services is compatible with maintaining their independence.

AUDIT COMMITTEE

George L. Miles, Jr., Committee Chairman

Deborah H. McAneny

Susan P. McGalla

Morgan K. O’Brien

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs for the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), President and Matthew D. Lawton and Manual A. de Zárraga, two of our Executive Managing Directors (collectively with the CEO, CFO and President, the “named executive officers” or “NEOs”) during fiscal year 2015, together with a description of the material factors underlying the decisions which resulted in the 2015 compensation provided to the Company’s NEOs, as presented in the tables that follow this CD&A. The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Executive Summary

This Executive Summary highlights certain information contained within the CD&A. This Executive Summary does not include all of the information included within the CD&A, which you should read in its entirety for a more detailed and complete discussion and analysis of our executive compensation program and the compensation decisions relating to our named executive officers.

HFF, Inc. is, based on transaction volume, one of the leading providers of commercial real estate and capital markets services to both the users and providers of capital in the U.S. commercial real estate industry and one of the largest full-service commercial real estate financial intermediaries in the country. With a history of performance spanning more than 30 years, we offer services of more than 800 experienced industry professionals including approximately 290 transaction professionals operating out of 22 offices nationwide. Our goal is to always put the client’s interest ahead of the Firm and every individual within the Firm. We will endeavor to strategically grow to achieve our objectives of becoming the best and most dominant “one-stop” commercial real estate and capital markets intermediary offering a variety of transaction services.

Named Executive Officers of the Company in 2015

The following is a list of our named executive officers by name and position, as of December 31, 2015.

Name	Position
Mark D. Gibson	Chief Executive Officer
Gregory R. Conley	Chief Financial Officer
Joe B. Thornton, Jr.	President
Matthew D. Lawton	Executive Managing Director
Manuel A. de Zárraga	Executive Managing Director

2015 Business Highlights

In 2015, the Company delivered year-over-year increases in revenue, production volumes, operating income and net income from 2014 levels. Listed below are certain of our business highlights for the 2015 fiscal year:

•

Record full year revenues of $502.0 million for the year ended December 31, 2015, an increase of $76.1 million, or approximately 15.2%, compared to revenues of $425.9 million during the same period in 2014.

•	Net income for the year ended December 31, 2015 of $84.0 million, an increase of approximately $22.7 million, or 37.0%, compared with $61.3 million for the year ended December 31, 2014.

•

Adjusted EBITDA for the year ended December 31, 2015 of $141.3 million, an increase of $31.2 million, or 28.1%, as compared to $110.1 million for the year ended December 31, 2014. Adjusted EBITDA is a non-GAAP measure. A reconciliation of net income attributable to controlling interest to Adjusted EBITDA, as well as a definition of Adjusted EBITDA, is included in Annex A to this Proxy Statement.

•

Overall production volumes for the year ended December 31, 2015 totaled approximately $76.2 billion on 2,198 transactions, representing a 17.3% increase in production volume and a 20.2% increase in the number of transactions when compared to the production volumes of approximately $65.0 billion on 1,828 transactions for the comparable period in 2014.

Our Executive Compensation Program and Strong Governance Approach

Embedded in our Mission Statement is our goal to hire and retain associates who have the highest ethical standards and the best reputations in the industry to preserve our culture of integrity, trust and respect and to promote and encourage teamwork to ensure our clients have the “best team on the field” for each transaction. Simply stated, without the best people, we cannot be the best Company. To ensure we achieve our goals and aspirations and provide outstanding results for our clients and stockholders, we must maintain a flexible compensation and ownership package to appropriately recognize and reward our existing and future associates who profoundly contribute to our success through their value-added performance. The ability to reward extraordinary performance is essential in providing superior results for our clients while appropriately aligning our interests with those of our stockholders.

The Company’s executive compensation program is designed to motivate our NEOs to create value for our stockholders. To achieve this objective, our incentive programs use a mix of cash and stock incentive awards, which we believe allows us to attract and retain highly-qualified executives while aligning our executive compensation with the Company’s financial performance. Inherent in our compensation design is a strong emphasis on performance based compensation. The Company uses a balanced approach of short-term incentives tied to achievement of annual Company financial objectives and long-term incentives that focus executive officers on stockholder value creation. The payouts under the Company’s fiscal year 2015 compensation program reflect the Company’s strong performance.

Our compensation program and policies are closely reviewed by our Committee to ensure that our programs align with our core principles and Mission Statement. We examine best practices in governance and executive compensation including key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights some of our compensation practices:

Pay Practices We Follow . . .	Pay Practices We Avoid . . .

☑ Pay for performance

☑ Tie significant levels of compensation to key corporate and individual goals

☑ Implement a Clawback Policy

☑ Stock Ownership Guidelines for the CEO and non-employee directors

☑ Employ an Independent Consultant who reports directly to the Compensation Committee

☑ Mitigate undue risk in compensation programs

☒ No gross-up payments to cover excise taxes

☒ No guaranteed annual or multi-year bonuses

☒ No repricing of underwater stock options

☒ No significant compensation in the form of perquisites for executives

Our 2015 Say-on-Pay Results

The Board of Directors is committed to understanding the views of our stockholders by providing an opportunity to endorse our executive compensation through an advisory, non-binding vote. In 2015, our stockholders approved our executives’ compensation by a vote of 84.7%. The Committee considered these strong voting results to be a sign of support from our stockholders and decided not to make any material changes to our executive compensation programs. The Committee will continue to review our compensation programs each year in light of the annual “say-on-pay” voting results and stockholder feedback.

Role of the Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors is currently composed of four non-employee directors, all of whom are independent directors under the listing standards of the New York Stock Exchange and the Securities and Exchange Commission rules. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program. Meetings are held at least twice per year (and more often as necessary) to discuss and review the compensation of the NEOs. The Committee annually reviews and approves the compensation of the CEO, and also reviews and approves the compensation of the other NEOs after considering the recommendations of the CEO. In establishing and reviewing compensation for the NEOs, the Committee considers, among other things, the financial results of the Company, recommendations of management and compensation data for comparable companies.

The Committee operates under a written charter originally adopted by the Board of Directors on January 30, 2007 and last amended on May 23, 2013. A copy of this charter is posted on the Company’s website at http://www.hfflp.com on the “Investor Relations” page.

Role of the Compensation Consultant

Since 2009, the Committee has engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”), an independent compensation consultant, to provide advice on executive compensation matters. All services provided by consultants to the Committee are conducted under the direction or authority of the Committee, and all work performed by compensation consultants must be pre-approved by the Committee.

Cook & Co. does not provide any other services to the Company, and neither Cook & Co. nor any members of its consulting team owns any shares of the Company’s common stock. There are no personal or business relationships between Cook & Co.’s employees and any executive of the Company. In addition, there are no personal or business relationships between Cook & Co.’s employees and any member of the Compensation Committee. Cook & Co. maintains a detailed conflict of interest policy in order to ensure that compensation committees receive conflict-free advice, and all of Cook & Co.’s employees were in compliance with such policy in 2015. Fees and expenses paid to Cook & Co. in 2015 in respect of consulting services to the Company were less than 1% of Cook & Co.’s total consulting income during that period. The Compensation Committee, after taking into consideration all factors relevant to Cook & Co.’s independence, including but not limited to factors specified in NYSE listing standards, confirmed that Cook & Co. is independent and determined that no conflicts of interest exist between Cook & Co. and the Company.

Compensation Philosophy — Mission and Vision Statement

In connection with setting the compensation for executive officers, the Company has adopted the philosophy set forth in the Mission and Vision Statement (see below) of the Operating Partnerships. The Mission and Vision Statement reflects our pay for value-added performance philosophy. We believe this Mission and Vision Statement is critical to our continued success. The foundation of our Mission and Vision Statement is based on the concept that a client’s interest must be placed ahead of ours or any individual’s working for us. Our goal is to hire and retain associates throughout the entire organization who have the highest ethical standards with the finest reputation in the industry to preserve our culture of integrity, trust and respect. We endeavor to promote and encourage teamwork to ensure our clients have the best team on each transaction. Without the best people, we believe we cannot be the best firm and achieve superior results for our clients.

To enable us to achieve our goals, we believe that we must maintain a flexible compensation structure, including equity-based compensation awards, to appropriately recognize and reward our existing and future associates who profoundly affect our future success. We believe the ability to reward superior performance is essential if we want to provide superior results for our clients.

The Committee’s goals in structuring the Company’s compensation program for its NEOs are to:

•	provide incentives to achieve Company financial objectives;

•	provide long-term incentives for the executive officers to retain and motivate them to contribute to the Company’s long-term success; and

•	set compensation levels sufficiently competitive to retain and attract high quality executives and to motivate them to contribute to the Company’s success.

The Committee has determined that to achieve these objectives, the Company’s executive compensation program should reward both individual and Company short-term and long-term performance. To this end, the Committee believes that executive compensation packages provided by the Company to its executive officers should include both cash- and stock-based compensation. However, the Committee does not rely on any policy or formula in determining the appropriate mix of cash and equity compensation, nor does it rely on any policy or formula in allocating long-term compensation to different forms of awards.

Given the CEO’s, President’s, Mr. Lawton’s and Mr. de Zárraga’s unique roles as both executive officers of the Company and transaction professionals of HFF LP, the Company’s executive compensation program operates in conjunction with the Company’s overall compensation system, which is intended to ensure continued significant and direct emphasis on annual production, to maintain and honor our partnership culture, to continue the alignment of employee, management and stockholder interests through our profit participation bonus plans and to enhance our succession plans for future leadership of the Company.

Setting Executive Compensation

In making compensation decisions, the Committee considers the recommendations of management. The Committee also considers corporate and executive performance, an executive’s level of experience and responsibility, an executive’s current compensation level and historical compensation practices. In addition, the Committee may consider market data for comparable companies. The Committee does not attempt to maintain or target a specific percentile with respect to a particular peer group set of companies in determining compensation for NEOs. However, the Committee does periodically review information regarding compensation trends and levels from a variety of sources in making compensation decisions.

In 2015, the Committee engaged Cook & Co. to provide advice on certain executive compensation matters. At the same time, the Committee conducted an extensive review of the CEO’s, CFO’s and COO’s compensation, considering CEO compensation at public companies in the professional services sector, including real estate service companies, with annual revenues between $100 million and $500 million as well as CB Richard Ellis Group and Jones Lang LaSalle, which consistently compete with us for top executive talent in the commercial real estate industry. This analysis included data on the following key elements of pay: (i) base salary, (ii) bonus, (iii) stock and option awards and (iv) all other compensation. The Committee reviewed the data, keenly aware of its limitations including, the limited number of companies in the “peer” subset, described above, and the significant differences in size and business scope between the Company and the “peer” subset. Market data for the CFO and COO roles were based on national general industry survey sources.

The Committee also evaluates the performance of the Company’s CEO, CFO, President, Mr. Lawton and Mr. de Zárraga based on quantitative and qualitative performance criteria as described in more detail herein.

Compensation-Related Risk Assessment

In setting executive compensation, the Committee considers risks associated with payment of executive compensation. On an annual basis, the Committee and the Company conducts a risk assessment with respect to compensation of the executive officers. The risk assessment includes an analysis of the alignment of the Board’s expressed compensation philosophy and compensation goals with the Company’s strategic goals, short- and long-term focus and timing issues, compensation drivers and potential risks of each type of pay component, equity vesting periods, stock ownership and other factors.

The Committee takes steps to mitigate undue risk, including implementing a clawback policy and stock ownership guidelines, as discussed in this CD&A. Many of the Company’s executive compensation plans are tied to the Company’s performance, reducing the risk associated with a possible downturn in the markets in which the Company operates. Total executive base salary compensation paid with respect to 2015 represented less than 16% of the total compensation paid to the CEO; less than 18% of the total compensation paid to the President; less than 37% of the total compensation paid to our CFO; less than 8% of the total compensation paid to Mr. Lawton and less than 9% of the total compensation paid to Mr. de Zárraga, with the remainder being tied to performance. The Committee believes that none of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Consideration of Stockholder Advisory Vote on Executive Compensation

In determining and approving compensation of our NEOs, the Committee monitors the results of the Company’s annual advisory vote on named executive compensation. The Company’s stockholders overwhelmingly approved our executive compensation program at our last annual meeting, with an approval rating of 84.7% of the shares represented at the meeting, with broker non-votes not considered in the calculation.

Although this vote is non-binding, the Committee viewed this strong endorsement of our executive compensation decisions and policies as an additional factor supporting the Committee’s conclusion that our existing approach to executive compensation has been successful for the Company.

2015 Executive Compensation Components

The Company’s executive compensation program is comprised of three core elements:

•	base salary;

•	cash bonuses; and

•	long-term incentives, consisting of equity awards.

In making decisions with respect to any element of a NEO’s compensation, the Committee considers the total current compensation that such NEO may be awarded and any previously granted unvested equity awards. The Committee’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

Base Salaries

In General.    Base salary reflects the scope of job responsibility and the day-to-day performance of the executive officer relative to his or her duties and responsibilities. As a fixed component of compensation, base salary plays an important role in attracting and retaining executive talent. In determining base salaries, the Committee considers several factors, including:

•	historical information regarding compensation previously paid to NEOs;

•	the individual’s experience and level of responsibility; and

•	the performance of the Company and the executive.

The Committee’s practice is to review base salary levels annually.

Compensation for Named Executive Officers During 2015

In 2015, the annual salary of each of our CEO, Mark D. Gibson and President, Joe B. Thornton, Jr., was $500,000. In 2014, each of Mr. Gibson’s and Mr. Thornton’s annual base salary was also $500,000. During 2013, each of Mr. Gibson and Mr. Thornton was paid an annual salary of $500,000 as an executive managing director of HFF LP.

In 2015, the annual salary of our Executive Managing Directors, Matthew D. Lawton and Manual A. de Zárraga, was $250,000. In 2014, each of Mr. Lawton’s and Mr. de Zárraga’s annual base salaries was $250,000. During 2013, Mr. Lawton was paid an annual salary of $134,000 in his role as an office manager. During 2013, Mr. de Zárraga was paid an annual salary of $150,000 in his role as an office manager.

Among the factors considered by the Committee in establishing base salary levels for each of Messrs. Gibson, Thornton, Lawton and de Zárraga were each of their base salaries and total compensation as compared to releveant competitors and other “peer” companies, as well as each of their skills and experience, historical base salary and performance.

Messrs. Gibson, Thornton, Lawton and de Zárraga are also employed as transaction professionals of HFF LP, one of the two partnerships through which we conduct our business. Accordingly, they are also paid for their respective service as transaction professionals. As is the case with all transaction professionals of HFF LP, their compensation is based primarily upon commissions they earn for the capital markets services revenue that they bring into HFF LP (as discussed in more detail below). In addition, Mr. Gibson is a licensed broker for HFF Securities, and is accordingly paid for his service in the form of commission payments. This is consistent with HFF LP’s pay-for-performance policy, as the compensation earned by each of Messrs. Gibson, Thornton, Lawton and de Zárraga as a transaction professional, and Mr. Gibson as a licensed broker, is directly related to the amount of revenue they each generate for HFF LP and HFF Securities, respectively. In addition, in order to attract and retain top producers, such as Messrs. Gibson, Thornton, Lawton and de Zárraga, it is critical that they share in the revenue and certain other income that they generate for the Operating Partnerships.

Subject to satisfying certain performance thresholds, Messrs. Gibson, Thornton, Lawton and de Zárraga and other transaction professionals may receive commission payments up to 50% of the adjusted collected fee amount that they generate for the Operating Partnerships. Under this policy, the adjusted collected fee amount is determined based upon the gross revenue actually received by the Operating Partnerships attributable to the efforts of such transaction professionals and after payment of all customary and appropriate fee splits with outside cooperating brokers or others. The adjusted collected fee amount is also reduced by related transaction professional expenses, including all applicable management plan payments, bonus pool payments to analysts, splits with other transaction professional and employees, and other similar compensation paid or payable to individuals involved in the generation of any commission revenue. The Committee considers Messrs. Gibson’s, Thornton’s, de Zárraga’s and Lawton’s total compensation relative to that of other top Company transaction professionals so as to balance the fact that each of them, by reason of their services as executive officers, must redirect much of their focus and efforts to their executive officer responsibilities as opposed to their own individual production.

The annual base salary of our CFO, Gregory R. Conley, was $425,000 in 2015. During 2013 and 2014, Mr. Conley was paid an annual salary of $350,000 and $375,000, respectively. Among the factors considered by the Committee in establishing his base salary were Mr. Conley’s base salary and total compensation as they compare to relevant competitors and other “peer” companies, as well as his skills and experience, historical base salary and performance.

Bonuses

In General.    Annual cash and equity-based bonuses are included as part of the executive compensation program to ensure that a significant portion of each NEO’s compensation is contingent on the annual performance of the Company, as well as the individual contribution of the NEO. The Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual performance by the Company. Bonuses, if earned based on superior performance, are intended to be on the high end of competitive levels to compensate for lower base salaries.

In addition to our regular bonus program, in connection with their services as a transaction professional with HFF LP, each of Messrs. Gibson, Thornton, Lawton and de Zárraga are eligible for an annual bonus through the Operating Partnership Office Profit Participation Bonus Plan, and each of Messrs. Gibson, Thornton, Conley, de Zárraga and Lawton are eligible for an annual bonus through HFF Inc.’s Firm Profit Participation Bonus Plan.

2015 Performance Bonuses

Beginning with the 2015 awards, the Compensation Committee granted performance bonuses in accordance with the Executive Bonus Plan (the “Executive Bonus Plan”), which replaced the previous formulation of a base bonus and Supplemental Leadership Team Bonus. Upon the grant of an Executive Bonus to an eligible recipient, a recipient would receive 50% of the award in cash, payable immediately, and 50% of the award in restricted stock units, the latter to be vested over the course of three years. The Committee implemented this change as of January 1, 2015 to provide for consistency with the Firm Profit Participation Bonus Plan (as described below). The Executive Bonus Plan is administered by the Board of Directors (or an appropriate committee thereof) and all decisions of the Board with respect to the administration of the Executive Bonus Plan are final, conclusive and binding on all persons, including the Company, its subsidiaries and affiliates, any employee and any persons claiming rights from or through employees of the Company.

Members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company are eligible to participate in and receive a bonus payment under the Executive Bonus Plan. In 2015, the Company’s CEO, Mark D. Gibson, President, Joe B. Thornton, Jr., former Chief Executive Officer, John H. Pelusi, Jr. and Executive Managing Directors H. Scott Galloway, Matthew D. Lawton, Gerard T. Sansosti and Manuel A. de Zárraga are members of the Executive Committee and were eligible for Supplemental Leadership Team Bonuses. The Company’s CFO, Gregory R. Conley, the Company’s Chief Operating Officer (“COO”), Nancy O. Goodson, as well as the Company’s director emeritus John P. Fowler, were ad hoc members of the Executive Committee and were also eligible for such bonuses.

In connection with determining the 2015 bonus amount for Messrs. Gibson, Thornton, Lawton and de Zárraga and the other voting members of the Executive Committee and Mr. Conley, the Committee established an Executive Bonus pool of $4,000,000 with the actual bonus paid to be based upon the achievement of pre-established individual and Company-level objectives. In particular, their bonuses were dependent on performance in connection with (i) maximizing stockholder value while ensuring adherence to the Company’s Vision and Mission Statement, (ii) exploring and developing strategic alternatives for the Company’s growth and future profitability and enhanced stockholder value, (iii) ensuring that the Company’s strategic plan and budget are fully developed, presented and implemented, (iv) fostering continued strong investor relations and (v) meeting certain financial targets (i.e. budgeted revenue, operating income and Adjusted EBITDA) of the Company. In addition, the bonuses for Messrs. Gibson, Thornton, Lawton and de Zárraga and the other voting members of the Executive Committee, specifically, were also dependent on performance in connection with building a strong working relationship with the CFO and COO and continuing to support their involvement in the implementation of the Company’s strategic business goals and objectives.

After considering the outstanding 2015 performance of each of Messrs. Gibson, Thornton, Lawton, de Zárraga, Conley and the Company in light of the individual and Company-level objectives established by the Committee and reviewing Messrs. Gibson’s, Thornton’s, Lawton’s, de Zárraga’s and Conley’s compensation, and considering peer company information, the Committee approved an executive bonus, split evenly between cash and restricted stock units, in the aggregate of $1,000,000 for Mr. Gibson, $1,000,000 for Mr. Thornton, $500,000 for Mr. Lawton, $500,000 for Mr. de Zárraga and $369,668 for Mr. Conley. The Committee determined that these bonus amounts were appropriate in light of the Company’s performance discussed above, which included exceeding certain budgeted goals and the payment of a special dividend, and Messrs. Gibson’s, Thornton’s, Lawton’s, de Zárraga’s and Conley’s contributions to that performance.

Under his employment agreement, Mr. Conley is eligible to receive an annual cash bonus in an amount up to 50% of his base salary. The Committee may also, in its discretion, establish target bonuses and award performance bonuses in excess of such amounts. The Committee set Mr. Conley’s target 2015 bonus opportunities at $212,500, or 50% of his base salary. In connection with determining Mr. Conley’s actual bonus payout, the Committee consulted with the CEO and considered his impression of the CFO’s performance, as outlined in a written performance review of Mr. Conley. The performance factors considered by the Committee in connection with awarding such incentive bonuses included the CFO’s (i) implementation and execution of the Company’s business plan, (ii) managing and recommending improvements in the Company’s operations, including the Company’s credit facilities, and internal efficiencies, (iii) managing and administering the Company’s support functions and (iv) individual performance and achievements. In connection with awarding a bonus to Mr. Conley, the Committee also considered his performance in connection with the preparation of the Company’s financial statements and maintaining effective internal controls. After considering Mr. Gibson’s recommendations, competitive data provided by the consultant and the performance factors noted above, the Committee approved a cash bonus of $212,500 for Mr. Conley, or 100% of his target bonus. The Committee determined that this bonus amount was appropriate in light of the performance of Mr. Conley in his areas of responsibility.

Profit Participation Bonus Plans

Operating Partnership Profit Participation Bonus Plans.    The Profit Participation Bonus Plan of each of HFF LP and HFF Securities (each, an “Office Profit Participation Plan”) is designed to reward an office or line of business for an exceptionally productive year. In addition, the Office Profit Participation Bonus Plans reward income generation as well as the ability of an office or line of business to control costs. This element of compensation is integral to HFF LP’s and HFF Securities’ compensation practices because it provides an understandable incentive to each of our offices and lines of business and allows us to reward superior performance. Each Office Profit Participation Bonus Plan generally provides that offices or lines of business that generate profit margins for their office or line of business of 14.5% or more are entitled to additional bonuses of an allocated share of 15% of net income from the office. The allocation of the profit participation bonus and how it is shared within the office are determined by the office head in consultation with the managing member of the Operating Partnerships. In addition, in April 2015 the Company amended each Office Profit Participation Plan such that the Board, or any appropriate committee thereof, may elect to pay up to one-half of the profit participation bonuses payable under the applicable Office Profit Participation Bonus Plan in the form of equity-based awards pursuant to the 2006 Plan (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized), which awards may be subject to delayed vesting schedules. The Compensation Committee’s practice for 2015 awards, however, subject to the Committee’s future consideration and approval at the time of each grant, is that, upon grant to an eligible recipient, such recipient is to receive 50% of the award in cash, payable immediately, and 50% of the award in equity (in the form of restricted stock units), the latter to be vested over the course of three years, one-third of the award each year beginning on the first anniversary of each grant.

Messrs. Gibson, Thornton, Lawton and de Zárraga are eligible to participate in the Office Profit Participation Bonus Plan. Mr. Gibson received an office profit participation bonus under the Office Profit Participation Bonus Plan of $451,171 in 2016 related to 2015 performance. Mr. Thornton received an office profit participation bonus under the Office Profit Participation Bonus Plan of $436,171 in 2016 related to 2015 performance. Mr. de Zárraga’s office profit participation bonus was $315,040 in 2016 related to 2015 performance. Mr. Lawton’s office profit participation bonus was $266,902 in 2016 related to 2015 performance. Each of these awards was paid one-half in cash, payable immediately, and one-half in restricted stock units of the Company’s Class A common stock under the 2006 Plan. One-third of the equity portions of the profit participation bonuses will vest on each of the first, second and third anniversaries of February 17, 2016.

Firm Profit Participation Plan.    In January 2011, the Company adopted the HFF, Inc. Firm Profit Participation Bonus Plan (the “Firm Profit Participation Bonus Plan”), under which members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company, which include each of our CEO, President, CFO, Mr. Lawton and Mr. de Zárraga, are eligible for an annual bonus. The purpose of the Firm Profit Participation Bonus Plan is to encourage and reward firm-wide collaboration and broad stewardship and to promote the financial success of the Company and the Operating Partnerships as well as succession planning for the future. For each calendar year, if the Company achieves a 17.5% or greater adjusted operating income margin, a bonus pool is funded by a percentage of the Company’s adjusted operating income, ranging from 15% to 25%, beyond predefined adjusted operating income margin thresholds, ranging from 17.5% to 27.5%. The Board, or any appropriate committee thereof, may elect to pay up to two-thirds of the profit participation bonuses payable under the Firm Profit Participation Bonus Plan in the form of equity-based awards pursuant to the 2006 Plan (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized). The Compensation Committee’s practice starting with the 2015 awards, however, subject to the Committee’s future consideration and approval at the time of each grant, is that, upon grant to an eligible recipient, such recipient is to receive 50% of the award in cash, payable immediately, and 50% of the award in equity (in the form of restricted stock units), the latter to be vested over the course of three years, one third of the award each year beginning on the first anniversary of each grant.

Messrs. Gibson, Thornton, Lawton, de Zárraga and Conley are each eligible to participate in the Firm Profit Participation Bonus Plan. Mr. Lawton received a profit participation bonus under the Firm Profit Participation Bonus Plan of $729,307 in 2016 related to 2015 performance. Mr. de Zárraga received a profit participation bonus under the Firm Profit Participation Bonus Plan of $629,307 in 2016 related to 2015 performance. Each of these awards was paid one-half in cash, payable immediately, and one-half in restricted stock units of the Company’s Class A common stock under the 2006 Plan. One-third of the equity portions of the profit participation bonuses will vest on each of the first, second and third anniversaries of February 17, 2016.

Long-Term Incentive Program

Our Board of Directors believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that their compensation should assist us in recognizing and rewarding key executives who profoundly affect our future success through their value-added performances. Therefore, we have adopted and maintain an incentive compensation plan, the 2006 Plan. This plan is designed to align management’s performance objectives with the interests of our stockholders. Awards under our 2006 Plan are administered by the Committee. In the event that the Company’s stockholders approve the 2016 Equity Plan, the Company will no longer issue awards under the 2006 Plan.

All grants of equity compensation to NEOs, including those made in connection with the Office Profit Participation Bonus Plan and the Firm Profit Participation Bonus Plan, are made by the Committee. Whether grants are made and the type and size of any grants are based upon Company and individual performance, position held, years of service, level of experience and potential of future contribution to the Company’s success. The Committee may also consider long-term incentive grants previously awarded to the NEOs, long-term incentive grants given to other executive officers throughout the Company’s history and grant practices at comparable companies.

2015 Equity Grants

As described above, in February 2016, Mr. de Zárraga was granted 19,576 restricted stock units with a grant date fair value of $472,173, Mr. Lawton was granted 20,651 restricted stock units with a grant date fair value of $498,102, Mr. Gibson was granted 9,353 restricted stock units with a grant date fair value of $225,594, Mr. Thornton was granted 9,042 restricted stock units with a grant date fair value of $218,093, respectively, under the 2006 Plan as part of their 2015 profit participation bonuses. One-third of each of the awards will vest on each of the first, second and third anniversaries of February 17, 2016. In addition, in February 2016, Mr. Gibson was granted 20,730 restricted stock units with a grant date fair value of $500,008, Mr. Thornton was granted 20,730 restricted stock units with a grant date fair value of $500,008, Mr. de Zárraga was granted 10,365 restricted stock units with a grant date fair value of $250,004, Mr. Lawton was granted 10,365 restricted stock units with a grant date fair value of $250,004 and Mr. Conley was granted 7,663 restricted stock units with a grant date fair value of $184,832, respectively, under the 2006 Plan as part of their 2015 executive bonuses. One-third of each of the awards will vest on each of the first, second and third anniversaries of February 17, 2016. In addition, in February 2016, Mr. Conley was granted 3,750 restricted stock units with a grant date fair value of $90,450 under the 2006 Plan as part of his 2015 equity award. One-fifth of the award will vest on each of the first, second, third, fourth and fifth anniversaries of February 17, 2016.

The Company has no formal program, plan or practice to time equity grants to its executives in coordination with the release of material non-public information.

Other Compensation and Perquisite Benefits

In addition to the principal categories of compensation described above, the Company provides its NEOs with coverage under its broad-based health and welfare benefits plans, including medical, dental, vision, disability and life insurance. The Company also sponsors a 401(k) plan. The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute to the 401(k) plan up to the limit prescribed by the Code on a before-tax basis.

All contributions made by a participant vest immediately and matching contributions by the Company are fully vested after two years of service. These benefits are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program.

The NEOs are not generally entitled to benefits that are not otherwise available to all of our employees. In this regard, the Company does not provide pension arrangements (other than the 401(k) Plan), post-retirement health coverage or similar benefits for its executives.

Employment Agreements

A description of the employment agreements of our NEOs during 2015 at HFF, Inc., including a specific description of the components of each such NEO’s compensation, is set forth below.

Clawback Policy

In 2013, the Committee adopted a clawback policy that covers the executive performance bonus pool, which requires that payouts under the executive performance bonus guidelines shall not be adjusted based on any information that becomes available at any time following the Determination Date of such payout amount, absent fraud, accounting irregularities, willful misconduct, gross negligence or manifest error, provided that, for two years following the awarding of any bonus amount under such plans, the award will be subject to a total clawback in the event that there is a material restatement of the Company’s financial statements for the applicable fiscal year.

For further detail regarding the Officer Profit Participation Bonus Plans and the Firm Profit Participation Bonus Plan, see the description under “Profit Participation Bonus Plans” below.

Stock Ownership Guidelines

On January 9, 2013, the Committee adopted a policy requiring that the Company’s CEO must own common stock of the Company equal in value to at least five times base salary within a period of five years from the date elected. In addition, based upon their role, NEOs are required to own a minimum number of shares based on the lower of a (i) minimum share count or (ii) minimum dollar holding. Ownership in an amount greater than the stated level is encouraged.

The following table indicates the current share ownership of our NEOs relative to the guideline as of April 15, 2016, when the price per share of our Class A common stock at the close of trading on the New York Stock Exchange was $28.21. Each of our NEOs currently exceeds the applicable minimum stock ownership guideline.

Name	Shares of Class A Common Stock Owned	Value at April 15, 2016 ($)	Minimum Number of Shares Owned	Minimum Dollar Holdings (in millions of $)
Mark D. Gibson(1)	658,692	18,581,701	100,000	6.0
Joe B. Thornton, Jr.(2)	722,230	20,374,108	100,000	6.0
Gregory R. Conley(3)	30,682	865,539	17,500	1.0
Matthew D. Lawton(4)	229,145	6,464,180	100,000	6.0
Manuel A. de Zárraga(5)	183,359	5,172,473	100,000	6.0

(1)	Does not include 30,083 restricted stock units granted to Mr. Gibson in February 2016 that will not be vested within 60 days.

(2)	Does not include 29,772 restricted stock units granted to Mr. Thornton in February 2016 that will not be vested within 60 days.

(3)	Does not include 8,437 restricted stock units granted to Mr. Conley in January 2014, 3,750 restricted stock units granted to Mr. Conley in February 2015, 11,413 restricted stock units granted to Mr. Conley in February 2016 and 1,336 restricted stock units issued to Mr. Conley in connection with dividends paid on the Company’s Class A common stock in February 2015 and February 2016, in each case that will not be vested within 60 days.

(4)	Does not include 29,165 restricted stock units granted in January 2014, 7,143 restricted stock units granted in February 2015, 31,016 restricted stock units granted in February 2016 and 4,187 restricted stock units in connection with dividends paid on the Company’s Class A common stock in February 2015 and February 2016, all of which will not be vested with 60 days.

(5)	Does not include 29,165 restricted stock units granted in January 2014, 7,143 restricted stock units granted in February 2015, 29,941 restricted stock units granted in February 2016 and 4,187 restricted stock units in connection with dividends paid on the Company’s Class A common stock in February 2015 and February 2016, all of which will not be vested with 60 days.

Tax and Accounting Implications

Deductibility of Certain Compensation

Section 162(m) of the Code limits the deductions that may be claimed by a public company for compensation paid to certain individuals to $1,000,000 except to the extent that any excess compensation is “performance-based compensation.” In 2015, the NEOs’ base salary and bonuses were not considered performance-based under Section 162(m) and therefore all such compensation is subject to the $1,000,000 limit. The CEO’s and President’s commission payments are exempt from the 162(m) limits and Profit Participation Bonus Plan amounts earned by the CEO and President, and paid by the Operating Partnerships, are not subject to the Section 162(m) limits. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company make that advisable. In approving the amount and form of compensation for the NEOs, the Committee will continue to consider all elements of cost to the Company of providing such compensation, including the potential impact of Section 162(m).

The Committee considers the accounting impact in connection with equity compensation matters; however, these considerations do not significantly affect decisions on grants of equity compensation.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Lenore M. Sullivan, Committee Chairman

George L. Miles, Jr.

Steven E. Wheeler

Morgan K. O’Brien

OUR MISSION AND VISION STATEMENT

Our goal is to always put the client’s interest ahead of the Firm and every individual within the Firm.

We will endeavor to strategically grow to achieve our objective of becoming the best and most dominant “one-stop” commercial real estate and capital markets intermediary offering the following:

•	All forms of Debt Placement Solutions and Services;

•	Investment Sales Services;

•	Entity and Project Level Equity Services and Placements as well as all forms of Structured Finance Solutions;

•	Private Equity, Investment Banking and Advisory Services;

•	Loan Sales and Distressed Asset Sales; and

•	Commercial Loan Servicing (Primary and Sub-servicing).

Our goal is to hire and retain associates who have the highest ethical standards and the best reputations in the industry to preserve our culture of integrity, trust and respect and to promote and encourage teamwork to ensure our clients have the “best team on the field” for each transaction. Simply stated, without the best people, we cannot be the best Firm.

To ensure we achieve our goals and aspirations and provide outstanding results for our stockholders, we must maintain a flexible compensation and ownership package to appropriately recognize and reward our existing and future associates who profoundly contribute to our success through their value-added performance. The ability to reward extraordinary performance is essential in providing superior results for our clients while appropriately aligning our interests with our stockholders.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned during fiscal 2013, 2014 and 2015 by our named executive officers for each of those fiscal years: Mark D. Gibson, our Chief Executive Officer, Gregory R. Conley, our Chief Financial Officer; Joe B. Thornton, Jr., our President, Manuel A. de Zárraga, our Executive Managing Director and Matthew D. Lawton, our Executive Managing Director.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)		All Other Compensation ($)		Total ($)
Mark D. Gibson, Chief Executive Officer	2015	500,000		2,240,779	(3)	—		457,187	(4)	3,197,966
	2014	500,000	(2)	2,580,219	(3)	—		531,596		3,611,815
	2013	500,000		4,161,527	(3)	—		1,516,776		6,178,303
Gregory R. Conley, Chief Financial Officer	2015	425,000		582,166	(5)	140,100	(8)	27,925	(11)(12)	1,175,191
	2014	375,000		310,000	(6)	331,998	(9)	68,011	(10)(12)	1,084,999
	2013	350,000		219,335	(7)	—	(7)(10)	56,316	(7)(10)	625,651
Joe B. Thornton, Jr., President	2015	500,000		1,860,360	(13)	—		442,175	(14)	2,802,535
	2014	500,000	(2)	1,570,659	(13)	—		506,236		2,576,895
	2013	500,000		1,115,781	(13)	—		1,192,579		2,808,360
Matthew D. Lawton, Executive Managing Director	2015	250,000		1,812,838	(15)	266,862	(16)	1,075,116	(18)	3,404,816
	2014	250,000	(2)	1,635,035	(15)	1,147,585	(17)	621,930		3,654,550
	2013	134,000		1,492,857	(15)	—		890,616		2,517,473
Manuel A. de Zárraga, Executive Managing Director	2015	250,000		1,508,220	(19)	266,862	(16)	1,030,099	(23)	3,055,181
	2014	250,000	(2)	1,562,055	(19)	1,147,585	(20)(21)	366,000	(20)(24)	3,325,640
	2013	150,000		787,544	(19)	—	(20)(22)	275,599	(20)(22)	1,213,143

(1)	The amounts in this column represent the grant-date fair value of restricted stock unit awards issued by the Company for the respective fiscal years. All grants were made under the 2006 Plan. See Note 3 “Stock Compensation” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for discussion regarding the valuation of our stock and option awards.

(2)	Represents each of Messrs. Gibson’s, Thornton’s, Lawton’s and de Zárraga’s annual base salary for the period January 1, 2014 through March 31, 2014 and, on April 1, 2014, upon the effectiveness of each of Messrs. Gibson’s, Thornton’s, Lawton’s and de Zárraga’s executive officer appointments at the Company, for the period April 1, 2014 through December 31, 2014.

(3)	Includes Mr. Gibson’s performance bonus of $1,000,008 under the Executive Bonus Plan with $500,000 paid in cash and $500,008 paid in restricted stock units (20,730 shares at $24.12/share) that vest 1/3 on each of February 17, 2017, February 17, 2018 and February 17, 2019 and commissions of $1,240,771 for the fiscal year ended December 31, 2015; performance bonus of $750,000 under the combined base bonus and Supplemental Leadership Team Bonus Plan and commissions of $1,830,219 for the fiscal year ended December 31, 2014; and performance bonus of $375,000, commissions of $3,660,998 and a bonus of $125,529 under the Supplemental Leadership Team Bonus Plan for the fiscal year ended December 31, 2013.

(4)

Includes $805 in imputed income on group term life insurance premiums, $202 in life insurance premiums, $451,180 in profit participation bonuses under the Office Profit Participation Bonus Plan was paid one-half in cash and one-half in restricted stock units (9,353 shares at $24.12/share) one-third of which vests on each of February 17, 2017, February 17, 2018 and February 17, 2019, and $5,000 in a 401(k) match paid by us in 2015.

(5)	Represents Mr. Conley’s performance bonus of $582,166 for the fiscal year ended December 31, 2015. The bonus consisted of base cash bonus of $212,500 and an executive bonus with $184,834 paid in cash and the remaining portion paid in restricted stock units with a grant date fair value of $184,832 (7,663 shares at $24.12/share on February 17, 2016). Such restricted stock units were subject to a grant letter with a three-year vesting schedule with one-third vesting on each of the first, second and third anniversary dates of the grant.

(6)	Represents Mr. Conley’s performance bonus of $310,000 for the fiscal year ended December 31, 2014. The bonus consisted of base cash bonus of $200,000 and an executive bonus in cash of $110,000.

(7)	A portion of Mr. Conley’s 2013 bonus was paid in restricted shares of the Company’s Class A common stock, with a grant date fair value of $24,995 (847 shares at $29.51/share on January 30, 2014). Such restricted shares were immediately vested at the grant date. These amounts are reflected in the “Bonus” column of the table. Additionally, this amount includes $6,835 under the Supplemental Leadership Team Bonus Plan for the fiscal year ended December 31, 2013.

(8)	The Compensation Committee approved and granted Mr. Conley 3,750 restricted stock units on February 18, 2015 with a grant date fair value of $140,100 (3,750 shares at $37.36/share on February 18, 2015). The restricted stock units were issued subject to the terms of a grant letter with a five-year vesting schedule with one-fourth vesting on each of the second, third, fourth, and fifth anniversary dates of the grant.

(9)	The Compensation Committee approved and granted Mr. Conley 11,250 restricted stock units on January 30, 2014 with a grant date fair value of $331,988 (11,250 shares at $29.51/share on January 30, 2014). The restricted stock units were issued subject to the terms of a grant letter with a five-year vesting schedule with one-fourth vesting on each of the second, third, fourth, and fifth anniversary dates of the grant.

(10)	Mr. Conley’s awards of $60,000 and $49,866 awarded under the Firm Profit Participation Bonus Plan in respect of 2014 and 2013, respectively, was paid one-third in cash and two-thirds in restricted stock units. One-half of the cash portion of each award vested immediately on the grant date and one-half vests on the first anniversary of the grant date. The equity portion of Mr. Conley’s award was paid in restricted stock units, with a grant date fair value of $40,000 (1,071 shares at $37.36/share on February 18, 2015) and $33,244 (1,044 shares at $31.84/share on March 3, 2014), respectively. Mr. Conley’s Firm Profit Participation Bonus awards in respect of 2014 and 2013 are reflected in the “All Other Compensation” column of the table.

(11)	This amount includes $807 in imputed income on group term life insurance premiums, $203 in life insurance premiums, $5,000 in a 401(k) match, $721 of imputed income on parking expenses and a related gross-up for taxes paid by us in 2015. This amount includes the dollar value of 557 dividend shares issued to Mr. Conley in connection with dividends paid on unvested restricted stock awards under the 2006 Plan and the Firm Profit Participation Plan in 2015. We refer to each of these shares as dividend shares. The dollar value of the 557 dividend shares issued to Mr. Conley in 2015 is $21,194.

(12)	This amount includes the dollar value of 57 shares of Class A common stock issued to Mr. Conley in connection with dividends paid on unvested restricted stock awards under the 2006 Plan and the Firm Profit Participation Plan in 2014. The dollar value of the 57 dividend shares issued to Mr. Conley in 2014 is $1,670.

(13)

Includes Mr. Thornton’s performance bonus under the executive bonus plan of $1,000,008, with $500,000 paid in cash and the remaining portion paid in restricted stock units with a grant date fair value of $500,008 (20,730 shares at $24.12/share on February 17, 2016), and commissions of $860,352 for the fiscal year ended December 31, 2015; performance bonus of $750,000 under the combined base bonus and Supplemental Leadership Team Bonus Plan and commissions of $820,659 for the fiscal year ended

December 31, 2014; performance bonus of $375,000, commissions of $656,262 and a bonus of $84,519 under the Supplemental Leadership Team Bonus Plan for the fiscal year ended December 31, 2013.

(14)	This amount includes $794 in imputed income on group term life insurance premiums, $202 in life insurance premiums, $5,000 in a 401(k) match paid by us and $436,179 in profit participation bonuses under the Office Profit Participation Bonus Plan, in 2015. Mr. Thornton’s profit participation bonus was paid $218,086 in cash and the remaining portion was paid in restricted stock units with a grant date fair value of $218,093 (9,042 shares at $24.12/share on February 17, 2016). The restricted stock units were issued subject to the terms of a grant letter with a three-year vesting schedule with one-third of the grant vesting on each of the first, second and third anniversary dates of the grant.

(15)	Includes Mr. Lawton’s performance bonus under the executive bonus plan of $500,004, with $250,000 paid in cash and the remaining portion paid in restricted stock units with a grant date fair value of $250,004 (10,365 shares at $24.12/share on February 17, 2016), and commissions of $1,312,834 for the fiscal year ended December 31, 2015; performance bonus of $425,000 under the combined base bonus and Supplemental Leadership Team Bonus Plan and commissions of $1,210,035 for the fiscal year ended December 31, 2014; commissions of $1,414,059, a bonus of $51,458 under the 2006 Plan and a bonus of $27,340 under the Supplemental Leadership Team Bonus Plan for the fiscal year ended December 31, 2013. The $51,458 bonus granted under the 2006 Plan for 2013 represents one-third of the total cash award of $154,375 granted to Mr. Lawton on December 14, 2010. One-third of the award vested immediately upon grant and one-third of the award vested on each of March 1, 2012 and March 1, 2013.

(16)	The Compensation Committee approved and granted the individual 7,143 restricted stock units on February 18, 2015 with a grant date fair value of $266,862 (7,143 shares at $37.36/share on February 18, 2015). The restricted stock units were issued subject to the terms of a grant letter with a five-year vesting schedule with one-fourth vesting on each of the second, third, fourth, and fifth anniversary dates of the grant.

(17)	The Compensation Committee approved and granted Mr. Lawton 38,888 restricted stock units on January 30, 2014 with a grant date fair value of $1,147,585 (38,888 shares at $29.51/share on January 30, 2014). The restricted stock units were issued subject to the terms of a grant letter with a five-year vesting schedule with one-fourth vesting on each of the second, third, fourth, and fifth anniversary dates of the grant.

(18)	This amount includes $806 in imputed income on group term life insurance premiums, $202 in life insurance premiums, $5,000 in a 401(k) match paid by us, $266,907 in profit participation bonuses under the Office Profit Participation Bonus Plan and $729,300 in profit participation bonuses under the Firm Profit Participation Bonus Plan in 2015. This amount also includes the dollar value of 1,840 dividend shares issued to Mr. Lawton in connection with dividends paid on unvested restricted stock unit awards under the 2006 Plan and the Firm Profit Participation Plan in 2015. The dollar value of the 1,840 dividend shares issued to Mr. Lawton in 2015 is $70,012. Mr. Lawton’s profit participation bonus under the Office Profit Participation Bonus Plan was paid $133,451 in cash and the remaining portion was paid in restricted stock units with a grant date fair value of $133,456 (5,533 shares at $24.12/share on February 17, 2016). Mr. Lawton’s profit participation bonus under the Firm Profit Participation Bonus Plan was paid $364,654 in cash and the remaining portion was paid in restricted stock units with a grant date fair value of $364,646 (15,118 shares at $24.12/share on February 17, 2016). The restricted stock units were issued subject to the terms of a grant letter with a three-year vesting schedule with one-third of the grant vesting on each of the first, second and third anniversary dates of the grant.

(19)

Includes Mr. de Zárraga’s performance bonus under the executive bonus plan of $500,004, with $250,000 paid in cash and the remaining portion paid in restricted stock units with a grant date fair value of $250,004 (10,365 shares at $24.12/share on February 17, 2016), and commissions of $1,008,216 for the fiscal year ended December 31, 2015; performance bonus of $425,000 under the combined base bonus and Supplemental Leadership Team Bonus Plan and commissions of $1,137,055 for the fiscal year ended December 31, 2014; commissions of $719,127, a bonus of $65,000 under the 2006 Plan and a bonus of $3,417 under the Supplemental Leadership Team Bonus Plan for the fiscal year ended December 31, 2013; commissions of $884,008 and a bonus of $65,000 under the 2006 Plan for the fiscal year ended

December 31, 2012. The $65,000 bonus granted under the 2006 Plan for 2012 and 2013 each represent one-third of the total cash award of $195,000 granted to Mr. de Zárraga on December 14, 2010. One-third of the award vested immediately upon grant and one-third of the award vested on each of March 1, 2012 and March 1, 2013.

(20)	Mr. de Zárraga’s awards of $349,202 and $245,027 awarded under the Office Profit Participation Bonus Plan in respect of 2014 and 2013, respectively, was paid two-thirds in cash and one-third in restricted shares of the Company’s Class A common stock. Twenty-five percent of the restricted shares of the Company’s Class A common stock vested immediately upon grant and seventy-five percent of the restricted shares of the Company’s Class A common stock vested or will vest in one year. The equity portion of Mr. de Zárraga’s 2013 and 2014 award was paid in restricted shares of the Company’s Class A common stock with a grant date (March 3, 2014 and February 18, 2015, respectively) fair value of $81,676 (2,565 shares at $31.84/share on March 3, 2014) and of $116,401 (3,116 shares at $37.36/share on February 18, 2015), respectively. Mr. de Zárraga’s Office Profit Participation Bonus awards in respect of 2013 and 2012 are reflected in the “All Other Compensation” column of the table.

(21)	The Compensation Committee approved and granted Mr. de Zárraga 38,888 restricted shares of the Company’s Class A common stock on January 30, 2014 with a grant date fair value of $1,147,585 (38,888 shares at $29.51/share on January 30, 2014). The restricted shares were issued subject to the terms of the grant letter with a five year vesting schedule with one-fourth vesting on each of the second, third, fourth, and fifth anniversary dates of the grant.

(22)	Mr. de Zárraga’s awards of $24,933 awarded under the Firm Profit Participation Bonus Plan in respect of 2013 was paid one-third in cash and two-thirds in restricted shares of the Company’s Class A common stock. One-half of the cash portion of each award vested immediately on the grant date and one-half vests on the first anniversary of the grant date. The equity portion of Mr. de Zárraga’s award was paid in restricted shares of the Company’s Class A common stock, with a grant date fair value of $16,622 (522 shares at $31.84/share on March 3, 2014). Mr. de Zárraga’s Firm Profit Participation Bonus award for 2013 is reflected in the “All Other Compensation” column of the table.

(23)	This amount includes $797 in imputed income on group term life insurance premiums, $202 in life insurance premiums, $5,000 in a 401(k) match paid by us, $315,048 in profit participation bonuses under the Office Profit Participation Bonus Plan and $629,299 in profit participation bonuses under the Firm Profit Participation Bonus Plan in 2015. This amount also includes the dollar value of 2,096 dividend shares issued to Mr. de Zárraga in connection with dividends paid on unvested restricted stock unit awards under the 2006 Plan in 2015. The dollar value of the 2,096 dividend shares issued to Mr. de Zárraga in 2015 is $79,753. Mr. de Zárraga’s profit participation bonus under the Office Profit Participation Bonus Plan was paid $157,520 in cash and the remaining portion was paid in restricted stock units with a grant date fair value of $157,528 (6,531 shares at $24.12/share on February 17, 2016). Mr. de Zárraga’s profit participation bonus under the Firm Profit Participation Bonus Plan was paid $314,654 in cash and the remaining portion was paid in restricted stock units with a grant date fair value of $314,645 (13,045 shares at $24.12/share on February 17, 2016). The restricted stock units were issued subject to the terms of a grant letter with a three-year vesting schedule with one-third of the grant vesting on each of the first, second and third anniversary dates of the grant.

(24)	This amount includes the dollar value of 381 shares of Class A common stock issued to Mr. de Zárraga in connection with dividends paid on unvested restricted stock awards under the 2006 Plan. The dollar value of the 381 dividend shares issued to Mr. de Zárraga in 2014 is $11,159.

Employment Agreements

Mark D. Gibson, Joe B. Thornton, Jr., Matthew D. Lawton, Manuel A. de Zárraga

HFF LP and each of Messrs. Gibson, Thornton, Lawton and de Zárraga are parties to an amended and restated employment agreement in respect of their capacity as transaction professionals on terms and conditions substantially identical to the employment agreements between HFF LP and the members of HFF Holdings who were employed as transaction professionals at the time of our initial public offering. Such employment agreements were amended on June 30, 2010 when, in connection with the modification of the Exchange Right described in “Certain Relationships and Related Party Transactions — Exchange Right,” Messrs. Gibson, Thornton, Lawton and de Zárraga and certain other members of HFF Holdings voluntarily agreed to extend the term of the non-competition and non-solicitation restrictions under their employment agreements until March 2015.

The agreements provide for salary, bonuses, commission sharing, draws against commissions, bonuses and other income allocations as established from time to time by Holliday GP at the direction of our Board of Directors after consideration of the recommendation and advice of the operating committee and managing member of HoldCo LLC. The four executives are each provided with welfare benefits and other fringe benefits to the same extent as those benefits are provided to our other similarly situated employees.

As discussed in “Non-Competition, Non-Disclosure, Non-Solicitation and Other Restrictive Covenants” below, certain non-competition and non-solicitation obligations under their respective employment agreements, as amended (as well as similar obligations of other members of HFF Holdings under their respective employment agreements), terminated in March 2015.

The Company did not enter into new employment agreements with Mr. Gibson and Mr. Thornton in respect of their current service as the Company’s respective CEO and President.

Gregory R. Conley

We have an employment agreement with Gregory R. Conley. Pursuant to the terms of his employment agreement with HFF, Inc., Mr. Conley serves as our CFO until his employment is terminated by us or by Mr. Conley.

The compensation package of Mr. Conley is comprised of the following elements:

•

Base Salary.    The employment agreement establishes a base salary for the first year of the agreement. The Compensation Committee, in consultation with our CEO, will review an executive officer’s base salary annually to ensure that the proper amount of compensation is being paid to such executive officer commensurate with his service performed for us. The Compensation Committee may increase, but not decrease, such base salary in its sole discretion.

•

Annual Cash Bonus.    Mr. Conley is eligible to receive an annual cash bonus, in an amount up to 50% of his base salary, based upon his achievement of certain pre-determined financial or strategic performance goals established by the Company from time to time. The Committee may also, in its discretion, fix target bonuses and award performance bonuses in excess of such amounts.

•

Long-Term Incentive Compensation.    Pursuant to Mr. Conley’s employment agreement, on the effective date of his employment agreement, subject to the terms and conditions of the 2006 Plan and the applicable award agreement with such executive officer under such plan, Mr. Conley received a grant of restricted stock units with an aggregate fair market value on the date of grant of $300,006. This grant of restricted stock units vested in four equal annual installments beginning in January 2009 and is now fully vested. Although not expressly provided for in Mr. Conley’s employment agreement, he has received, and may in the future receive, additional grants of equity compensation. See “Compensation Discussion and Analysis — Long-Term Incentive Program.”

•	Other Benefits. Mr. Conley has welfare benefits and other fringe benefits to the same extent as those benefits are provided to our other similarly situated employees.

We currently do not have employment agreements with certain other key associates and there is no assurance that we will be able to retain their services.

Non-Competition, Non-Disclosure, Non-Solicitation and Other Restrictive Covenants

Pursuant to the employment agreements described above, we had entered into non-competition, non-disclosure, non-solicitation and other restrictive covenants with Messrs. Gibson, Thornton, Lawton and de Zárraga and non-disclosure and other restrictive covenants with Mr. Conley. The following are descriptions of the material terms of each covenant.

In March 2015, the non-competition and non-solicitation covenants discussed in more detail below expired. After discussion with our transaction professionals, management and review by our independent directors, we decided not to extend the terms of these provisions prior to their expiration. Notwithstanding the expiration of the non-competition and non-solicitation covenants, certain other covenants regarding non-disclosure and non-disparagement remain in effect.

The non-competition, non-disclosure, non-solicitation and other restrictive covenants provided as follows:

Non-Competition.    Prior to March 29, 2015, each of Messrs. Gibson, Thornton, Lawton and de Zárraga were not permitted to, directly or indirectly, own, operate, manage, participate in, invest in, render services for or otherwise assist any entity that engages in any competitive business that we or our affiliates are in or are actively considering conducting during a six-month period preceding the termination date of their respective employment. Messrs. Gibson, Thornton, Lawton and de Zárraga were also prohibited by the terms of the non-competition covenant from directly or indirectly engaging in any activity that requires or would inevitably require the disclosure of confidential information of us or our affiliates. This non-competition covenant did not apply if any of them were terminated by us without “cause” (as defined in the employment agreement).

Non-Disclosure.    Each of Messrs. Gibson, Thornton, Lawton, de Zárraga and Conley are required, whether during or after their employment, to hold all “confidential information” in trust for us and are prohibited from using or disclosing such confidential information except as necessary in the regular course of our business or that of our affiliates.

Non-Solicitation.    Prior to March 29, 2015, each of Messrs. Gibson, Thornton, Lawton and de Zárraga were not permitted to, directly or indirectly, solicit the business of or perform duties for any client or prospective client of ours in respect of any service similar to a service performed by us or our affiliates. “Prospective client” means any person with which we or our affiliates were in active business discussions at any time within six months prior to the termination date of their respective employment. Messrs. Gibson, Thornton, Lawton and de Zárraga were also prohibited from influencing or encouraging any of our clients or prospective clients from ceasing to do business with us during this same time period. This non-solicitation covenant did not apply if any of them were terminated by us without “cause” (as defined in the employment agreement).

Pursuant to their employment agreements, each of Messrs. Gibson, Thornton, Lawton and de Zárraga were also not permitted to, directly or indirectly, knowingly solicit or encourage any of our employees or consultants to leave their employment with us, or hire any such employee or consultant prior to March 29, 2015.

Non-Disparagement.    Each of Messrs. Gibson, Thornton, Lawton, de Zárraga and Conley are not permitted to, except as legally compelled, make any statement to third parties that would have a material adverse impact on the business or business reputation of, as the case may be, Messrs. Gibson, Thornton, Lawton, de Zárraga and Conley or any of us or our affiliates.

Specific Performance.    In the case of any breach of the employment agreement, including the non-competition, non-disclosure, non-solicitation and other restrictive covenants thereof, Messrs. Gibson, Thornton, Lawton, de Zárraga and Conley each agreed that, in addition to any other right we may have at law, equity or under any agreement, we are entitled to immediate injunctive relief and may obtain a temporary or permanent injunction or other restraining order.

Potential Payments Upon Termination

Mr. Conley’s employment agreement contains provisions providing for payments by us following the termination of his employment by us without cause or by Mr. Conley for good reason. Under Mr. Conley’s employment agreement, if his employment is terminated by us without cause or by such executive with good reason, he will be entitled to receive his base salary through the date of termination and for a subsequent period of twelve months, the benefits provided under our employee benefit plans and programs, continuation of medical benefits for twelve months after the date of termination, vesting of 50% or 100% of his unvested restricted stock units or stock options, if any, and 90 days to exercise any vested stock options, if any. In addition, any restricted stock units or stock options granted will become 100% vested if his position is eliminated or compensation is reduced following a change in control. “Cause” is defined under the employment agreement as (i) gross misconduct or gross negligence in the performance of one’s duties as our employee, (ii) conviction or pleading nolo contendere to a felony or a crime involving moral turpitude, (iii) significant nonperformance of an executive’s duties as our employee, (iv) material violation of our established policies and procedures, or (v) material violation of the respective employment agreement. “Good reason” is defined under the respective employment agreements as (i) a significant reduction of duties or authority, (ii) a reduction in base salary without the executive’s consent, (iii) a reduction in the executive’s bonus opportunity, (iv) a significant change in the location of the executive’s principal place of employment and (v) material violation of the respective employment agreements.

If the employment of Mr. Conley is terminated for any reason other than by us without cause or by Mr. Conley for good reason (including by us with cause, by Mr. Conley without good reason, or due to death or disability), Mr. Conley will only be entitled to all earned, unpaid base salary and the benefits provided under our employee benefit plans and programs. Mr. Conley will be permitted to exercise vested stock options for a period of 30 days following termination due to a voluntary resignation and for a period of one year following a termination due to death or disability. For a termination due to cause, Mr. Conley will not be permitted to exercise any of his stock options following termination. Except as otherwise provided above, unvested restricted stock units and stock options will be forfeited upon a termination for any reason.

Each of Mr. Gibson’s, Mr. Thornton’s, Mr. Lawton’s and Mr. de Zárraga’s employment agreements does not provide for any potential severance payments by us upon the termination of their respective employment.

The Company does not provide excise tax gross-up payments to anyone under an existing employment agreement or otherwise.

Mr. Conley’s compensation that would have been owed to him in the event of (a) his employment termination without cause or (b) by Mr. Conley with good reason on December 31, 2015 was $425,000 as a continuation of base salary, $27,349 as a continuation of benefits and $499,202 in accelerated restricted stock unit vesting. The employment agreements with the other NEOs do not contain similar severance provisions.

Profit Participation Bonus Plans

Office Profit Participation Bonus Plans

The purpose of the Office Profit Participation Bonus Plans is to attract, retain and provide incentives to employees, and to promote the financial success, of HFF LP and HFF Securities, respectively. Messrs. Gibson, Thorton, Lawton and de Zárraga are currently eligible in their roles as transaction professionals to participate in HFF LP’s Office Profit Participation Bonus Plan.

Applicability of Plan to Designated Offices.    An Office Profit Participation Bonus Plan applies to each separate office (each, an “Office”) or line of business (each, a “Business Line”) of HFF LP and HFF Securities designated by the Managing Member of HFF LP (the “Managing Member”). The Managing Member is elected by certain senior officers of HFF LP pursuant to the HFF LP partnership agreement. Joe B. Thornton, Jr. served as the Managing Member during fiscal year 2015. Mr. Thornton began in that role as of April 1, 2014, for the remainder of fiscal year 2014. John H. Pelusi, Jr. was the Managing Member from January 1, 2014 through March 31, 2014.

Bonus Pool Calculation.    With respect to each Office or Business Line to which an Office Profit Participation Bonus Plan applies and for each calendar year, if a 14.5% or greater Profit Margin is generated by such Office or Business Line, then an amount equal to 15% of the Adjusted Operating Income generated by such Office or Business Line will comprise the bonus pool. For purposes of each Office Profit Participation Bonus Plan, “Profit Margin” means the Net Operating Income of such Office or Business Line as a percentage of the revenue of such Office or Business Line, all as determined in accordance with U.S. generally accepted accounting principles (“GAAP”), “Net Operating Income” means net operating income (using the same revenue and cost accounts as used in preparing the Company’s audited financial statements) of such Office or Business Line, which includes allocations for overhead expenses and servicing expenses, if applicable, plus any gain on sale of mortgage servicing rights and securitization compensation from the securitization of any Freddie Mac loans which the Company services, and “Adjusted Operating Income” means the Net Operating Income of such Office or Business Line adjusted for depreciation and amortization.

Allocation of Bonus Pool.     Each full-time or part-time employee of HFF LP and HFF Securities is eligible to receive a bonus payment under the applicable Office Profit Participation Bonus Plans (an “Office Profit Participation Bonus”) with respect to services performed during the calendar year. In 2015, the Company’s Chief Executive Officer, Mark D. Gibson, President, Joe B. Thornton, Jr., former Chief Executive Officer, John H. Pelusi, Jr., Executive Managing Directors H. Scott Galloway, Matthew D. Lawton, Gerard T. Sansosti and Manuel A. de Zárraga, as well as the Company’s director emeritus John P. Fowler, are transaction professionals of HFF LP and eligible for Office Profit Participation Bonuses. Effective January 1, 2016, Mr. Galloway was replaced in this role by Executive Managing Director Michael J. Tepedino.

For each calendar year, the head of each Office or Business Line of HFF LP and HFF Securities, after consultation with the Managing Member, will select the recipients of Office Profit Participation Bonuses and determine the allocation of the bonus pool among the eligible recipients.

Payment of Profit Participation.    Subject to any applicable federal, state, local or other withholding taxes, Office Profit Participation Bonuses are paid in accordance with each Office’s or Business Line’s allocation plan as soon as reasonably practicable following the closing of the books and records of the Company in accordance with GAAP in respect of the applicable year in which the Office Profit Participation Bonus is earned, or, if determined by the Managing Member with respect to any Office or Business Line, on or before March 15 of the year following the year with respect to which the Office Profit Participation Bonus was earned. In addition, the Board of Directors, or any appropriate committee thereof, may elect to pay up to one-half of the Office Profit Participation Bonuses payable under the Office Profit Participation Bonus Plans in the form of equity-based awards pursuant to the 2006 Plan (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized). The Compensation Committee determined that its practice, starting with the 2015 awards and subject to the Compensation Committee’s future consideration and approval at the time of each grant, is that, upon grant to an eligible recipient, such recipient is to receive 50% of the award in cash, payable immediately, and 50% of the award in equity, the latter to be vested over the course of three years, one third of the award each year beginning on the first anniversary of each grant.

Administration.    The Office Profit Participation Bonus Plans are administered by the Managing Member; provided that any Office Profit Participation Bonuses to be paid to any executive officers of the Company must be approved in advance by the Board of Directors of the Company or any appropriate committee thereof. Except as otherwise provided, any action of the Managing Member in administering the Office Profit Participation Bonus Plans shall be final, conclusive and binding on all persons. Subject to the provisions of the Office Profit Participation Bonus Plans, the Managing Member has the authority to:

•

determine the effect upon each Office Profit Participation Bonus Plan and the Office Profit Participation Bonuses, if any, of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event,

•

construe and interpret the Office Profit Participation Bonus Plans and to make all other determinations, including determinations as to the eligibility of any employee, as he or she may deem necessary or advisable for the administration of the Office Profit Participation Bonus Plans,

•	correct any defect or supply any omission or reconcile any inconsistency in the Office Profit Participation Bonus Plans,

•	adopt, amend and rescind such rules and regulations as, in his or her opinion, may be advisable in the administration of the Office Profit Participation Bonus Plans,

•

require any person to furnish such reasonable information as requested for the purpose of the proper administration of the Office Profit Participation Bonus Plans as a condition to receiving any benefits under the Office Profit Participation Bonus Plans, and

•	prepare and distribute information explaining the Office Profit Participation Bonus Plans to employees.

HFF LP and HFF Securities, respectively, shall indemnify and hold harmless the Managing Member, each of his or her affiliates and/or agents and the chief financial officer of the Company (or his or her designee) from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of the Managing Member’s or the chief financial officer of the Company’s duties, responsibilities and obligations under the applicable Office Profit Participation Bonus Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of an indemnified person.

Amendment or Termination of Plans.    Each Office Profit Participation Bonus Plan may only be amended or terminated through a writing executed by each limited partner and general partner of the HFF LP and HFF Securities, as the case may be.

Firm Profit Participation Bonus Plan

In general. In January 2011, the Company adopted the Firm Profit Participation Bonus Plan, under which members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company, which include each of our CEO, President, CFO, COO, Mr. Lawton and Mr. de Zárraga are eligible for an annual bonus. The purpose of the Firm Profit Participation Bonus Plan is to encourage and reward firm-wide collaboration and broad stewardship and to promote the financial success of the Company and the Operating Partnerships as well as succession planning for the future. For each calendar year, if the Company achieves a 17.5% or greater Adjusted Operating Income Margin, a bonus pool is funded by a percentage of the Company’s Adjusted Operating Income beyond predefined Adjusted Operating Income Margin thresholds. The bonus pool is equal to the sum of:

•

15% of the Adjusted Operating Income, if any, greater than that required to reach a 17.5% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 20.0%, plus

•

17.5% of the Adjusted Operating Income, if any, greater than that required to reach a 20.0% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 22.5%, plus

•

20% of the Adjusted Operating Income, if any, greater than that required to reach a 22.5% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 25.0%, plus

•

22.5% of the Adjusted Operating Income, if any, greater than that required to reach a 25.0% Adjusted Operating Income Margin but less that that required to reach an Adjusted Operating Income Margin of 27.5%, plus

•	25.0% of the Adjusted Operating Income, if any, greater than that required to reach a 27.5% Adjusted Operating Income Margin.

For purposes of the Firm Profit Participation Bonus Plan, “Adjusted Operating Income” means the Company’s net operating income adjusted for interest income and expense and other income (including, without limitation, that relating to the sale of servicing rights, securitization profits under the Company’s Freddie Mac Program Plus Seller Servicer line of business and trading profits under the Company’s arrangements regarding Federal National Mortgage Association loans), all as determined in accordance with GAAP. For purposes of the Firm Profit Participation Bonus Plan, “Adjusted Operating Income Margin” means Adjusted Operating Income as a percentage of the Company’s revenue, all as determined in accordance with GAAP.

Allocation of Bonus Pool.    Members of the Executive and Leadership Committees (or any similar committees established in the future) established by the Company, the Operating Partnerships or any other affiliate of the Company are eligible to participate in and receive a bonus payment under the Firm Profit Participation Bonus Plan (a “Firm Profit Participation Bonus”) with respect to services performed during the calendar year. In 2015, the Company’s Chief Executive Officer, Mark D. Gibson, President, Joe B. Thornton, Jr., former Chief Executive Officer, John H. Pelusi, Jr. and Executive Managing Directors H. Scott Galloway, Matthew D. Lawton, Gerard T. Sansosti and Manuel A. de Zárraga served as members of the Executive Committee and were eligible for Firm Profit Participation Bonuses. The Company’s Chief Financial Officer, Gregory R. Conley, the Company’s Chief Operating Officer, Nancy O. Goodson, as well as the Company’s director emeritus John P. Fowler, are ad hoc members of the Executive Committee and are also eligible for such bonuses. Effective January 1, 2016, Mr. Galloway was replaced in this role by Executive Managing Director Michael J. Tepedino.

Payment of Profit Participation.    Subject to any applicable federal, state, local or other withholding taxes, Firm Profit Participation Bonuses will be paid within 30 days of the date on which the bonus pool is calculated by the Company’s Chief Financial Officer or his or her designee. The Board of Directors of the Company, or an appropriate committee thereof, may elect to pay up to two-thirds of the Firm Profit Participation Bonuses payable under the Firm Profit Participation Bonus Plan in the form of equity-based awards pursuant to the 2006 Plan (or any other compensation plan adopted by the Company under which equity securities of the Company are authorized). The Compensation Committee determined that its practice, starting with the 2015 awards and subject to the Compensation Committee’s future consideration and approval at the time of each grant, is that, upon grant to an eligible recipient, such recipient is to receive 50% of the award in cash, payable immediately, and 50% of the award in equity, the latter to be vested over the course of three years, one-third of the award each year beginning on the first anniversary of each grant.

Administration.    The Firm Profit Participation Bonus Plan is administered by the Chief Executive Officer of the Company, provided that any Firm Profit Participation Bonuses to be paid to any executive officers of the Company must be approved in advance by the Board of Directors of the Company or an appropriate committee thereof. Any action of the Chief Executive Officer in administering the Firm Profit Participation Bonus Plan is final, conclusive and binding on all persons. Subject to the provisions of the Firm Profit Participation Bonus Plan, the Chief Executive Officer has the authority to:

•

determine the effect upon the Firm Profit Participation Bonus Plan and the Firm Profit Participation Bonuses, if any, of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event;

•

construe and interpret the Firm Profit Participation Bonus Plan and to make all other determinations, including determinations as to the eligibility of any employee, as he or she may deem necessary or advisable for the administration of the Firm Profit Participation Bonus Plan;

•	correct any defect or supply any omission or reconcile any inconsistency in the Firm Profit Participation Bonus Plan;

•	adopt, amend and rescind such rules and regulations as, in his or her opinion, may be advisable in the administration of the Firm Profit Participation Bonus Plan;

•

require any person to furnish such reasonable information as requested for the purpose of the proper administration of the Firm Profit Participation Bonus Plan as a condition to receiving any benefits under the Firm Profit Participation Bonus Plan; and

•	prepare and distribute information explaining the Firm Profit Participation Bonus Plan to employees.

The Company will indemnify and hold harmless the Chief Executive Officer, each of its directors, officers, employees, affiliates and/or agents and the Chief Financial Officer (or his or her designee) from any liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of the Chief Executive Officer’s or Chief Financial Officer’s duties under the Firm Profit Participation Bonus Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

Amendment or Termination of Plan.    The Firm Profit Participation Bonus Plan may only be amended or terminated through a writing executed by the Company’s Board of Directors or any appropriate committee thereof.

The foregoing description of the Office Profit Participation Bonus Plan and the Firm Profit Participation Bonus Plan is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the HFF LP Profit Participation Bonus Plan, the HFF Securities Profit Participation Bonus Plan and the HFF, Inc. Firm Profit Participation Bonus Plan. Copies of the HFF LP Profit Participation Bonus Plan, the HFF Securities

Profit Participation Bonus Plan and the HFF, Inc. Firm Profit Participation Bonus Plan are filed as Exhibits 10.10, 10.11 and 10.12 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

GRANTS OF PLAN BASED AWARDS

Stock and cash awards were granted during the fiscal year ended December 31, 2015 to Mark D. Gibson, Joe B. Thornton, Jr., Gregory R. Conley, Manuel A. de Zárraga, and Matthew D. Lawton pursuant to the 2006 Plan. As noted in the footnotes to the “Summary Compensation Table,” portions of Messrs. Gibson’s, Thornton’s, Conley’s, Lawton’s and de Zárraga’s 2015 profit participation bonuses and executive bonuses were paid in restricted stock units of Class A common stock of the Company. Such restricted stock units were granted in February 2016 and the related compensation costs are recognized, for financial reporting purposes, by the Company in 2015. Based on an accounting policy election, the expense associated with the stock component of Messrs. Gibson’s, Thornton’s, Conley’s, Lawton’s and de Zárraga’s awards was recognized before the grant date of the award, due to the fact that the terms of the profit participation plans and executive bonus plan, as the case may be, have been approved by the Company’s board of directors, Messrs. Gibson, Thornton, Conley, Lawton and de Zárraga understood the requirements to earn the awards, the number of restricted stock units is not determined before the grant date and, finally, if the performance metrics are not met during the performance year, the award is not earned and therefore forfeited. Following the award in February 2016, the stock component expense was reclassified as stock compensation costs within personnel expenses, which will be reflected in the Company’s 2016 financial reports.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options and unvested stock awards or equity incentive plan awards held as of December 31, 2015 by the persons named in the table under “Summary Compensation Table.”

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Gregory R. Conley	16,067	(2)	499,202
Matthew D. Lawton	47,870	(3)	1,487,321
Manuel A. de Zárraga	50,207	(4)	1,559,931

(1)	Computed as of December 31, 2015. The closing price of the Company’s Class A common stock on December 31, 2015 was $31.07.

(2)	Reflects grants of (i) 11,250 restricted stock units to Mr. Conley in January 2014 one-fourth of which vests on each of January 30, 2016, January 30, 2017, January 30, 2018 and January 30, 2019; (ii) 535 restricted stock units as part of his profit participation bonus under the Firm Profit Participation Bonus Plan, one-half of which vested immediately upon grant and one-half of which vested on February 18, 2016 and (iii) 3,750 restricted stock units in February 2015 one-fourth of which vests on each of February 18, 2017, February 18, 2018, February 18, 2019, February 18, 2020. Also reflects 532 dividend restricted stock units in connection with dividends paid on February 13, 2015.

(3)	Reflects grant of 38,887 restricted stock units to Mr. Lawton in January 2014 one-fourth of which vests on each of January 30, 2016, January 30, 2017, January 30, 2018 and January 30, 2019 and 7,143 restricted shares in February 2015 one-fourth of which vests on each February 18, 2017, February 18, 2018, February 18, 2019, and February 18, 2020. Also reflects 1,840 dividend restricted stock units in connection with dividends paid on February 13, 2015.

(4)	Reflects grants of (i) 38,887 restricted stock units to Mr. de Zárraga in January 2014 one-fourth of which vests on each of January 30, 2016, January 30, 2017, January 30, 2018 and January 30, 2019; (ii) 2,337 restricted stock units as part of his profit participation bonus under the Office Profit Participation Bonus Plan, one-fourth of which vested immediately upon grant and the remainder of which vested on February 18, 2016, and (iii) 7,143 restricted shares in February 2015 one-fourth of which vests on each February 18, 2017, February 18, 2018, February 18, 2019, and February 18, 2020. Also reflects 1,840 dividend restricted stock units in connection with dividends paid on February 13, 2015.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning option exercises and stock vested during the fiscal year ended December 31, 2015 by the persons named in the table under “Summary Compensation Table.”

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)
Gregory R. Conley	1,083	(1)	$38,300
Manuel A. de Zárraga	6,453	(2)	$226,019

(1)	Includes (i) vesting of 522 restricted stock units on March 3, 2015, pursuant to grant of 1,044 restricted stock units, one-half of which restricted shares vested on March 3, 2014 and one-half of which vested on March 3, 2015, (ii) vesting of 536 restricted stock units on February 18, 2015, pursuant to grant of 1,071 restricted stock units, one-half of which vested immediately and one-half vested on February 18, 2016 and (iii) vesting of 25 shares of Class A common stock issued to Mr. Conley in connection with dividends paid on awards under the 2006 Plan of vested and unvested restricted stock units.

(2)	Includes (i) vesting of 2,749 restricted stock units on March 1, 2014, pursuant to grant of 8,247 restricted stock units, one-third of which restricted stock units vested on March 1, 2013, one-third of which vested on March 1, 2014 and one-third of which vested on March 1, 2015, (ii) vesting of 1,924 restricted stock units on March 3, 2015, pursuant to grant of 2,565 restricted shares, one-fourth of which vested on March 3, 2014 and the remainder of which vested on March 3, 2015, (iii) vesting of 261 restricted stock units on March 3, 2015 pursuant to grant of 522 restricted stock units, one-half of which vested on March 3, 2014 and one-half of which vested on March 3, 2015, (iv) vesting of 779 restricted stock units on February 18, 2015, pursuant to grant of 3,116 restricted stock units, one-fourth of which vested on February 18, 2015 and the remainder of which vested on February 18, 2016 and (v) vesting of 740 shares of Class A common stock issued to Mr. de Zárraga in connection with dividends paid on awards under the 2006 Plan of vested and unvested restricted stock units.

(3)	Values shown in this column are equal to the market price per share of the Company’s Class A common stock on the vesting date multiplied by the number of shares vesting on such date. The market price of the Company’s Class A common stock was $37.36 per share on February 18, 2018, $35.58 per share on March 1, 2015 and $33.41 per share on March 3, 2015.

DIRECTOR COMPENSATION

The following table provides compensation information for the fiscal year ended December 31, 2015 for each member of our Board of Directors during 2015 other than Messrs. Gibson and Thornton, our employee directors, and Mr. Fowler, director emeritus, all of whom do not receive any compensation for their service on the Board of Directors. Compensation information for Messrs. Gibson and Thornton are described beginning on page 33 under “Compensation Discussion and Analysis.” For further information regarding our director compensation policy, see “Corporate Governance — Director Compensation” in this Proxy Statement.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Deborah H. McAneny	77,500	54,999	—	—	—	132,499
Susan P. McGalla	55,000	64,992	—	—	—	119,992
George L. Miles, Jr.	70,000	64,992	—	—	—	134,992
Morgan K. O’Brien	55,000	64,992	—	—	—	119,992
Lenore M. Sullivan	70,000	64,992	—	—	—	134,992
Steven Wheeler	55,000	54,999	—	—	—	109,999

(1)	Includes a base annual retainer for each outside director of $55,000, an additional retainer for our lead independent director, Ms. McAneny, of $15,000, an additional annual retainer for the chair of the Audit Committee, Mr. Miles, of $15,000, an additional annual retainer for the chair of the Compensation Committee, Ms. Sullivan, of $15,000 and an additional annual retained for the chair of the Nominating and Corporate Governance Committee, Ms. McAneny, of $7,500.

(2)	The amounts in this column represent the grant-date fair value of restricted stock unit awards issued by the Company. Pursuant to our director compensation policy, each of Ms. McGalla, Mr. Miles, Ms. Sullivan and Mr. O’Brien was awarded 1,600 restricted stock units, valued at the fair market value of our Class A common stock ($40.62) on the award date of May 28, 2015, for a total value of $64,992. Ms. McAneny and Mr. Wheeler were awarded 1,354 restricted stock units, valued at the fair market value of our Class A common stock ($40.62) on the award date of May 28, 2015, for a total value of $54,999. All of these restricted stock units were fully vested as of the grant date.

(3)	At December 31, 2015, Ms. McAneny held unexercised options to purchase an aggregate 11,163 shares of our Class A common stock, Ms. McGalla held unexercised options to purchase an aggregate 7,335 shares of our Class A common stock and Mr. Wheeler held unexercised options to purchase an aggregate of 6,494 shares of our Class A common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock by (1) each person known to us to beneficially own more than 5% of our voting securities, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group. Unless otherwise specified, the information is as of April 15, 2016 and all shares are directly held.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

Beneficial Owner(1)	Class A Common Stock
	Number	Percentage(2)
John P. Fowler(3)	348,094	*
Mark D. Gibson(4)	658,692	1.7%
Deborah H. McAneny(5)(6)	56,428	*
Susan P. McGalla(5)(6)	31,718	*
George L. Miles, Jr.(6)	49,142	*
Lenore M. Sullivan(6)	65,037	*
Joe B. Thornton, Jr.(7)	722,230	1.9%
Steven E. Wheeler(5)(6)	23,680	*
Morgan K. O’Brien(6)	9,009	*
Gregory R. Conley(8)	30,682	*
Nancy O. Goodson(8)	25,792	*
H. Scott Galloway(9)(14)	208,995	*
Matthew D. Lawton(15)	229,145	*
Gerard T. Sansosti(16)	103,419	*
Manuel A. de Zárraga(17)	183,359	*
Michael J. Tepedino(9)(18)	78,972	*
Directors and executive officers as a group(4)(5)(6)(7)(8)(9)(14)(15)(16)(17)(18)	2,824,394	7.4%
Wasatch Advisors, Inc.(10)	1,894,024	5.0%
BlackRock, Inc.(11)	3,337,944	8.8%
The Vanguard Group(12)	2,716,658	7.1%
Wellington Management Group LLP(13)	1,895,550	5.0%

*	Less than 1%.

(1)	The address of each beneficial owner in the table above (unless otherwise indicated) is c/o HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, PA 15219.

(2)	Percentages are derived based upon 38,080,547 shares of Class A common stock outstanding as of April 15, 2016.

(3)	John P. Fowler serves as Director Emeritus on the Board of Directors of the Company. Does not include 6,337 restricted stock units granted to Mr. Fowler in February 2016 that will not be vested within 60 days.

(4)	Does not include 30,083 restricted stock units granted to Mr. Gibson in February 2016 that will not be vested within 60 days.

(5)	Includes unexercised options to purchase an aggregate 11,163 shares of our Class A common stock held by Ms. McAneny, unexercised options to purchase an aggregate 7,335 shares of our Class A common stock held by Ms. McGalla and unexercised options to purchase an aggregate of 6,494 shares of our Class A common stock held by Mr. Wheeler, in each case which are vested or will become vested within 60 days.

(6)	Includes 43,043 restricted stock units held by Ms. McAneny, 24,383 restricted stock units held by Ms. McGalla, 47,242 restricted stock units held by Mr. Miles, 47,477 restricted stock units held by

Ms. Sullivan, 3,858 restricted stock units held by Mr. O’Brien and 13,045 restricted stock units held by Mr. Wheeler, in each case which are vested or will become vested within 60 days. These amounts include additional restricted stock units, subject to the same vesting and distribution requirements of the underlying restricted stock units, issued to the applicable holders in connection with the dividends paid on the Company’s Class A common stock in December 2012, February 2014, February 2015 and February 2016.

(7)	Does not include 29,772 restricted stock units granted to Mr. Thornton in February 2016 that will not be vested within 60 days.

(8)	Includes 30,682 shares of Class A common stock held by Mr. Conley and 25,792 shares of Class A common stock held by Ms. Goodson. Does not include 8,437 and 6,750 restricted stock units granted to Mr. Conley and Ms. Goodson, respectively, in January 2014, 3,750 and 3,000 restricted stock units granted to Mr. Conley and Ms. Goodson, respectively, in February 2015, 11,413 and 8,182 restricted stock units granted to Mr. Conley and Ms. Goodson, respectively, in February 2016 and 1,336 and 1,069 restricted stock units issued to Mr. Conley and Ms. Goodson, respectively, in connection with dividends paid on the Company’s Class A common stock in February 2015 and February 2016, in each case that will not be vested within 60 days.

(9)	Effective December 31, 2015, H. Scott Galloway resigned as Executive Managing Director of the Company and ceased to be an executive officer. Effective January 1, 2016, Michael J. Tepedino was appointed Executive Managing Director of the Company.

(10)	Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on April 8, 2016 by Wasatch Advisors, Inc. The address of reporting person is 505 Wakara Way, Salt Lake City, UT 84108.

(11)	Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on January 22, 2016 by BlackRock, Inc. and its subsidiaries, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors (which beneficially owns 5% or greater of the outstanding shares of our Class A Common Stock), BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Japan Co Ltd. The address of each reporting person is 55 East 52nd Street, New York, NY 10055.

(12)	Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2016 by The Vanguard Group and its wholly-owned subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of each reporting person is 100 Vanguard Blvd., Malvern, PA 19355.

(13)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2016 by Wellington Management Group LLP. The address of the reporting person is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(14)	Includes 208,995 shares of Class A common stock held by Mr. Galloway. Does not include 25,333 restricted shares granted in January 2014, 19,742 restricted stock units granted in February 2016 and 3,174 restricted stock units in connection with dividends paid on the Company’s Class A common stock in February 2015 and February 2016, all of which will not be vested with 60 days.

(15)	Includes 229,145 shares of Class A common stock held by Mr. Lawton. Does not include 29,165 restricted stock units granted in January 2014, 7,143 restricted stock units granted in February 2015, 31,016 restricted stock units granted in February 2016 and 4,187 restricted stock units in connection with dividends paid on the Company’s Class A common stock in February 2015 and February 2016, all of which will not be vested with 60 days.

(16)	Includes 103,419 shares of Class A common stock held by Mr. Sansosti. Does not include 12,083 restricted stock units granted in January 2014, 22,922 restricted stock units granted in February 2016 and 1,514 restricted stock units in connection with dividends paid on the Company’s Class A common stock in February 2015 and February 2016, all of which will not be vested with 60 days.

(17)

Includes 183,359 shares of Class A common stock held by Mr. de Zárraga. Does not include 29,165 restricted stock units granted in January 2014, 7,143 restricted stock units granted in February 2015, 29,941 restricted stock units granted in February 2016 and 4,187 restricted stock units in connection with dividends paid on the Company’s Class A common stock in February 2015 and February 2016, all of which will not be vested with 60 days.

(18)	Includes 78,972 shares of Class A common stock held by Mr. Tepedino. Does not include 22,261 restricted stock units granted in January 2014, 10,000 restricted stock units granted in February 2015, 21,767 restricted stock units granted in February 2016 and 3,534 restricted stock units in connection with dividends paid on the Company’s Class A common stock in February 2015 and February 2016, all of which will not be vested with 60 days.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The agreements described below were each filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the following descriptions of each of these agreements are qualified by reference thereto.

Reorganization Transactions

Upon the consummation of our initial public offering, pursuant to a sale and merger agreement, HFF, Inc. contributed the net proceeds raised in the offering to HoldCo LLC, its wholly-owned subsidiary. In consideration for the net proceeds from the offering and one share of Class B common stock, HFF Holdings sold all of the shares of Holliday GP, which is the sole general partner of each of the Operating Partnerships, and approximately 45% of the partnership units in each of the Operating Partnerships (including partnership units in the Operating Partnerships held by Holliday GP), to HoldCo LLC. HFF Holdings used approximately $56.3 million of the sale proceeds to repay all outstanding borrowings under HFF LP’s credit agreement. Accordingly, we did not retain any of the proceeds from the offering.

In addition to cash, HFF Holdings also received an exchange right that permitted HFF Holdings to exchange interests in the Operating Partnerships for shares of our Class A common stock (the “Exchange Right”) and rights under a tax receivable agreement between HFF, Inc. and HFF Holdings.

Exchange Right

Pursuant to the terms of HFF, Inc.’s amended and restated certificate of incorporation, HFF Holdings could from time to time exchange its partnership units in the Operating Partnerships for shares of the Company’s Class A common stock on the basis of two partnership units, one for each Operating Partnership, for one share of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beginning in February 2009, twenty-five percent of partnership units in HFF LP and HFF Securities held by HFF Holdings became exchangeable by HFF Holdings, upon the direction of its members, for shares of our Class A common stock. In addition, members of HFF Holdings gained the right to exchange an additional twenty-five percent of the partnership units in the Operating Partnerships held by HFF Holdings for shares of Class A common stock in each of February 2010, February 2011 and February 2012.

In June 2010, following consultation with the Company’s Board of Directors, the members of HFF Holdings agreed to modify the Exchange Right in connection with the voluntary extension of the Company’s employment agreements with certain participating members of HFF Holdings. These modifications permitted HFF Holdings to exchange in June 2010 all of its partnership units in the Operating Partnerships that corresponded to participating members’ interests in HFF Holdings for shares of Class A common stock. The participating members of HFF Holdings were then entitled to redeem all of their respective membership units in HFF Holdings for such shares of Class A common stock. This modification was conditioned upon each participating member’s voluntary agreement to extend the term of his or her existing non-competition and non-solicitation agreement to March 2015 and to the imposition of resale restrictions on a portion of his or her shares of Class A common stock received pursuant to the Exchange Right exercise. The shares of Class A common stock subject to the resale restrictions equal 4,020,640 shares in the aggregate, which is equal to 25% of the original number of shares of Class A common stock that such participating members would have received following an exchange of 100% of their membership units in HFF Holdings held at the time of the initial public offering. The restrictions began to be released in March 2013. In each of March 2013 and March 2014, 33%, or approximately 1.34 million, of such restricted shares of Class A common stock became eligible to be freely sold, with a like amount of such restricted shares of Class A common stock being eligible to be freely sold in March 2015. The contractual provisions setting forth these new resale restrictions can be waived, amended or terminated by the members of HFF Holdings following consultation with the Company’s Board of Directors. Members choosing not to participate in the modification of the Exchange Right continued to be subject to their existing non-competition and non-solicitation agreements and the Exchange Right restrictions that were effective at the time of the initial public offering.

Twenty-nine members, including Messrs. Fowler, Gibson, Thornton, Galloway, Sansosti, Lawton, de Zárraga and Tepedino, representing approximately 91% of the voting equity interests in HFF Holdings, elected to become subject to the conditions described above. On June 30, 2010, HFF Holdings exchanged all of its partnership units in the Operating Partnerships that corresponded to such participating members’ interests in HFF Holdings for shares of Class A common stock. These shares were then distributed to such participating members upon the members’ redemption of their respective membership units in HFF Holdings.

Nine members, representing approximately 9% of the voting equity interests in HFF Holdings, elected not to become subject to the conditions described above. HFF Holdings’ partnership units in the Operating Partnerships that correspond to these members’ interests in HFF Holdings were exchanged as of August 30, 2012 for shares of our Class A common stock.

As of August 31, 2012, HFF Holdings had exchanged all of the remaining partnership units in each of the Operating Partnerships for shares of Class A common stock of the Company pursuant to the Exchange Right (as defined in this Proxy Statement). The one share of Class B common stock held by HFF Holdings, which constituted the only issued share of our Class B common stock, was transferred to the Company and retired on August 31, 2012 in accordance with the Company’s certificate of incorporation. Accordingly, there were no shares of Class B common stock outstanding. As of August 31, 2012 and continuing through the filing date of this Proxy Statement, HFF, Inc. through its wholly-owned subsidiaries, holds 100% of the partnership units in the Operating Partnerships and is the only equity holder of the Operating Partnerships.

Tax Receivable Agreement

As described above, partnership units in HFF LP and HFF Securities held by Holdings Sub, HFF Holdings’ wholly-owned subsidiary, were sold to HoldCo LLC, our wholly-owned subsidiary, for cash raised in the initial public offering. Additional partnership units in HFF LP and HFF Securities held by HFF Holdings through Holdings Sub have since been exchanged by HFF Holdings for shares of our Class A common stock on the basis of two partnership units, one of each Operating Partnership, for one share of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. HFF LP and HFF Securities made an election under Section 754 of the Code effective for the taxable year in which the initial sale of partnership units occurred and have kept that election in effect for each taxable year in which an exchange of partnership units for shares has occurred. The initial sale and subsequent exchanges produced increases to the tax basis of the assets owned by HFF LP and HFF Securities at the time of the initial public offering and at the time of each exchange of partnership units. This increase in tax basis was allocated to us and allows us to reduce the amount of tax payments to the extent we have future taxable income.

Upon the consummation of the Company’s initial public offering, the Company entered into a tax receivable agreement with HFF Holdings that provides for the payment by the Company to HFF Holdings of 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes as a result of the increase in tax basis of the assets owned by HFF LP and HFF Securities and as a result of certain other tax benefits arising from our entering into the tax receivable agreement and making payments under that agreement. As members of HFF Holdings, each of Mark D. Gibson, the current Chief Executive Officer of the Company and Joe B. Thornton, Jr., President of the Company and Managing Member of the Operating Partnerships, each a member of the Company’s board of directors and a transaction professional of the Operating Partnerships, H. Scott Galloway (through December 31, 2015), Michael D. Lawton, Gerald T. Sansosti and Miguel A. de Zárraga and effective January 1, 2016, Michael J. Tepedino, each an Executive Managing Director of the Company and a transaction professional of the Operating Partnerships and John Fowler, a current director emeritus of the Company’s board of directors and a transaction professional of the Operating Partnerships, was entitled to participate in such payments, in each case on a pro rata basis based upon such person’s ownership of interests in each series of tax receivable payments created by the initial public offering or subsequent exchange of Operating Partnership units. During the third quarter of 2015, Messrs. Gibson, Thornton, Fowler, Galloway, Lawton, Sansosti, de Zárraga and Tepedino received payments of $0.9 million, $0.8 million, $0.7 million, $0.4 million, $0.2 million, $0.4 million, $0.2 million and $0.2 million in connection with the Company’s payment of $10.8 million to HFF Holdings under the tax receivable agreement. During the third quarter of 2014, Messrs. Gibson, Thornton, Fowler, Galloway, Lawton, Sansosti, de Zárraga and Tepedino received payments of $0.9 million, $0.9 million, $0.7 million, $0.4 million, $0.3 million, $0.4 million, $0.3 million and $0.2 million in connection with the Company’s payment of $10.7 million to HFF Holdings under the tax receivable agreement. The Company will retain the remaining 15% of cash savings, if any, in income tax that it realizes. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing the Company’s actual income tax liability to the amount of such taxes that it would have been required to pay had there been no increase to the tax basis of the assets of HFF LP and HFF Securities allocable to the Company as a result of the initial sale and later exchanges and had the Company not entered into the tax receivable agreement. The term of the tax receivable agreement commenced upon consummation of our initial public offering and will continue until all such tax benefits have been utilized or have expired.

Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other tax benefits arising under the tax receivable agreement, HFF Holdings will not reimburse us for any payments previously made if such basis increases or other benefits were later not allowed. As a result, in such circumstances we could make payments to HFF Holdings under the tax receivable agreement in excess of our actual cash tax savings.

While the actual amount and timing of payments under the tax receivable agreement depends upon a number of factors, including the amount and timing of taxable income generated in the future, changes in future tax rates, the value of individual assets, the portion of the Company’s payments under the tax receivable agreement constituting imputed interest and increases in the tax basis of the Company’s assets resulting in payments to HFF Holdings, the Company has estimated that the payments that will be made to HFF Holdings will be $121.2 million and has recorded this obligation to HFF Holdings as a liability on the consolidated balance sheet as of December 31, 2015. During the year ended December 31, 2015, the tax rates used to measure the deferred tax assets were updated, which resulted in a decrease of deferred tax assets of $2.6 million which resulted in a decrease in the payable under the tax receivable agreement of $2.1 million. To the extent the Company does not realize all of the tax benefits in future years, this liability to HFF Holdings may be reduced.

In conjunction with the filing of the Company’s 2014 federal and state tax returns in 2015, the benefit for 2014 relating to the Section 754 basis step-up was finalized resulting in $12.6 million in tax benefits realized by the Company. As discussed above, the Company is required to remit to HFF Holdings 85% of any such cash savings in federal and state tax. As such, during August 2015, the Company paid $10.8 million to HFF Holdings under this tax receivable agreement and, as a result, Messrs. Fowler, Gibson, Thornton, Galloway, Lawton, Sansosti, de Zárraga and Tepedino received payments in connection with the tax receivable agreement in 2015. As of March 31, 2016, we have made payments to HFF Holdings pursuant to the terms of the tax receivable agreement in an aggregate amount of approximately $63.4 million.

Registration Rights Agreement

We entered into a registration rights agreement with HFF Holdings pursuant to which we were required to register under the Securities Act of 1933, as amended, under certain circumstances and subject to certain restrictions, shares of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) held or acquired by HFF Holdings, its affiliates and certain of its transferees. Such securities registered under any registration statement are available for sale in the open market unless restrictions apply. On September 30, 2009, a Registration Statement on Form S-3 relating to the offering and sale from time to time by the members of HFF Holdings of the 20,355,000 shares of Class A common stock exchangeable for the 20,355,000 partnership units in each of the Operating Partnerships beneficially owned by members of HFF Holdings immediately following the Reorganization Transactions became effective. At December 31, 2012, all such 20,355,000 partnership units had been exchanged for an equal amount of shares of the Company’s Class A common stock pursuant to the Exchange Right. The Company did not receive any proceeds from any offerings of shares of its Class A common stock by any selling stockholder under the Registration Statement, but it did incur expenses in connection with such offerings. Such expenses were less than $120,000 in 2012.

Operating Partnership Agreements

HFF, Inc., through HFF LP and HFF Securities, operates our business. As of August 31, 2012, HFF Holdings had exchanged all of its remaining partnership units in each of the Operating Partnerships for shares of Class A common stock of the Company pursuant to the Exchange Right. As of August 31, 2012 and continuing through the filing date of this Proxy Statement, HFF, Inc. through its wholly-owned subsidiaries, holds 100% of the partnership units in the Operating Partnerships and is the only equity holder of the Operating Partnerships. The HFF LP and HFF Securities partnership agreements (including amendments thereto), under which HFF Holdings (through its wholly-owned subsidiary Holdings Sub) was a party prior to August 31, 2012, are filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Affiliate Receivables

The Company made payments on behalf of two affiliates, HFF Holdings and Holdings Sub (the “Holdings Affiliates”), of $1,438 and $513 during the year ended December 31, 2015. The Company made payments on behalf of the Holdings Affiliates of $0 and $1,617 during the year ended December 31, 2014. These payments by the Company are primarily for professional services fees and other miscellaneous operating expenses on behalf of the Holdings Affiliates. The Company had a net receivable from the Holdings Affiliates of approximately $4,000 and $2,000 as of December 31, 2015 and 2014, respectively.

EXECUTIVE OFFICERS

The current executive officers of the Company are as follows:

Mark D. Gibson, Chief Executive Officer.    Mr. Gibson is described above as a director.

Joe B. Thornton, Jr., President.    Mr. Thornton is described above as a director.

Gregory R. Conley, Chief Financial Officer.    Mr. Conley serves as the Chief Financial Officer for HFF, Inc. Mr. Conley joined HFF, LP in October 2006. Working out of the firm’s Pittsburgh office, Mr. Conley is responsible for all areas of financial accounting and reporting for the Company and its 22 national offices. He served as a member of HFF LP’s operating committee when it was the governing committee, from 2006 to 2010 and has served as a non-voting member of the executive committee of HFF LP since 2010. Prior to joining HFF LP, from 1998 through mid-2006, Mr. Conley was an executive vice president and CFO with Precise Technology, Inc. and its successor, Rexam Consumer Plastics, Inc. Precise Technology, Inc. was a plastics packaging business and a portfolio company of Code Hennessy & Simmons. Between 1986 and early 1998, Mr. Conley served as a consultant in various leadership positions with national consulting firms that eventually became part of Navigant Consulting, Inc., including Barrington Consulting Group, Inc. and Peterson & Company. Mr. Conley began his career in public accounting with Ernst & Young LLP. He earned an M.B.A. from the University of Pittsburgh and a B.S. from Duquesne University. Age: 55

Nancy O. Goodson, Chief Operating Officer.    Ms. Goodson has previously held the same position at HFF LP and its predecessor companies since 1993. She has served as a member of the operating committee of HFF Holdings since 2003. She also served as a member of either HFF LP’s executive and/or operating committee, when each was the governing committee, from 2003 to 2010 and has served as an ad hoc member of the executive committee of HFF LP since 2010. Working out of the firm’s Houston office, Ms. Goodson is responsible for the overall direction of the firm’s 22 national offices, with a specific focus on the oversight of administrative functions and loan servicing aspects of the Company. Prior to joining HFF in 1993, she spent seven years as a controller at Beeler Sanders Properties in Houston. She is a member of CREW Houston and is a member of the Board of Trustees and Treasurer of First United Methodist Church in Missouri City, Texas. She received her B.B.A. from Southwest Texas State University. Age: 58

H. Scott Galloway, Executive Managing Director.    Mr. Galloway became an Executive Managing Director of HFF, Inc. in January 2006 and served as the co-head of the Company’s Houston office from 2000 to 2015. Mr. Galloway joined HFF LP’s Executive Committee in April 2014 and is responsible for the overall direction of the firm’s 22 offices throughout the nation. In addition to his duties as a member of the Executive Committee and Leadership Team, Mr. Galloway leads the Firm’s land practice group. Prior to joining HFF in 1990, he was a regional manager with American General Investment Corp., where he was responsible for lending and joint venture activities. He is an active member of the Urban Land Institute, Mortgage Bankers Association and NAIOP. He received his Bachelor of Arts from Mississippi State University and is a certified public accountant (not active). Effective January 1, 2016, Mr. Galloway ceased to be an executive officer of the Company. Age: 59

Matthew D. Lawton, Executive Managing Director.    Mr. Lawton became an executive managing director of HFF, Inc. in April 2014. Mr. Lawton has served on HFF LP’s executive committee since 2014. As an executive committee member, Mr. Lawton is responsible for the overall direction of the firm’s 22 offices throughout the nation. In addition to his duties as a member of HFF’s executive committee and Leadership Team, Mr. Lawton serves as an executive managing director of HFF LP, a position he has held since 2009, and also co-heads the Firm’s investment sales group. Mr. Lawton joined HFF LP in 2001. He serves as an executive committee member for the National Multifamily Housing Council (NMHC) and also serves on the Multi-Family Gold Council for Urban Land Institute. Mr. Lawton received his Bachelor of Arts in Economics and Business from Tulane University in New Orleans. Age: 57

Michael J. Tepedino, Executive Managing Director.    Mr. Tepedino became an executive managing director of HFF, Inc. on January 1, 2016. Mr. Tepedino is a member of the executive committee and leadership team with management oversight of the New York, New Jersey and Philadelphia offices. As an executive committee member, Mr. Tepedino is responsible for the overall direction of the firm’s 22 offices throughout the nation. He serves a wide variety of institutional and entrepreneurial clients on a national basis. For the period from 2005 to 2015, he closed more than $21 billion of transactions and is routinely one of the Company’s leading producers. Mr. Tepedino has been in the real estate industry since 1987, when he began his career at Travelers Insurance Company. He entered the intermediary business in 1993 at Legg Mason Real Estate Services where he was a Director until joining HFF, Inc. in 1997. Mr. Tepedino received his Master of Business Administration from Fordham University and his Bachelor of Arts from Skidmore College. Age: 52

Gerard T. Sansosti, Executive Managing Director.    Mr. Sansosti became an executive managing director of HFF, Inc. in April 2014. Mr. Sansosti has served on HFF LP’s executive committee since 2014. As an executive committee member, Mr. Sansosti is responsible for the overall direction of the firm’s 22 offices throughout the nation. In addition to his duties as a member of HFF’s executive committee and Leadership Team, Mr. Sansosti serves as an executive managing director of HFF LP, a position he has held since January 2013, and also co-heads the Firm’s debt placement and loan sales groups. Mr. Sansosti has more than 31 years of experience in commercial real estate, including finance and investment sales. Mr. Sansosti joined HFF LP in 1998, and prior to that he was a principal at PNS Realty Partners, L.P. He is an active member of the International Council of Shopping Centers, Urban Land Institute, NAIOP, Mortgage Bankers Association and the Commercial Real Estate Finance Council (CREF-C). Mr. Sansosti received his Master of Business Administration from Duquesne University and his Bachelor of Science from Carnegie Mellon University. Age: 54

Manuel A. de Zárraga, Executive Managing Director.    Mr. de Zárraga, executive managing director, has served on HFF LP’s executive committee since 2014. As an executive committee member, Mr. de Zárraga is responsible for the overall direction of the firm’s 22 offices throughout the nation. In addition to his duties as a member of HFF’s executive committee and Leadership Team, Mr. de Zárraga serves as an executive managing director and co-head of the Miami office of HFF LP. He also serves as co-head of the Firm’s investment sales group and leads its special assets group. Mr. de Zárraga joined HFF in 2002, and prior to that he was a principal and managing director at Sonnenblick-Goldman Company for 14 years and served on the firm’s operating committee. Mr. de Zárraga is an active member of the International Council of Shopping Centers, Urban Land Institute and NAIOP. Additionally, he serves as a board chairman for Habitat for Humanity and is a member of the Real Estate Board for the University of Miami Business School and the Florida State University Business School. Mr. de Zárraga received his Master of Business Administration and Bachelor of Science from the University of Miami. Age: 55

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors. Based solely on the review of the copies of Securities and Exchange Commission forms received by the Company with respect to fiscal year 2015, or written representations from reporting persons, we believe that our directors and executive officers have complied with all applicable filing requirements except for the following:

•	Gerard T. Sansosti filed a Form 4 on May 19, 2015 for transactions that occurred on February 18, 2015, March 1, 2015 and March 3, 2015;

•	Gregory R. Conley filed a Form 4 on June 8, 2015 for transactions that occurred on February 18, 2015 and March 3, 2015;

•	H. Scott Galloway filed a Form 4 on June 8, 2015 for transactions that occurred on February 18, 2015 and March 3, 2015;

•	Nancy O. Goodson filed a Form 4 on June 8, 2015 for transactions that occurred on March 3, 2015;

•	Manuel A. de Zárraga filed a Form 4 on June 8, 2015 for transactions that occurred on February 18, 2015, March 1, 2015 and March 3, 2015;

AUDIT FEES

Fees for audit services provided by Ernst & Young LLP totaled approximately $1.5 million for fiscal year 2015 and $1.3 million for fiscal year 2014. Audit service fees include fees associated with the annual audit and other attest services related to regulatory filings.

AUDIT-RELATED FEES

Fees for audit-related services provided by Ernst & Young LLP totaled approximately $0.2 million for fiscal year 2015 and $0.1 million for fiscal year 2014. These fees were associated with the regulatory audits of HFF Securities and loan servicing.

TAX FEES

Fees for tax compliance or tax advice and tax planning services totaled approximately $0.1 million for fiscal year 2015 and $0.1 million for fiscal year 2014.

ALL OTHER FEES

Fees for professional accounting services rendered or fees billed for other services not included above totaled approximately $2,000 for fiscal year 2015 and $2,000 for fiscal year 2014.

AUDIT COMMITTEE PRE-APPROVAL POLICY

All of the audit engagements relating to audit services, audit-related services and tax services described above were pre-approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy. The Audit Committee Pre-Approval Policy provides for pre-approval of all audit and non-audit services provided by the independent auditors. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted engagements.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219, Telephone: (713) 852-3500, E-mail: InvestorRelations@hfflp.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Nancy O. Goodson Chief Operating Officer and Secretary

ANNEX A

Use of Non-GAAP Measures

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration and the inherent value of servicing rights, which are non-cash income amounts and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including, the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A-1

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for twelve months ended December 31, 2015 and 2014:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Twelve Months Ended December 31,
	2015	2014
Net income	$83,963	$61,286
Add:
Interest expense	47	41
Income tax expense	57,949	4,226
Depreciation and amortization	9,194	7,830
Stock-based compensation(a)	8,579	9,821
Valuation of mortgage servicing rights	(16,326)	(10,294)
Increase (decrease) in payable under the tax receivable agreement	(2,143)	(800)

Adjusted EBITDA	$141,263	$110,110

(a)	Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s firm profit participation bonus plan or office profit participation bonus plans and, effective January 1, 2015, the Company’s executive bonus plan, that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of income during the year to which the expense relates. Following the award, if any, of the related incentive payout, the stock component expense is reclassified as stock compensation costs within personnel expenses. For further information regarding the Company’s accounting policies to its firm profit participation bonus plan and office profit participation bonus plans, see Note 2 to the Company’s consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission. Stock-based compensation expense for the year ended December 31, 2015 reflects $2.3 million of expense recognized during such period that was associated with restricted stock granted in February 2015 under the Company’s firm profit participation bonus plan or office profit participation bonus plans in respect of 2014. Stock-based compensation expense for the year ended December 31, 2014 reflects $1.9 million of expense recognized during such period that was associated with restricted stock granted in March 2014 under the Company’s firm profit participation bonus plan or office profit participation bonus plans in respect of 2013. Stock-based payments under such plans were first made in 2013 in respect of 2012. For further information regarding the Company’s accounting policies relating to its stock compensation, see Note 3 to the Company’s consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

A-2

ANNEX B

HFF, INC.

2016 EQUITY INCENTIVE PLAN

Section 1. Purpose of the Plan.    The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining valued Employees, Consultants and Non-Employee Directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s shares by such Employees, Consultants and Non-Employee Directors.

Section 2. Definitions.    As used herein, the following definitions shall apply:

2.1. “Award” means the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Stock Units and Other Stock-Based Awards under the Plan.

2.2. “Award Agreement” means the written agreement, instrument or document evidencing an Award.

2.3. “Board” means the Board of Directors of the Company.

2.4. “Cause” means,

(a) if the applicable Participant is party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, “Cause” shall have the meaning provided in such agreement;

(b) if the applicable Participant is not a party to an effective employment, consulting, severance or similar agreement or if no definition of “Cause” is set forth in the applicable employment, consulting, severance or similar agreement, “Cause” shall have the meaning provided in the applicable Award Agreement;

(c) if neither (a) nor (b) applies, then “Cause” shall mean (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) failing to follow the lawful directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries; (iii) the commission of a felony or a crime involving any of the following: moral turpitude, dishonesty, breach of trust or unethical business conduct; or the commission of any crime involving the Company or its Subsidiaries; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the Participant’s employment agreement (if any) with the Company or its Subsidiaries, whether or not such breach results in the termination of the Participant’s employment; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant that are consistent with his or her position(s); (vii) any illegal act detrimental to the Company or its Subsidiaries; (viii) repeated failure to devote substantially all of the Participant’s business time and efforts to the Company or its Subsidiaries if required by the Participant’s employment agreement; or (ix) the Participant’s abuse of illegal drugs or other controlled substances or the Participant’s habitual intoxication while providing services to the Company or its Subsidiaries.

2.5. “Change in Control” means, unless otherwise provided in an Award Agreement, after the Effective Date:

(a) the acquisition in one or more transactions (whether by purchase, merger, amalgamation or otherwise) by any “Person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act, but excluding, for this purpose, (i) the Company or its Subsidiaries, (ii) any employee benefit plan of the Company or its Subsidiaries or (iii) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company) of “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act), of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”);

(b) a change in the composition of the Board such that the individuals who as of any date constitute the Board (the “Incumbent Board”) cease to constitute a majority of the Board at any time during the 24-month period immediately following such date; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a Change in Control, and after any such reduction the “Incumbent Board” shall mean the Board as so reduced;

(c) a complete liquidation or dissolution or winding up of the Company (other than pursuant to a transaction in which the assets of the Company are distributed to an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company); or

(d) the sale, directly or indirectly, of all or substantially all of the Company’s assets (determined on a consolidated basis), other than to a Person described in clauses (i), (ii), (iii) or (iv) of Section 2.5(a) of the Plan.

Notwithstanding the foregoing, a restructuring, reorganization or similar or analogous event in which the stockholders of the Company immediately before such event have “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of the Company immediately after such event in substantially the same proportions as their ownership of Shares of the Company immediately before such event shall not constitute a Change in Control.

2.6. “Code” means the Internal Revenue Code of 1986, as amended.

2.7. “Company” means HFF, Inc., a Delaware corporation, or any successor corporation or company.

2.8. “Committee” means the Compensation Committee of the Board, provided that the Committee shall at all times have at least two members, each of whom shall be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder and an “independent director” under the rules of any applicable stock exchange.

2.9. “Consultant” means an individual other than an Employee or Non-Employee Director who provides bona fide services to the Company or its Subsidiaries other than in connection with the offer or sale of Shares or other securities or shares in a capital-raising transaction and is not engaged in activities that directly or indirectly promote or maintain a market for the Company’s Shares or other securities.

2.10. “Disability” means,

(a) if the applicable Participant is party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, “Disability” shall have the meaning provided in such agreement;

(b) if the applicable Participant is not a party to an effective employment, consulting, severance or similar agreement or if no definition of “Disability” is set forth in the applicable employment, consulting, severance or similar agreement, “Disability” shall have the meaning provided in the applicable Award Agreement;

(c) if neither (a) nor (b) applies, then “Disability” shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.11. “Effective Date” means the date that the Plan is approved by the stockholders of the Company.

2.12. “Employee” means an officer or other employee of the Company or a Subsidiary, including without limitation a director who is such an employee.

2.13. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14. “Fair Market Value” means, on any given date (i) if the Shares are listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the closing sales price for such Shares as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable (or, if no closing sales price was reported on that date, on the last trading date such closing sales price was reported); (ii) if (i) does not apply, then if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Shares on the day of determination (or, if no bids and asks were reported on that date, on the last trading date such bids and asks were reported); or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine in accordance with Section 409A of the Code and the regulations thereunder (and, with respect to Incentive Stock Options, in accordance with Section 422 of the Code and the regulations thereunder).

2.15. “Incentive Stock Option” means an Option or portion thereof intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated in the applicable Award Agreement as an Incentive Stock Option, and which in fact meets such requirements of Section 422 of the Code.

2.16. “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.

2.17. “Non-Employee Director” means a member of the Board who is not an Employee.

2.18. “Non-Qualified Option” means an Option or portion thereof that is not an Incentive Stock Option.

2.19. “Option” means a right granted under Section 6.1 of the Plan to purchase a specified number of Shares at a specified price. An Option may be an Incentive Stock Option or a Non-Qualified Option; provided, however, that unless otherwise explicitly stated in an Award Agreement, each Option is hereby designated as a Non-Qualified Option.

2.20. “Other Stock-Based Award” means a right granted under Section 6.7 of the Plan.

2.21. “Participant” means any Employee, Non-Employee Director or Consultant who receives an Award.

2.22. “Performance Goals” means any goals established by the Committee in its sole discretion, the attainment of which is substantially uncertain at the time such goals are established. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or a Subsidiary, division, department or function within the Company or a Subsidiary. Performance Goals may be measured on an absolute or relative basis. Relative performance may be measured, for example, by a group of peer companies or by a financial market index. To the extent that an Award is intended to be a Qualified Performance-Based Award, the vesting, earning and/or settlement of such Award shall be based on the achievement of one or more of the following Performance Goals (which may be determined on a GAAP or non-GAAP basis by the Committee in accordance with Section 162(m) of the Code): specified levels of or increases in return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including without limitation diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA); revenue or revenue growth; net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; share price (including but not limited to growth measures and total stockholder return), operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); enterprise value; inventory turns; financial return ratios; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; customer or employee satisfaction; individual objectives; operating efficiency; implementation or completion of critical projects or related milestones; partnering or similar transactions; and any combination of any of the foregoing criteria. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a Subsidiary, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify such Performance Goals and/or the related minimum, target, maximum and/or other acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable (but, with respect to any Qualified Performance-Based Award, only to the extent permitted by Section 162(m) of the Code and Section 8.2 of the Plan).

2.23. “Performance Period” means the period selected by the Committee during which the performance of the Company, any Subsidiary, any department of the Company or any Subsidiary, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved; provided, however, that the Performance Period shall not be less than one year.

2.24. “Performance Stock” means Shares awarded by the Committee under Section 6.5 of the Plan that are subject to the satisfaction of Performance Goals.

2.25. “Performance Stock Unit” means the right granted under Section 6.6 of the Plan to receive, on the date of settlement, one Share or an amount equal to the Fair Market Value of one Share, which right is subject to Performance Goals. Performance Stock Units may be settled in cash, Shares or any combination thereof; provided, however, that unless otherwise provided in an Award Agreement, Performance Stock Units shall be settled in Shares.

2.26. “Person” means an individual, corporation, partnership, association, limited liability company, estate or other entity.

2.27. “Plan” means the HFF, Inc. 2016 Equity Incentive Plan herein set forth, as amended from time to time.

2.28. “Prior Plan” means the HFF, Inc. 2006 Omnibus Incentive Compensation Plan.

2.29. “Qualified Performance-Based Award” means an Award, other than an Option or SAR, that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

2.30. “Restricted Stock” means a Share awarded by the Committee under Section 6.3 of the Plan.

2.31. “Restricted Stock Unit” means the right granted under Section 6.4 of the Plan to receive, on the date of settlement, an amount equal to the Fair Market Value of one Share. Restricted Stock Units may be settled in cash, Shares or any combination thereof; provided, however, that unless otherwise provided in an Award Agreement, Restricted Stock Units shall be settled in Shares.

2.32. “Restriction Period” means the period during which Performance Stock, Performance Stock Units, Restricted Stock and Restricted Stock Units are subject to forfeiture.

2.33. “SAR” means a stock appreciation right awarded by the Committee under Section 6.2 of the Plan.

2.34. “Securities Act” means the Securities Act of 1933, as amended.

2.35. “Share” means one share of the Company’s Class A common stock, par value $0.01 per share.

2.36. “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

2.37. “Ten Percent Stockholder” means a Person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or a Subsidiary.

Section 3. Eligibility.    Any Employee, Non-Employee Director or Consultant shall be eligible to be selected to receive an Award under the Plan, as determined in the sole discretion of the Committee; provided, however, that only persons who are Employees may be granted Incentive Stock Options.

Section 4. Administration and Implementation of the Plan.

4.1. The Plan and all Award Agreements shall be administered by the Committee. Any action of the Committee in administering the Plan or an Award Agreement shall be final, conclusive and binding on all

Persons, including without limitation the Company, its Subsidiaries, Participants, Persons claiming rights from or through Participants and stockholders of the Company. No member of the Committee (or any person to whom the Committee has delegated authority hereunder) shall be personally liable for any action, determination, or interpretation taken or made in good faith by the Committee (or such person) with respect to the Plan or any Awards granted hereunder, and all members of the Committee (and such persons to whom the Committee has delegated authority hereunder) shall be fully indemnified and protected by the Company with respect to any such action, determination or interpretation to the fullest extent permitted by law.

4.2. Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to (i) select the Employees, Non-Employee Directors and Consultants who will receive Awards pursuant to the Plan; provided, however, that Awards granted to Non-Employee Directors shall be subject to ratification by the full Board; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, Performance Goals relating to an Award, transferability or forfeiture, exercisability or settlement of an Award, waivers or accelerations thereof, and waivers of or modifications to Performance Goals relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (iv) determine the exercise price or purchase price (if any) of an Award; (v) determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, or surrendered; (vi) determine whether, and to certify that, Performance Goals to which an Award is subject are satisfied; (vii) determine whether Participants will be permitted to defer the settlement of certain Awards; (viii) correct any defect or supply any omission or reconcile any inconsistency in the Plan and Award Agreements, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan and Award Agreements as it may deem necessary or advisable; (ix) construe and interpret the Plan and Award Agreements; and (x) make all other determinations as it may deem necessary or advisable for the administration of the Plan and Award Agreements. Notwithstanding anything in the Plan or an Award Agreement to the contrary, no Award may be repriced, replaced or regranted through cancellation, nor may any underwater Option or underwater SAR be repurchased for cash, in any case, without the approval of the stockholders of the Company; provided, however, that nothing herein shall prevent the Committee from taking any action provided for in Sections 7 and 8.

4.3. To the extent permitted by applicable law and the Company’s by-laws, the Committee may delegate some or all of its authority with respect to the Plan and Awards to any executive officer of the Company or any other person or persons designated by the Committee, in each case, acting individually or as a committee; provided, however, that the Committee may not delegate its authority hereunder to any person to make Awards to (a) Employees who are (i) subject to the requirements of Rule 16b-3 of the Exchange Act, (ii) “covered employees” within the meaning of Section 162(m) of the Code or (iii) officers or other Employees who are delegated authority by the Committee pursuant to this Section 4.3 or (b) members of the Board. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter in its sole discretion. The Committee may at any time rescind the authority delegated to any person pursuant to this Section 4.3. Any action undertaken by any such person or persons in accordance with the Committee’s delegation of authority pursuant to this Section 4.3 shall have the same force and effect as if undertaken directly by the Committee.

4.4. Notwithstanding any other provision to the contrary, Awards granted to Non-Employee Directors shall be administered by the full Board, and any authority reserved under the Plan for the Committee with regard to Awards granted to Non-Employee Directors shall be exercised by the full Board.

Section 5. Shares Subject to the Plan.

5.1. Subject to adjustment as provided in Section 8 hereof and this Section 5, not more than 3,750,000 Shares (the “Full Value Award Share Reserve”) may be delivered, in the aggregate, pursuant to the Plan on or after the Effective Date with respect to Awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Stock Units and Other Stock-Based Awards. Subject to adjustment as provided in Section 8 hereof and this Section 5, not more than 300,000 Shares (the “Option/SAR Share Reserve” and together with the Full Value Award Share Reserve, the “Share Reserve”) may be delivered, in the aggregate, pursuant to the Plan on or after the Effective Date with respect to Awards of Options and SARs. The Full Value Award Share Reserve shall be increased by (i) the number of Shares reserved for issuance under the Prior Plan but that remain unissued as of the Effective Date and (ii) the number of Shares underlying the portion of any award granted under the Prior Plan that is cancelled, terminated, forfeited or lapses on or after the Effective Date without the issuance of Shares. No more than 300,000 Shares issued under the Plan may be issued pursuant to the exercise of Incentive Stock Options. Shares issued under the Plan may, at the election of the Board, be (i) authorized but previously unissued Shares, (ii) treasury Shares, or (iii) Shares previously issued and outstanding and reacquired by the Company. Notwithstanding the foregoing, Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company or any Subsidiary shall not reduce the Shares available under the Plan, and to the extent permitted by the rules of the stock exchange on which the Shares are then listed or quoted, shares under a stockholder approved plan of an acquired company (adjusted to reflect the transaction) may be used for Awards and do not reduce the applicable component of the Share Reserve. Subject to adjustment as provided in Section 8 hereof, no Employee or Consultant shall be eligible to receive, in any one calendar year, Awards with respect to more than 300,000 Shares and no Non-Employee Director may be granted Awards covering more than 50,000 Shares in any one calendar year.

5.2. If any Shares subject to an Award are (a) tendered in payment of the exercise price or withholding taxes with respect to an Award, (b) forfeited or (c) such Award otherwise terminates for any reason whatsoever without the issuance of Shares to the Participant or the settlement of Shares in cash, any Shares counted against the number of Shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such tender, forfeiture or termination, be added back to the Full Value Award Share Reserve or the Option/SAR Share Reserve, as applicable, and shall again be available for Awards; provided, however, that the Committee may adopt procedures for the counting of Shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of Shares actually distributed differs from the number of Shares previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations.

Section 6. Awards.    Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the settlement or exercise thereof, at the grant date or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation terms requiring forfeiture of Awards in the event of the termination of employment or other relationship with the Company or any Subsidiary by the Participant; provided, however, that the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed (provided that, in any case, any such action is permitted under Section 409A of the Code). The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be determined by the Committee. Each Award, and the terms and conditions applicable thereto, shall be evidenced by an Award Agreement.

6.1. Options.    Options give a Participant the right to purchase a specified number of Shares from the Company for a specified time period at a fixed exercise price, as provided in the applicable Award Agreement. Options may be either Incentive Stock Options or Non-Qualified Options; provided that Incentive Stock Options may not be granted to Non-Employee Directors or Consultants. The grant of Options shall be subject to the following terms and conditions:

(a) Exercise Price.    The price per Share at which Shares may be purchased upon exercise of an Option shall be determined by the Committee and specified in the Award Agreement, but shall be not less than the Fair Market Value of one Share on the grant date (or 110% of the Fair Market Value of one Share on the grant date in the case of an Incentive Stock Option granted to a Ten Percent Stockholder).

(b) Term of Options.    The term of an Option shall be specified in the Award Agreement, but shall in no event be greater than ten years from the grant date (or five years from the grant date in the case of an Incentive Stock Option granted to a Ten Percent Stockholder).

(c) Exercise of Option.    Each Award Agreement with respect to an Option shall specify the time or times at which an Option may be exercised in whole or in part and the terms and conditions applicable thereto, including without limitation (i) a vesting schedule which may be based upon the passage of time, attainment of Performance Goals or a combination thereof, (ii) whether the exercise price for an Option shall be paid in cash, with Shares, with any combination of cash and Shares, or with other legal consideration that the Committee may deem appropriate and to the extent permitted by applicable law, (iii) the methods of payment, which may include payment through cashless and net exercise arrangements, to the extent permitted by applicable law and (iv) the methods by which, or the time or times at which, Shares will be delivered or deemed to be delivered to Participants upon the exercise of such Option. Payment of the exercise price shall in all events be made within three days after the date of exercise of an Option. With respect to any Participant who is subject to Section 16 of the Exchange Act, such Participant may direct the Company to reduce the number of Shares that would otherwise be deliverable upon the exercise of his or her Option by the number of Shares having a Fair Market Value on the date of exercise equal to the exercise price of the portion of the Option then being exercised.

(d) Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and except as otherwise provided in Section 7.2 hereof, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries, the unvested portion of such Participant’s Options shall cease to vest and shall be forfeited (with no compensation due to the Participant) and the vested portion of such Participant’s Options shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period of (i) 90 days in the event of a termination by the Company or a Subsidiary without Cause, (ii) one year in the event of a termination due to death or Disability and (iii) 90 days in the event of the Participant’s resignation; provided, however, that in no event shall any Option be exercisable after its stated term has expired. Upon a termination of a Participant’s employment or other service by the Company or a Subsidiary for Cause, all of such Participant’s Options, including those that are vested, shall be immediately forfeited (with no compensation due to the Participant).

(e) Incentive Stock Options.    Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a “disqualifying disposition” (as defined in Section 421(b) of the Code) of any Shares acquired pursuant to the exercise of such Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of any period during which a disqualifying disposition could occur, subject to complying with any instructions from such Participant as to the sale of such Shares. The aggregate Fair Market Value, determined as of the grant date, for Awards granted under the Plan (or any other stock or share option plan required to be taken into account under Section 422(d) of the Code) that are intended to be Incentive Stock Options which are first exercisable by the Participant during any calendar year shall not exceed $100,000. To the extent an Award purporting to be an Incentive Stock Option exceeds the limitation in the previous sentence or does not otherwise qualify as an Incentive Stock Option, the portion of the Award in excess of such limit or that does not so qualify shall be a Non-Qualified Option.

(f) No Dividend Equivalent Rights.    No Participant shall be entitled to dividend equivalent rights or payments with respect to any Shares underlying the Participant’s Options.

6.2. Stock Appreciation Rights.    A SAR shall confer on the Participant a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the SAR as determined by the Committee, but which may never be less than the Fair Market Value of one Share on the grant date. No payment from the Participant shall be required to exercise a SAR. The grant of SARs shall be subject to the following terms and conditions:

(a) General.    Each Award Agreement with respect to a SAR shall specify the number of SARs granted, the grant price of the SAR, the time or times at which the SAR may be exercised in whole or in part (including without limitation vesting upon the passage of time, the attainment of Performance Goals, or a combination thereof), the method of exercise, the method of settlement (in cash, Shares or a combination thereof), the method by which Shares will be delivered or deemed to be delivered to Participants (if applicable) and any other terms and conditions of the SAR.

(b) Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and except as otherwise provided in Section 7.2 hereof, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries, the unvested portion of such Participant’s SARs shall cease to vest and shall be forfeited (with no compensation due to the Participant) and the vested portion of such Participant’s SARs shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period of (i) 90 days in the event of a termination by the Company or a Subsidiary without Cause, (ii) one year in the event of a termination due to death or Disability and (iii) 90 days in the event of the Participant’s resignation; provided, however, that in no event shall any SAR be exercisable after its stated term has expired. Upon a termination of a Participant’s employment or other service by the Company or a Subsidiary for Cause, all of such Participant’s SARs, including those that are vested, shall be immediately forfeited (with no compensation due to the Participant).

(c) Term.    The term of a SAR shall be specified in the Award Agreement, but shall in no event be greater than ten years from the grant date.

(d) No Dividend Equivalent Rights.    No Participant shall be entitled to dividend equivalent rights or payments with respect to any Shares underlying the Participant’s SARs.

6.3. Restricted Stock.    An Award of Restricted Stock is a grant by the Company of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events during the Restriction Period. An Award of Restricted Stock shall be subject to the following terms and conditions:

(a) General.    Each Award Agreement with respect to Restricted Stock shall specify the duration of the Restriction Period and/or each installment thereof, the conditions under which the Restricted Stock may be forfeited to the Company, and the amount, if any, the Participant must pay to receive the Restricted Stock. Such restrictions shall include a vesting schedule based upon the passage of time.

(b) Transferability.    During the Restriction Period, the transferability of Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed in the applicable Award Agreement. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee.

(c) Stockholder Rights.    Unless otherwise provided in the applicable Award Agreement, during the Restriction Period the Participant shall have all the rights of a stockholder with respect to Restricted Stock, including, without limitation, the right to receive dividends thereon (whether in cash or Shares) and to vote such Shares of Restricted Stock in accordance with the Company’s by-laws. Unless otherwise provided in the applicable Award Agreement, dividends paid with respect to Restricted Stock shall be subject to the same restrictions as the underlying Restricted Stock and the Company shall withhold any cash dividends paid on Restricted Stock until the restrictions applicable to such Restricted Stock have lapsed.

(d) Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and except as otherwise provided in Section 7.2 hereof, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries for any reason, the unvested portion of each Award of Restricted Stock granted to such Participant shall be forfeited with no compensation due the Participant.

(e) Additional Matters.    Upon the Award of Restricted Stock, the Committee may direct the number of Shares subject to such Award be issued to the Participant or placed in a restricted stock account (including without limitation an electronic account) with the transfer agent and in either case designating the Participant as the registered owner. The certificate(s), if any, representing such Shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and, if issued to the Participant, returned to the Company to be held in escrow during the Restriction Period. In all cases, the Participant shall sign a stock power or share transfer form (as appropriate) endorsed in blank to the Company to be held in escrow during the Restriction Period.

6.4. Restricted Stock Units.    Restricted Stock Units are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan. Restricted Stock Units do not constitute Shares and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The right of any Participant with respect to an Award of Restricted Stock Units shall be no greater than the right of any unsecured general creditor of the Company. The grant of Restricted Stock Units shall be subject to the following terms and conditions:

(a) Restriction Period.    Each Award Agreement with respect to Restricted Stock Units shall specify the duration of the Restriction Period, and/or each installment thereof, and the conditions under which the Restricted Stock Units may be forfeited to the Company. Such restrictions shall include a vesting schedule based upon the passage of time.

(b) Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and except as otherwise provided in Section 7.2 hereof, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries for any reason, the unvested portion of each Award of Restricted Stock Units credited to such Participant shall be forfeited with no compensation due the Participant.

(c) Settlement.    Unless otherwise provided in an Award Agreement, subject to the Participant’s continued employment or other service with the Company or a Subsidiary from the grant date through the expiration of the Restriction Period (or applicable portion thereof), the vested portion of an Award of Restricted Stock Units shall be settled within 60 days after the expiration of the Restriction Period (or applicable portion thereof).

(d) Stockholder Rights.    Nothing contained in the Plan shall be construed to give any Participant rights as a stockholder with respect to an Award of Restricted Stock Units (including, without limitation, any voting, dividend or derivative or other similar rights). Notwithstanding the foregoing, the Committee may provide in an Award Agreement that amounts equal to any dividends declared during the Restriction Period on the Shares underlying an Award of Restricted Stock Units will be credited to the Participant’s account and settled at the same time (and subject to the same forfeiture restrictions) as the Restricted Stock Units to which such dividend equivalents relate (with the number of Shares released in payment of such dividend equivalents to equal the amount of dividend equivalents then being settled, divided by the Fair Market Value of one Share on the settlement date of such dividend equivalents).

6.5. Performance Stock.    An Award of Performance Stock is a grant by the Company of a specified number of Shares to the Participant, which Shares are conditional on the achievement of Performance Goals during the Performance Period and subject to forfeiture upon the occurrence of specified events during the Restriction Period. An Award of Performance Stock shall be subject to the following terms and conditions:

(a) General.    Each Award Agreement with respect to Performance Stock shall specify the duration of the Performance Period and the Restriction Period and/or each installment thereof, the Performance Goals applicable to the Performance Stock and the conditions under which the Performance Stock may be forfeited to the Company, and the amount, if any, the Participant must pay to receive the Performance Stock. Such restrictions shall include a vesting schedule based on the attainment of one or more Performance Goals.

(b) Transferability.    During the Restriction Period, the transferability of Performance Stock shall be prohibited or restricted in the manner and to the extent prescribed in the applicable Award Agreement. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Performance Stock to a continuing substantial risk of forfeiture in the hands of any transferee.

(c) Stockholder Rights.    Unless otherwise provided in the applicable Award Agreement, during the Restriction Period the Participant shall have all the rights of a stockholder with respect to Performance Stock, including, without limitation, the right to receive dividends thereon (whether in cash or Shares), but only to the extent that Performance Stock vests based on the achievement of Performance Goals, and to vote such Shares of

Performance Stock in accordance with the Company’s by-laws. Unless otherwise provided in the applicable Award Agreement, dividends paid with respect to Performance Stock shall be subject to the same restrictions (and Performance Goals) as the underlying Performance Stock and the Company shall withhold any cash dividends paid on Performance Stock until the Performance Goals are achieved and restrictions applicable to such Performance Stock have lapsed.

(d) Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and except as otherwise provided in Section 7.2 hereof, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries for any reason, the unvested portion of each Award of Performance Stock granted to such Participant shall be forfeited with no compensation due the Participant.

6.6. Performance Stock Units.    Performance Stock Units are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan. Performance Stock Units do not constitute Shares and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The right of any Participant with respect to an Award of Performance Stock Units shall be no greater than the right of any unsecured general creditor of the Company. The grant of Performance Stock Units shall be subject to the following terms and conditions:

(a) Restriction Period.    Each Award Agreement with respect to Performance Stock Units shall specify the duration of the Performance Period and the Restriction Period, and/or each installment thereof, the Performance Goals applicable to the Performance Stock Units and the conditions under which the Performance Stock Units may be forfeited to the Company. Such restrictions shall include a vesting schedule based on the attainment of one or more Performance Goals.

(b) Termination of Employment or Other Service.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and except as otherwise provided in Section 7.2 hereof, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries for any reason, the unvested portion of each Award of Performance Stock Units credited to such Participant shall be forfeited with no compensation due the Participant.

(c) Settlement.    Unless otherwise provided in an Award Agreement, subject to the Participant’s continued employment or other service with the Company or a Subsidiary from the grant date through the expiration of the Restriction Period (or applicable portion thereof), the vested portion of an Award of Performance Stock Units shall be settled within 60 days after the expiration of the Restriction Period (or applicable portion thereof).

(d) Stockholder Rights.    Nothing contained in the Plan shall be construed to give any Participant rights as a stockholder with respect to an Award of Performance Stock Units (including, without limitation, any voting, dividend or derivative or other similar rights). Notwithstanding the foregoing, the Committee may provide in an Award Agreement that amounts equal to any dividends declared during the Restriction Period on the Shares underlying an Award of Performance Stock Units will be credited to the Participant’s account and settled at the same time (and subject to the same forfeiture restrictions and Performance Goals) as the Performance Stock Units to which such dividend equivalents relate (with the number of Shares released in payment of such dividend equivalents to equal the amount of dividend equivalents then being settled, divided by the Fair Market Value of one Share on the settlement date of such dividend equivalents).

6.7. Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants any type of Award (in addition to those Awards provided in Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6 hereof) that is payable in, or valued in whole or in part by reference to, Shares, and that is deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, fully vested Shares and dividend equivalents.

Section 7. Change in Control.

7.1. General.    Unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, a Change in Control shall not, in and of itself, accelerate the vesting, settlement or exercisability of outstanding Awards. Notwithstanding the foregoing and unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, if (i) the successor corporation or company (or its direct or indirect parent) does not agree to assume an outstanding Award or does not agree to substitute or replace such Award with an award involving the ordinary equity securities of such successor corporation (or its direct or indirect parent) on terms and conditions necessary to preserve the rights of the applicable Participant with respect to such Award, (ii) the securities of the Company or the successor corporation or company (or its direct or indirect parent) will not be publicly traded on a U.S. securities exchange immediately following such Change in Control or (iii) the Change in Control is not approved by a majority of the Incumbent Directors immediately prior to such Change in Control, then, in each case, the Committee, in its sole discretion, may take one or more of the following actions with respect to all, some or any such Awards:

(a) accelerate the vesting (and, if applicable, exercisability) of such Awards such that the Awards become fully vested (and, if applicable, exercisable) effective immediately prior to such Change in Control;

(b) with respect to any Awards that do not constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code, accelerate the settlement of such Awards upon such Change in Control;

(c) with respect to Awards that constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code, terminate all such Awards and settle all such Awards for a cash payment equal to the Fair Market Value of the Shares underlying such Awards less the amount the Participant is required to pay for such Shares, if any, provided that (I) such Change in Control satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v), (vi) or (vii) and (II) all other arrangements that would be aggregated with such Awards under Section 409A of the Code are terminated and liquidated within 30 days before or 12 months after such Change in Control;

(d) cancel outstanding Options or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Shares underlying the unexercised portion of the Option or SAR as of the date of the Change in Control over the exercise price or grant price, as the case may be, of such portion, provided that any Option or SAR with a per Share exercise price or grant price, as the case may be, that equals or exceeds the Fair Market Value of one Share on the date of the Change in Control shall be cancelled with no payment due to the Participant; or

(e) take such other actions as the Committee deems appropriate.

If any action is taken with respect to any Award under items (a) through (e) of this Section 7.1 and such Award is subject to Performance Goals, such Performance Goals shall be deemed satisfied based on the actual level of achievement of the applicable Performance Goals through the date of the Change in Control or, if determined by the Committee in its sole discretion prior to such Change in Control, using the applicable target level of achievement rather than such actual level of achievement. The judgment of the Committee with respect to any matter referred to in this Section shall be conclusive and binding upon each Participant without the need for any amendment to the Plan or any Award Agreement. Notwithstanding the foregoing, no Award that constitutes “non-qualified deferred compensation” (within the meaning of Section 409A of the Code) shall be payable upon the occurrence of a Change in Control unless such Change in Control satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5).

7.2. Termination Following a Change in Control.    Notwithstanding anything contained in the Plan to the contrary, unless otherwise provided in an Award Agreement or an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, or as otherwise may be determined by the Committee prior to a Change in Control, in the event that Awards are assumed in connection with a Change in Control or are substituted with new awards, in either case, pursuant to Section 7.1 above, and a Participant’s employment or other service with the Company and its Subsidiaries is terminated by the Company or a Subsidiary without Cause or due to Disability or as the result of the Participant’s death, in any case, within 24 months following a Change in Control, (i) the unvested portion of such Participant’s Awards (including without limitation any awards received in substitution of an Award) shall vest in full (with any applicable Performance Goals being deemed to have been achieved at target or, if greater, actual levels of performance), (ii) Awards of Options and SARs (including without limitation options and stock or share appreciation rights received in substitution of an Award) shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period of one-year thereafter (but not beyond the stated term of such Option or SAR), (iii) all Restricted Stock Units and Performance Stock Units (including without limitation restricted stock units and performance stock units received in substitution of an Award) shall be settled within 30 days after such termination and (iv) all Other Stock-Based Awards (including without limitation any received in substitution of an Award) shall be settled within 30 days after such termination; provided, however, that with respect to clauses (iii) and (iv), if settlement of such Awards on the date described in this Section 7.2 would violate Section 409A of the Code, then such Award instead shall be settled in full at the time it otherwise would have been settled in connection with a termination of employment or service without Cause or due to death or Disability, as applicable. At any time prior to a Change in Control, the Committee may choose to not apply this Section 7.2 with respect to all or any Awards.

Section 8. Adjustments upon Changes in Capitalization.

8.1. In order to prevent dilution or enlargement of the rights of Participants under the Plan as a result of any share dividend, recapitalization, forward share split or reverse share split, reorganization, division, merger, consolidation, amalgamation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar or analogous corporate transaction or event that affects the Shares, the Committee shall adjust (i) the number and kind of Shares which may thereafter be issued in connection with Awards, (ii) the number and kind of Shares issuable with respect to outstanding Awards, (iii) the aggregate number and kind of Shares available under the Plan (including without limitation any of the specific limitations under Section 5 hereof), and (iv) the exercise or grant price relating to any Award. Any such adjustment shall be made in an equitable manner which reflects the effect of such transaction or event. It is provided, however, that in the case of any such transaction or event, the Committee may make any additional adjustments to the items in (i) through (iv) above which it deems appropriate in the circumstances, or make provision for a cash payment with respect to any outstanding Award; and it is provided, further, that no adjustment shall be made under this Section that would adversely affect the exemption of any Qualified Performance-Based Award under Section 162(m) of the Code.

8.2. In addition to the adjustments described in Section 8.1 above, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including without limitation any Performance Goals, in recognition of unusual or nonrecurring events affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles (including, without limitation, (i) asset write-downs; (ii) significant litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; (iv) any reorganization and/or restructuring programs or change in the corporate structure or capital structure of the Company or a Subsidiary; (e) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year or period; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in the Company’s fiscal year).

Section 9. Termination and Amendment.

9.1. Changes to the Plan and Awards.    The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s stockholders or Participants, except that any such amendment, alteration, suspension, discontinuation or termination shall be subject to the approval of the Company’s stockholders if (i) such action would increase the number of Shares subject to the Plan (other than in connection with adjustments under Section 8.1), (ii) such action would decrease the price at which Awards may be granted, (iii) such action results in the repricing, replacement or cash buyout or repurchase of any Option, SAR or other Award, or (iv) such stockholder approval is required by any applicable federal, state or foreign law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit such other changes to the Plan to the Company’s stockholders for approval; provided, however, that except as provided in Section 18, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any outstanding Award unless such amendment, alteration, suspension, discontinuation or termination is required by law, the rules of any applicable securities exchange or is necessary to ensure a deduction under Section 162(m) of the Code.

9.2. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that except as provided in Section 18 (regarding compliance with Section 409A of the Code), without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award unless such amendment, alteration, suspension, discontinuation or termination is required by law, the rules of any applicable securities exchange or is necessary to ensure a deduction under Section 162(m) of the Code.

9.3. Notwithstanding anything in Section 8 or this Section 9 to the contrary, any Performance Goal applicable to an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee’s assessment of the Company’s strategy, performance of comparable companies, and other circumstances, provided that with respect to a Qualified Performance-Based Award, such adjustment is permitted under Section 162(m) of the Code.

9.4. No Repricing.    Notwithstanding anything in the Plan or an Award Agreement to the contrary, no Award may be repriced, replaced or regranted through cancellation, nor may any underwater option or underwater SAR be repurchased for cash, in any case, without the approval of the stockholders of the Company, provided that nothing herein shall prevent the Committee from taking any action provided for in Sections 7 and 8.

Section 10. No Right to Award, Employment or Service.    No Employee, Consultant or Non-Employee Director shall have any claim to be granted any Award under the Plan, and there is no obligation that the terms of Awards be uniform or consistent among Participants. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Subsidiary. For purposes of the Plan, a transfer of employment or service between the Company and its Subsidiaries shall not be deemed a termination of employment or service; provided, however, that individuals employed by, or otherwise providing services to, an entity that ceases to be a Subsidiary shall be deemed to have incurred a termination of employment or service, as the case may be, as of the date such entity ceases to be a Subsidiary unless such individual becomes an employee of, or service provider to, the Company or another Subsidiary as of the date of such cessation. A change in status from Employee to Consultant shall be deemed to be a termination of employment, unless otherwise determined by the Committee. The Committee may adopt rules and make determinations on how a leave of absence will impact an Award, including, without limitation, tolling the vesting schedule or treating such leave of absence as a termination of employment or other service.

Section 11. Taxes.    Each Participant must make appropriate arrangement for the payment of any taxes relating to an Award. The Company or any Subsidiary is authorized to withhold from any payment relating to an Award, including without limitation from a distribution of Shares, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award (including without limitation withholding from any payroll or other payment due to a Participant). This authority shall include the ability to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. With respect to any Participant who is subject to Section 16 of the Exchange Act, such Participant may direct the Company to reduce the number of Shares that would otherwise be deliverable upon the exercise, settlement or vesting of his or her Awards having a Fair Market Value on the date of exercise, settlement or vesting (as the case may be) equal to the withholding due in connection with such exercise, settlement or vesting (as the case may be). Withholding of taxes in the form of Shares with respect to an Award shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.

Section 12. Limits on Transferability; Beneficiaries.    No Award or other right or interest of a Participant under the Plan shall be (i) pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or (ii) assigned or transferred by such Participant other than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or (with respect to Awards other than Incentive Stock Options) his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Non-Qualified Options, SARs, Performance Stock and Restricted Stock be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners (any vesting conditions shall be unaffected by such transfer). The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a Person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

Section 13. Foreign Nationals.    Without amending the Plan, Awards may be granted to Employees, Consultants and Non-Employee Directors who are foreign nationals or are employed or providing services outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan. Moreover, the Committee may approve such supplements to, or sub-plans, amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, sub-plans, amendments, restatements or alternative versions shall include any provisions that are prohibited by the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such prohibition without further approval by the stockholders of the Company.

Section 14. Securities Law Requirements.

14.1. No Shares may be issued hereunder if the Company shall at any time determine that to do so would (i) violate the listing requirements of an applicable securities or stock exchange, or adversely affect the registration or qualification of the Company’s Shares under any state or federal law, or (ii) require the consent or approval of any regulatory or supervising body or stockholders. In any of the events referred to in clause (i) or clause (ii) above, the issuance of such Shares shall be suspended and shall not be effective unless and until such listing, registration, qualifications, consents or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when issuance has been suspended (provided, however, that if permitted under Section 409A of the Code, the Committee may toll the expiration date of an Award such that it will not terminate during any such period of suspension).

14.2. The Committee may require, as a condition to the issuance of Shares hereunder, representations, warranties and agreements to the effect that such Shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such Shares, and that the Participant will not dispose of such Shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act and the rules and regulations thereunder.

Section 15. Termination.    Unless earlier terminated, the Plan shall terminate with respect to the grant of new Awards on the 10-year anniversary of the Effective Date and no Awards under the Plan shall thereafter be granted; provided, however, that no such termination shall adversely impact Awards that were granted prior to such termination.

Section 16. Fractional Shares.    The Company will not be required to issue any fractional Shares pursuant to the Plan. The Committee may provide for the elimination of fractions and settlement of such fractional Shares in cash, in its sole discretion.

Section 17. Discretion.    In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any Employee, any Consultant, any Non-Employee Director, the Company, any Subsidiary, any affiliate, any stockholder or any other Person.

Section 18. Section 409A.    The Plan and all Awards are intended to comply with, or be exempt from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event any Award is subject to Section 409A of the Code, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Award, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee to (i) exempt the Plan and/or any Award from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of any such Award or (iii) comply with the requirements of Section 409A of the Code. In the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code, and a payment or benefit provided for under the Plan would be subject to additional tax under Section 409A of the Code if such payment or benefit is paid within six (6) months after such Participant’s separation from service (within the meaning of Section 409A of the Code), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Section 409A of the Code shall instead be paid to the Participant in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following the month in which such Participant’s separation from service occurs or (ii) the tenth business day following such Participant’s death (but not earlier than if such delay had not applied). A Participant’s right to receive any installment payments under an Award Agreement, including without limitation as the result of any deferral of an Award in accordance with Section 409A of the Code, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code. Notwithstanding anything contained in the Plan or in an Award Agreement to the contrary, neither the Company, any member of the Committee nor any Subsidiary shall have any liability or obligation to any Participant or any other Person for taxes, interest, penalties or fines (including without limitation any of the foregoing resulting from the failure of any Award granted hereunder to comply with, or be exempt from, Section 409A of the Code). Any Award that is to be settled or paid upon a termination of employment or service and that constitutes “non-qualified deferred compensation” under Section 409A of the Code shall not be paid or settled unless such termination of employment or service constitutes a “separation from service” within the meaning of Section 409A of the Code.

Section 19. Governing Law.    The validity and construction of the Plan and any Award Agreements entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

Section 20. Recoupment/Share Ownership.    Any Award, and all Shares acquired thereunder, shall be subject to mandatory repayment and clawback pursuant to the terms of the Company’s corporate governance guidelines and the clawback policy of the Company or any Subsidiary, as in effect from time to time, and as may otherwise be required by law or the rules of any applicable securities exchange. Additional recoupment and clawback policies may be provided in the Participant’s Award Agreement. In addition, all Awards, and all Shares acquired thereunder, shall be subject to the holding periods set forth in the Company’s stock ownership guidelines, as in effect from time to time.

Section 21. Effective Date.    The Plan shall become effective upon the Effective Date, and no Award shall become exercisable, realizable or vested prior to the Effective Date.

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ANNUAL MEETING OF STOCKHOLDERS OF

HFF, INC.

May 26, 2016

Proxy Voting Instructions

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 26, 2016: The Proxy Statement and Proxy Card relating to the Annual Meeting of Stockholders and Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=205281&p=proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

ITEM 1. ELECTION OF DIRECTORS	NOMINEES:

☐ FOR ALL NOMINEES	☐ Deborah H. McAneny

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Steven E. Wheeler

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

ITEM 2. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

FOR	AGAINST	ABSTAIN
☐	☐	☐

ITEM 3. VOTE TO APPROVE THE HFF, INC. 2016 EQUITY INCENTIVE PLAN

FOR	AGAINST	ABSTAIN
☐	☐	☐

ITEM 4. RATIFICATION OF INDEPENDENT, REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

FOR	AGAINST	ABSTAIN
☐	☐	☐

ITEM 5. OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4, AND WILL GRANT DISCRETIONARY AUTHORITY IN OTHER MATTERS.

NOTE: PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS ON THIS PROXY. When shares are held jointly, each holder should sign. When signing as executor, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature of Stockholder	Date

Signature of Stockholder	Date

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

HFF, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 26, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of common stock of HFF, Inc., a Delaware corporation, hereby appoints Mark D. Gibson, Gregory R. Conley and Nancy O. Goodson with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of common stock of HFF, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at One Victory Park, 2323 Victory Avenue, 5th Floor, Dallas, TX 75219 on May 26, 2016 at 8:00 a.m. (Central Daylight Time), and at any and all adjournments and postponements thereof, as follows:

SEE REVERSE SIDE

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)